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                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ] CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY
                                                  (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12.

                               PURINA MILLS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[ ]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

                           [PURINA MILLS, INC. LOGO]

                             1401 SOUTH HANLEY ROAD
                           ST. LOUIS, MISSOURI 63144
                           TELEPHONE: (314) 768-4100
                                                                  AUGUST 2, 2001

Dear Stockholder:

     You are cordially invited to attend a special meeting of the stockholders of Purina Mills, Inc., which will be held on September 5, 2001, at 11 a.m. CDT, at our corporate headquarters located at 1401 South Hanley Road, St. Louis, Missouri.

     At this meeting, you will vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of June 17, 2001, among Land O'Lakes, Inc., LOL Holdings II, Inc., LOL Holdings III, Inc., and Purina Mills, including the merger in accordance with the merger agreement, pursuant to which LOL Holdings III will be merged with and into Purina Mills, with Purina Mills continuing as the surviving corporation and becoming an indirect wholly owned subsidiary of Land O'Lakes.

     Pursuant to the merger agreement, each share of Purina Mills common stock issued and outstanding at the effective time of the merger, other than shares held by Land O'Lakes, any direct or indirect subsidiary of Land O'Lakes or Purina Mills, and stockholders, if any, who properly exercise their appraisal rights under Delaware Law, will be converted into the right to receive $23.00 per share in cash (prorated for fractional shares), without interest. Consummation of the merger is subject to various conditions, including adoption of the merger agreement and the merger by the affirmative vote of the holders of a majority of the outstanding shares of Purina Mills common stock. The merger agreement and the merger are more fully described in the accompanying proxy statement.

     Your board of directors has diligently reviewed and considered the terms and conditions of the merger agreement, has determined that the merger agreement and the merger are advisable and in the best interests of Purina Mills and its stockholders and has approved the merger agreement and the merger. In addition, Goldman, Sachs & Co. has rendered its opinion to the effect that, as of June 17, 2001, the $23.00 per share in cash to be received by the holders of shares of Purina Mills common stock pursuant to the merger agreement is fair from a financial point of view to these holders.

     THE PURINA MILLS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

     Please read the enclosed information carefully before completing and returning your proxy card. If you are a registered stockholder (that is, you hold stock certificates registered in your own name) you may also vote your shares by telephone by following the instructions on the proxy card. Returning your proxy card or granting your proxy by telephone as soon as possible will ensure your vote is counted at the meeting, whether or not you plan to attend. If you are a registered stockholder and do attend the special meeting, you may withdraw your proxy and vote in person if you wish. If you wish to vote in person at the meeting and hold your shares in your broker's or other record holder's name, you must contact the record holder and request a document called a "legal proxy." You must bring this legal proxy to the meeting in order to vote in person. YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

                                          Sincerely,

                                          Brad J. Kerbs
                                          President and Chief
                                          Executive Officer

                           [PURINA MILLS, INC. LOGO]

                             1401 SOUTH HANLEY ROAD
                           ST. LOUIS, MISSOURI 63144
                           TELEPHONE: (314) 768-4100
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 5, 2001
                            ------------------------

To Our Stockholders:

     You are hereby notified that a special meeting of stockholders of Purina Mills, Inc., a Delaware corporation, will be held on September 5, 2001, at 11 a.m. CDT, at our corporate headquarters located at 1401 South Hanley Road, St. Louis, Missouri for the following purposes:

     - to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 17, 2001, among Purina Mills, Inc., Land O'Lakes, Inc., a Minnesota cooperative corporation, LOL Holdings II, Inc., a Delaware corporation and a wholly owned subsidiary of Land O'Lakes, Inc., and LOL Holdings III, Inc., a Delaware corporation and a wholly owned subsidiary of LOL Holdings II, including the merger in accordance with the merger agreement, pursuant to which:

       -- LOL Holdings III will be merged with and into Purina Mills, with Purina Mills continuing as the surviving corporation and becoming an indirect wholly owned subsidiary of Land O'Lakes; and

       -- each share of Purina Mills common stock issued and outstanding at the effective time of the merger, other than shares held by Land O'Lakes, any direct or indirect subsidiary of Land O'Lakes or Purina Mills, and stockholders, if any, who properly exercise their appraisal rights under Delaware law, will be converted into the right to receive $23.00 per share in cash (prorated for fractional shares), without interest; and

     - any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

     The record of stockholders entitled to notice and to vote at the meeting was taken as of the close of business on July 30, 2001.

     Holders of shares of Purina Mills common stock who do not vote in favor of adopting the merger agreement and the merger and who comply with the applicable statutory procedures of Section 262 of the Delaware General Corporation Law will be entitled to appraisal rights. A summary of the provisions of Section 262, including a summary of the requirements with which holders must comply in order to assert appraisal rights, is set forth in the accompanying proxy statement under the heading "The Merger -- Appraisal Rights." The entire text of Section 262 is attached as Annex C to the accompanying proxy statement.

     The accompanying proxy statement describes the merger agreement, the proposed merger and various actions to be taken in connection with the merger. WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. ACCORDINGLY, IF YOU ARE A REGISTERED STOCKHOLDER (THAT IS, YOU HOLD STOCK CERTIFICATES REGISTERED IN YOUR OWN NAME), PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ARE A REGISTERED STOCKHOLDER, YOU MAY ALSO VOTE YOUR SHARES BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. IF YOU WISH TO VOTE IN PERSON AT THE MEETING AND HOLD YOUR SHARES IN YOUR BROKER'S OR OTHER RECORD HOLDER'S NAME, YOU MUST CONTACT THE RECORD HOLDER AND REQUEST A DOCUMENT CALLED A "LEGAL PROXY." YOU MUST BRING THIS LEGAL PROXY TO THE MEETING IN ORDER TO VOTE IN PERSON.

     YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE THE PROXY HAS BEEN VOTED AT THE SPECIAL MEETING. Executed proxies with no instructions will be voted "FOR" adoption of the merger agreement and the merger.

     PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR CERTIFICATES.

                                          Darrell D. Swank
                                          Executive Vice President, Chief
                                          Financial Officer
                                          and Secretary
St. Louis, Missouri
August 2, 2001

                               PURINA MILLS, INC.
                             1401 SOUTH HANLEY ROAD
                           ST. LOUIS, MISSOURI 63144
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                     FOR A SPECIAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 5, 2001

     We are furnishing this proxy statement to the stockholders of Purina Mills, Inc., a Delaware corporation, in connection with the solicitation of proxies by and on behalf of the board of directors of Purina Mills for use at a special meeting of stockholders to be held at 11 a.m. CDT, on September 5, 2001, at our corporate headquarters located at 1401 South Hanley Road, St. Louis, Missouri, and at any adjournments or postponements of the special meeting.

     This proxy statement and the accompanying notice, proxy card and letter to the Purina Mills stockholders are first being mailed on or about August 6, 2001, to holders of shares of Purina Mills common stock entitled to receive notice of, and to vote at, the special meeting.

     At the special meeting, holders of shares of Purina Mills common stock will be asked to consider and vote upon the following:

     - a proposal to adopt the Agreement and Plan of Merger, dated as of June 17, 2001, by and among Purina Mills, Inc., Land O'Lakes, Inc., LOL Holdings II, Inc., and LOL Holdings III, Inc., including the merger pursuant to the merger agreement, pursuant to which:

       -- LOL Holdings III will be merged with and into Purina Mills, with Purina Mills continuing as the surviving corporation and becoming an indirect wholly owned subsidiary of Land O'Lakes; and

       -- each share of Purina Mills common stock issued and outstanding at the effective time of the merger, other than shares held by Land O'Lakes, any direct or indirect subsidiary of Land O'Lakes or Purina Mills, and stockholders, if any, who properly exercise their appraisal rights under Delaware law, will be converted into the right to receive $23.00 per share in cash (prorated for fractional shares), without interest; and

     - to transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

     Holders of shares of Purina Mills common stock who do not vote in favor of adopting the merger agreement and the merger and who comply with the applicable statutory procedures of Section 262 of the General Corporation Law of the State of Delaware will be entitled to appraisal rights. See "The Merger -- Appraisal Rights."

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

     All information contained in this proxy statement concerning Land O'Lakes, LOL Holdings II and LOL Holdings III has been supplied by them and has not been independently verified by Purina Mills. Except as otherwise indicated, we have supplied or prepared all other information contained in this proxy statement (or, as permitted by applicable rules and regulations of the Securities and Exchange Commission, incorporated by reference into this proxy statement).

              THE DATE OF THIS PROXY STATEMENT IS AUGUST 2, 2001.

                               TABLE OF CONTENTS

                                                                 PAGE
                                                                 ----
QUESTIONS AND ANSWERS ABOUT THE TRANSACTION.................          1
SUMMARY.....................................................          4
  The Companies.............................................          4
  Recommendation to Stockholders............................          4
  Opinion of Goldman, Sachs & Co............................          4
  Our Reasons for the Merger................................          4
  Financing of the Merger...................................          4
  Effects of the Merger; Merger Consideration...............          5
  The Special Meeting.......................................          5
  Voting at the Special Meeting.............................          5
  Appraisal Rights..........................................          5
  Security Ownership of Certain Beneficial Owners and                 6
     Management.............................................
  Interests of Officers and Directors in the Transaction....          6
  Conditions to the Merger..................................          7
  Regulatory Matters........................................          7
  Termination of the Merger Agreement.......................          7
  Payment of Termination Fees...............................          8
  Material Federal Income Tax Consequences..................          8
SUMMARY OF SELECTED FINANCIAL DATA..........................          9
FORWARD-LOOKING STATEMENTS..................................         10
THE SPECIAL MEETING.........................................         11
  General...................................................         11
  Matters to be Considered at the Special Meeting...........         11
  Record Date; Voting at the Special Meeting................         11
  Proxies, Revocation of Proxies............................         12
  Solicitation of Proxies...................................         13
THE MERGER..................................................         14
  Background of the Merger..................................         14
  Purina Mills' Reasons for the Merger; Recommendation of            16
     the Board of Directors.................................
  Effects of the Merger; Merger Consideration...............         18
  Opinion of Goldman, Sachs & Co............................         19
  Interests of Officers and Directors in the Merger.........         23
  Accounting Treatment......................................         27
  Regulatory Matters........................................         27
  Material Federal Income Tax Consequences..................         28
  Appraisal Rights..........................................         29
CERTAIN PROJECTIONS.........................................         32
MATERIAL PROVISIONS OF THE MERGER AGREEMENT.................         33
  General...................................................         33
  Merger Consideration......................................         33
  Treatment of Equity Plans, Convertible Promissory Notes            33
     and Employee Plans.....................................
  Representations and Warranties............................         34
  Covenants.................................................         35
  Additional Agreements.....................................         36
  Conditions Precedent......................................         38
  Termination, Termination Fees, Expense Reimbursement,              39
     Amendment and Waiver...................................

                                                                 PAGE
                                                                 ----
THE COMPANIES...............................................         41
  Purina Mills..............................................         41
  Land O'Lakes..............................................         41
  LOL Holdings II...........................................         41
  LOL Holdings III..........................................         41
MARKET PRICES OF COMMON STOCK...............................         42
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND                  43
  MANAGEMENT................................................
INDEPENDENT ACCOUNTANTS.....................................         46
STOCKHOLDER PROPOSALS.......................................         46
WHERE YOU CAN FIND MORE INFORMATION.........................         46
AGREEMENT AND PLAN OF MERGER................................    ANNEX A
OPINION OF GOLDMAN, SACHS & CO..............................    ANNEX B
SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW.........    ANNEX C

                  QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

Q: WHY ARE PURINA MILLS AND LAND O'LAKES PROPOSING THE MERGER?

A: For Purina Mills, the merger presents an opportunity for its stockholders to realize a significant premium over historical market prices for shares of Purina Mills common stock.

   For Land O'Lakes, the merger presents an opportunity to increase critical mass and economies of scale in the highly competitive and consolidating feed industry, which are vital to long-term success. Land O'Lakes and Purina Mills together will enjoy greater size and scale, a history of feed industry success, and proven reputations for outstanding dealer and customer service. In addition, the merger will provide Land O'Lakes with:

   - considerable cost savings in such areas as administration, purchasing, production and transportation;

   - an expanded product line and improved product mix;

   - enhanced ability to develop new products and services; and

   - additional geographic reach.

Q: WHAT DO I NEED TO DO NOW?

A: If you are a registered stockholder (that is, you hold stock certificates registered in your own name), complete, date, sign and return your proxy card in the enclosed return envelope or vote your shares by telephone by following the instructions on the proxy card as soon as possible so that your shares may be represented at the special meeting.

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A: Send in a later-dated, signed proxy card to the Secretary of Purina Mills before the special meeting or attend the special meeting in person, provide notice of revocation of your proxy to the Secretary of Purina Mills and vote. If you instruct a broker or other record holder to vote your shares, you must follow directions received from your broker or record holder to change those instructions.

Q: IF MY SHARES OF PURINA MILLS COMMON STOCK ARE HELD IN "STREET NAME" BY MY
   BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares of Purina Mills common stock only if you provide instructions on how to vote. Your broker will contact you regarding the procedures necessary for him or her to vote your shares. Please tell your broker how you would like him or her to vote your shares. IF YOU DO NOT TELL YOUR BROKER HOW TO VOTE, YOUR SHARES WILL NOT BE VOTED BY YOUR BROKER, WHICH WILL HAVE THE EFFECT OF A VOTE AGAINST THE MERGER AGREEMENT AND THE MERGER. If you instruct a broker to vote your shares, you must follow directions received from your broker to change those instructions. If you wish to vote in person at the meeting and hold your shares in your broker's or other record holder's name, you must contact the record holder and request a document called a "legal proxy." You must bring this legal proxy to the meeting in order to vote in person.

Q: WHEN AND WHERE IS THE SPECIAL MEETING?

A: The special meeting will be held on September 5, 2001 at 11 a.m. CDT, at our corporate headquarters located at 1401 South Hanley Road, St. Louis, Missouri.

Q: WHAT IS THE EFFECT IF I DO NOT VOTE?

A: If you do not submit a proxy card, grant a proxy by telephone or vote in person at the special meeting or if you abstain from voting, it will have the effect of a vote against the merger agreement and the merger.

Q: WHO CAN VOTE AT THE SPECIAL MEETING?

A: Holders of shares of Purina Mills common stock at the close of business on July 30, 2001 may vote at the special meeting.

Q: PLEASE EXPLAIN WHAT I WILL RECEIVE IN THE MERGER.

A: If the merger is completed, you will receive $23.00 in cash (prorated for fractional shares), without interest, for each share of Purina Mills common stock you own.

Q: WHAT VOTE IS REQUIRED?

A: The merger agreement and the merger must be approved by holders of a majority of the shares of Purina Mills common stock outstanding on July 30, 2001, the record date.

Q: DO I HAVE APPRAISAL RIGHTS?

A: Under Delaware law, you are entitled to appraisal rights. If you do not vote in favor of the merger agreement and the merger and you properly elect to exercise your appraisal rights as described under "The Merger -- Appraisal Rights" and in Annex C, you may receive the court determined "fair value" of your shares of Purina Mills common stock. The fair value could be equal to, less than or more than $23.00 per share.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the merger as quickly as possible. We hope to complete the merger during September 2001.

Q: HOW DO I GET PAID FOR MY SHARES OF PURINA MILLS COMMON STOCK?

A: If the merger agreement and the merger are approved and the merger is consummated, you will be mailed instructions, which will explain how to exchange your stock certificates for the merger consideration.

Q: WHAT ARE THE TAX CONSEQUENCES TO STOCKHOLDERS OF THE MERGER?

A: The merger will be taxable to you, and you will recognize a gain or loss in an amount equal to the difference between the adjusted tax basis of your shares and the amount of cash you receive in the merger.

                      WHO CAN HELP ANSWER YOUR QUESTIONS?

     If you would like additional copies of this proxy statement or proxy card or have questions about the special meeting, where to send your proxy card or other aspects of your vote, you should contact:

                               Morrow & Co., Inc.
                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                           Telephone: (800) 566-9061

     If you have additional questions about the merger, you should contact:

                               Purina Mills, Inc.
                             1401 South Hanley Road
                           St. Louis, Missouri 63144
                          Attention: Darrell D. Swank,
               Executive Vice President, Chief Financial Officer
                                 and Secretary
                           Telephone: (314) 768-4100

                                    SUMMARY

     This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the proposal fully and for a more complete description of the legal terms of the merger, you should carefully read this entire document, including the documents we have referred you to and the Annexes. We have included page references parenthetically to direct you to a more complete description of each topic presented in this summary. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the transaction.

                            THE COMPANIES (PAGE 41)

     Purina Mills is a leading producer of animal nutrition products. Headquartered in St. Louis, Missouri, the company has approximately 2,300 employees and a nationwide network of production facilities. Sales for 2000 were approximately $840,000,000.00. Land O'Lakes is a national food and agricultural cooperative headquartered in Arden Hills, Minnesota. Land O'Lakes is owned by and serves more than 7,000 producer-members and nearly 1,400 local community cooperatives. In 2000, Land O'Lakes' annual sales exceeded $5,600,000,000.00.

                    RECOMMENDATION TO STOCKHOLDERS (PAGE 16)

     Your board of directors has unanimously approved the merger agreement and the merger, believes that the merger agreement and the merger are advisable and in your best interest as a stockholder and unanimously recommends that you vote "FOR" adoption of the merger agreement and the merger.

                   OPINION OF GOLDMAN, SACHS & CO. (PAGE 19)

     In deciding to approve the transaction, your board of directors, among the numerous factors discussed below in "The Merger -- Purina Mills' Reasons for the Merger; Recommendation of the Board of Directors," considered the oral opinion of Goldman, Sachs & Co. to the effect that, as of June 17, 2001, the $23.00 in cash per share of Purina Mills common stock to be received by the holders of these shares pursuant to the merger agreement is fair from a financial point of view to these holders. That oral opinion was confirmed in writing by Goldman Sachs as of June 17, 2001 and is attached as Annex B to this proxy statement. We encourage you to read the entire opinion.

                      OUR REASONS FOR THE MERGER (PAGE 16)

     The merger consideration to be received by Purina Mills stockholders represents a significant premium over historical market prices for shares of Purina Mills common stock. The merger consideration is 123%, 149.2% and 145.1% higher than the average sale price of shares of Purina Mills common stock over the 30-day period, 180-day period and 257-day period (the period of days since shares of Purina Mills common stock began trading) ending April 27, 2001 (the last trading day preceding a period of uncharacteristic increases in the trading volume of shares of Purina Mills common stock), respectively. The merger consideration is also 32.6% higher than the closing price per share on May 7, 2001, the last trading day before Purina Mills announced its receipt of an acquisition proposal.

                       FINANCING OF THE MERGER (PAGE 36)

     It is estimated that the merger consideration, including amounts paid in cancellation of stock options, stock appreciation rights and convertible notes, will equal $243,300,000.00. In connection with the merger, Purina Mills' and Land O'Lakes' debt will be refinanced in the estimated amounts of $120,000,000.00 and $645,400,000.00 respectively. The expenses associated with the consummation of the merger and the debt refinancings are estimated to be $29,000,000.00. The funds for these transactions are expected to come from three term loans and a revolving loan in the aggregate amount of $1,150,000,000.00. The proceeds from the term loans and the revolving loan may be used:

     - to consummate the merger and pay related fees and expenses;

     - to refinance existing indebtedness of Purina Mills;

     - to refinance or repay existing indebtedness of Land O'Lakes; and

     - after consummation of the merger, to fund general corporate purposes and working capital requirements of Land O'Lakes.

     Land O'Lakes has received a financing commitment letter from The Chase Manhattan Bank and J.P. Morgan Securities Inc. for this credit facility in the amount of $1,150,000,000.00. The financing commitment letter is subject to the satisfaction of various conditions that are typical of bank commitment letters of this nature.

             EFFECTS OF THE MERGER; MERGER CONSIDERATION (PAGE 18)

     Upon consummation of the merger, LOL Holdings III will be merged with and into Purina Mills, with Purina Mills continuing as the surviving corporation and becoming an indirect wholly owned subsidiary of Land O'Lakes. In addition, each share of Purina Mills common stock issued and outstanding at the date and time the merger becomes effective, other than shares held by Land O'Lakes, any direct or indirect subsidiary of Land O'Lakes or Purina Mills, and stockholders, if any, who properly exercise their appraisal rights under Delaware law, will be converted into the right to receive $23.00 in cash (prorated for fractional shares), without interest.

                         THE SPECIAL MEETING (PAGE 11)

     The special meeting will be held at 11 a.m. CDT, on September 5, 2001, at our corporate headquarters located at 1401 South Hanley Road, St. Louis, Missouri. At the special meeting, you will be asked to adopt the merger agreement providing for the merger of LOL Holdings III into Purina Mills, after which Purina Mills would become an indirect wholly owned subsidiary of Land O'Lakes.

                    VOTING AT THE SPECIAL MEETING (PAGE 11)

     You will be entitled to vote at the special meeting if you owned shares of Purina Mills common stock as of the close of business on the record date of July 30, 2001. On the record date, there were 10,000,000 shares of Purina Mills common stock entitled to vote at the special meeting. Of these shares, 1,337,165 shares (approximately 13%) of Purina Mills common stock were held in escrow as of the record date awaiting distribution in accordance with Purina Mills' plan of reorganization. These shares will be voted in favor of the merger agreement and the merger by Wells Fargo Bank Minnesota, N.A., the disbursing agent under Purina Mills' plan of reorganization, in accordance with the terms of Purina Mills' plan of reorganization. You will have one vote at the special meeting for each share of Purina Mills common stock you own on the record date.

     The affirmative vote of at least a majority of our outstanding shares of common stock on the record date is required to adopt the merger agreement and the merger.

                           APPRAISAL RIGHTS (PAGE 29)

     Purina Mills is a corporation organized under Delaware law. Under Delaware law, any Purina Mills stockholder who does not vote in favor of the adoption of the merger agreement and the merger and who properly exercises his or her appraisal rights will be entitled to receive the court determined "fair value" of his or her shares of Purina Mills common stock. In order to receive the fair value for their shares of common stock, dissenting Purina Mills stockholders must deliver a written demand for a cash payment before the vote on the merger agreement and the merger at the special meeting and in the manner provided under Section 262 of the Delaware General Corporation Law, a copy of which is attached as Annex C to this proxy statement. Any Purina Mills stockholder who wishes to submit a demand for payment of the fair value of his or her shares of Purina Mills common stock should deliver a written demand to Purina Mills, Inc., 1401 South Hanley Road, St. Louis, Missouri 63144,
Attention: Darrell D. Swank, Executive Vice President, Chief Financial Officer and Secretary.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
                                   (PAGE 43)

     On the record date, directors and executive officers beneficially owned and were entitled to vote 2,417,294 (approximately 24%) of the outstanding shares of our common stock, which includes 2,356,168 shares owned by GSCP Recovery, Inc., which is an affiliate of Robert A. Hamwee's (the chairman of the board of directors of Purina Mills) employer, GSC Partners. Mr. Hamwee disclaims beneficial ownership of these shares. These directors and officers have expressed an intention to vote in favor of the merger agreement and the merger. GSCP Recovery, Inc., who on the record date beneficially owned 2,356,168 (approximately 24%) of the outstanding shares of Purina Mills common stock, has entered into a voting agreement with Land O'Lakes obligating GSCP Recovery to vote for adoption of the merger agreement and the merger. In addition, the 1,337,165 shares (approximately 13%) of Purina Mills common stock held as of the record date in escrow awaiting distribution in accordance with Purina Mills' plan of reorganization will be voted in favor of the merger agreement and the merger in accordance with the plan of reorganization.

                      INTERESTS OF OFFICERS AND DIRECTORS
                          IN THE TRANSACTION (PAGE 23)

     A number of our directors and executive officers have interests in the transaction as employees or directors that are different from, or in addition to, your interests as stockholders. Upon the consummation of the merger, the executive officers of Purina Mills, if they are terminated or resign in specified circumstances, are entitled to receive various benefits and other compensation under their existing compensation and employment arrangements, as recently modified by the board of directors.

     Several executive officers have entered into new employment agreements, which will only become effective upon the consummation of the merger and will supercede their current employment agreements. These new employment agreements provide for employment for periods ranging from three months to three years upon the effective time of the merger and contain severance protections and integration bonuses.

     Each stock option held by executive officers and directors will become immediately exercisable at the effective time of the merger, and each holder of a stock option will be entitled to receive an amount, for each share of Purina Mills common stock subject to the option, equal to the merger consideration less the per share exercise price, subject to any applicable withholding taxes.

     Purina Mills also has amended its 2001 Annual Incentive Program to provide for a guaranteed payment of 50% of the target bonus to the executive officers, subject to specified requirements.

     In addition, GSCP (NJ), Inc. entered into an agreement with Purina Mills to provide investment advisory services in connection with the merger in exchange for a customary fee for these services. GSCP is an affiliate of Mr. Hamwee's employer, GSC Partners. Purina Mills engaged Goldman Sachs to undertake a study to enable Goldman Sachs to render an opinion with respect to the fairness from a financial point of view of the $23.00 in cash per share of Purina Mills common stock to be received by the holders of these shares pursuant to the merger agreement. Pursuant to the terms to the engagement letter, Purina Mills has agreed to pay Goldman Sachs a customary fee for these services. Robert F. Cummings, a member of the board of directors of Purina Mills, serves as an Advisory Director of Goldman Sachs.

                       CONDITIONS TO THE MERGER (PAGE 38)

     The merger will not be completed unless a number of conditions are met (or, where permitted, waived), including the following:

     - the stockholders of Purina Mills adopt the merger agreement and the merger;

     - no governmental entity institutes an action or other proceeding reasonably likely to restrain or prohibit the transaction or require rescission of the transaction or, in the case of Land O'Lakes, result in material damages to Land O'Lakes or Purina Mills as the surviving corporation in the merger; and

     - the relevant waiting period imposed under the antitrust laws expires.

     In addition, Land O'Lakes has the right not to consummate the merger if any of the following occurs:

     - there has been a material adverse change in Purina Mills' business, operations, results of operations, properties, assets, liabilities or condition (financial or otherwise);

     - holders of more than 12% of the outstanding shares of Purina Mills common stock take action to assert appraisal rights under Section 262 of the Delaware General Corporation Law; or

     - Land O'Lakes has not obtained the financing provided for in its financing commitment.

     In some instances, a condition to completion of the transaction can be waived, but only if the party entitled to assert that condition agrees to waive it. On July 27, 2001, Purina Mills and Land O'Lakes received early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in respect of the proposed merger.

                          REGULATORY MATTERS (PAGE 27)

     Under the Hart-Scott-Rodino Act, Purina Mills and Land O'Lakes could not complete the merger until certain information and documentary material were furnished for review by the Federal Trade Commission and the Antitrust Division of the Department of Justice, and Purina Mills and Land O'Lakes satisfied the required waiting period under the act. Purina Mills and Land O'Lakes filed Hart-Scott-Rodino Premerger Notification and Report Forms on June 29, 2001 and July 2, 2001, respectively. The Federal Trade Commission granted early termination of the waiting period for the merger under the Hart-Scott-Rodino Act on July 27, 2001.

                 TERMINATION OF THE MERGER AGREEMENT (PAGE 39)

     Land O'Lakes and Purina Mills may agree to terminate the merger agreement at any time. In addition, either party may terminate the merger agreement if:

     - the merger is not completed by December 31, 2001; or

     - Purina Mills stockholders do not approve the merger agreement and the merger.

     In addition, Purina Mills may terminate the merger agreement if:

     - we receive an unsolicited acquisition proposal that our board of directors in the exercise of its fiduciary duties determines to recommend or approve because it is a superior proposal in that it is reasonably likely to be consummated and would, if consummated, result in a transaction that is financially more favorable to you, and Land O'Lakes has not agreed to match the superior proposal on terms that would, if consummated, result in a transaction that is at least as favorable, from a financial point of view, to Purina Mills stockholders as the superior proposal; or

     - Land O'Lakes' financing commitment is terminated or Land O'Lakes has not obtained financing to consummate the merger on or before November 15, 2001 and all other conditions to completing the merger have been satisfied or waived.

     Additionally, Land O'Lakes may terminate the merger agreement if:

     - our board of directors fails to call or hold a special meeting of stockholders to approve the merger agreement and the merger or to solicit proxies for the special meeting;

     - our board of directors approves or recommends another acquisition proposal;

     - our board of directors fails to recommend the merger or withdraws or modifies its recommendation of the merger; or

     - our board of directors causes Purina Mills to enter into an agreement for another acquisition proposal.

                     PAYMENT OF TERMINATION FEES (PAGE 39)

     We must pay Land O'Lakes a termination fee of $7,500,000.00 and expense reimbursement of up to $2,000,000.00 if:

     - The merger agreement is terminated:

       -- by Purina Mills because:

          - we receive an unsolicited acquisition proposal for an alternative transaction that our board of directors in the exercise of its fiduciary duties determines to recommend because it is a superior proposal in that it is reasonably likely to be consummated and would, if consummated, result in a transaction that is financially more favorable to you than the merger; and

          - Land O'Lakes has not agreed to match the superior proposal on terms that would, if consummated, result in a transaction that is at least as favorable, from a financial point of view, to Purina Mills stockholders as the superior proposal; or

       -- by Land O'Lakes if our board of directors:

          - causes Purina Mills to enter into an agreement for an alternative transaction;

          - fails to recommend the merger or withdraws or modifies its recommendation of the merger;

          - approves or recommends any alternative transaction; or

          - fails to call or hold a special meeting of the stockholders to approve the merger agreement and the merger or to solicit proxies for such meeting; or

     - The merger agreement is terminated:

       -- because of a material breach of any representation or covenant of Purina Mills contained in the merger agreement; or

       -- because (1) the holders of more than 12% of our shares of common stock exercise appraisal rights with respect to the merger, or (2) share purchase rights under our rights agreement become exercisable; or

       -- because of the failure of Purina Mills to receive the vote of the holders of a majority of its shares of common stock approving the merger agreement and the merger; and

       -- before such termination and after the date of the merger agreement, we are approached by any third person with respect to an alternative transaction or an alternative transaction is publicly announced by us or any third party; and

       -- within one year from such termination, we enter into a business combination agreement with any third party.

     We may furnish information to and negotiate with a third party after receiving from that party an unsolicited proposal for a business combination that our board of directors in the exercise of its fiduciary duties determines is reasonably likely to result in a transaction that is financially more favorable to you than the merger.

               MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGE 28)

     Your receipt of cash as a stockholder of Purina Mills pursuant to the merger will be a taxable transaction for federal income tax purposes and may also be taxable under applicable state, local and foreign income and other tax laws. You will recognize a gain or loss in an amount equal to the difference between the adjusted tax basis of your shares of Purina Mills common stock and the amount of cash received in exchange for your shares in the merger. This gain or loss will be a capital gain or loss if your shares of Purina Mills common stock are a capital asset and will be a long-term capital gain or loss if your holding period of the shares exceeds one year. See "The Merger -- Material Federal Income Tax Consequences."

                       SUMMARY OF SELECTED FINANCIAL DATA
                  (DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)

     The following table sets forth selected consolidated financial data for Purina Mills as of the dates and for the periods indicated and has been prepared in accordance with United States generally accepted accounting principles. The financial data for each of the periods ended December 31, June 30, 2000 and March 12, 1998 are derived from Purina Mills' audited consolidated financial statements. The financial data for the three months ended March 31, 2000 and 2001 are derived from unaudited consolidated financial statements of Purina Mills, which, in the opinion of Purina Mills' management, include all adjustments (consisting only of normal recurring adjustments except as otherwise noted) necessary for a fair presentation of the financial data. The results of operations for the three months ended March 31, 2001 are not necessarily indicative of the results to be expected for any other interim period or for the full year. In addition, as a result of our adoption of "fresh-start" reporting, our financial statements for periods subsequent to June 29, 2000 are prepared on a different basis of accounting and are not comparable to our financial statements for periods prior to June 29, 2000, primarily with respect to the amortization of intangibles, interest expense, restructuring expense and income tax expense. The data set forth below in this table is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements of Purina Mills including the related notes included in Purina Mills' Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and Purina Mills' Form 10-Q for the quarter ended March 31, 2001. See "Where You Can Find More Information."

                        POST-EMERGENCE                                   PRE-EMERGENCE
                        --------------   -----------------------------------------------------------------------------
                          SIX MONTHS     SIX MONTHS                  POST-MERGER     PRE-MERGER        YEARS ENDED
                            ENDED          ENDED       YEAR ENDED    MARCH 13 TO    JANUARY 1 TO      DECEMBER 31,
                         DECEMBER 31,     JUNE 30,    DECEMBER 31,   DECEMBER 31,    MARCH 12,     -------------------
                             2000           2000          1999           1998           1998         1997       1996
                        --------------   ----------   ------------   ------------   ------------   --------   --------
OPERATING DATA:
Net sales..............      $425.3         $414.5      $ 881.9          $784.4        $214.3      $1,128.4   $1,212.2
Operating income
  (loss)...............         9.5            2.9       (203.1)          (27.5)         (7.4)         43.7       30.2
Net income (loss)......        (0.5)         155.0       (280.8)          (43.2)         (9.7)          0.5      (10.0)
Net income (loss) per
  share (a)............       (0.05)            --           --              --            --            --         --
OTHER DATA:
Sales Tons (in
  thousands)...........     2,025.1        1,953.3      4,324.5         3,681.5         950.7       4,705.9    4,983.6
Adjusted EBITDA (b)....       $35.1          $30.6        $50.7           $47.8         $18.2         $99.1      $93.4
Capital expenditures
  (c)..................        16.9            8.6         21.0            25.3           4.5          30.4       23.9
Debt
  Short-term debt......         1.5            4.0        628.0             7.6          24.8          19.2       23.1
  Long-term debt (d)...       156.1          171.1           --           558.5         910.2         340.2      364.3
                           --------       --------      -------        --------        ------      --------   --------
    Total debt.........      $157.6         $175.1      $ 628.0        $  566.1        $935.0      $  359.4   $  387.4

                         POST-EMERGENCE   PRE-EMERGENCE
                         --------------   -------------
                          THREE MONTHS    THREE MONTHS
                             ENDED            ENDED
                           MARCH 31,        MARCH 31,
                              2001            2000
                         --------------   -------------
OPERATING DATA:
Net sales..............      $227.9           $219.2
Operating income
  (loss)...............         4.4             (6.6)
Net income (loss)......         0.1            (12.8)
Net income (loss) per
  share (a)............          --               --
OTHER DATA:
Sales Tons (in
  thousands)...........     1,046.0          1,054.5
Adjusted EBITDA (b)....       $16.0            $16.3
Capital expenditures
  (c)..................         2.4              4.0
Debt
  Short-term debt......         1.4            628.0
  Long-term debt (d)...       135.2               --
                            -------          -------
    Total debt.........      $136.6           $628.0

---------------

(a) Net income or loss per share of common stock for all periods beginning prior to June 30, 2000 are not shown because shares of Purina Mills common stock were not traded in a public market until after June 30, 2000.

(b) Adjusted EBITDA as used in this proxy statement consists of earnings before interest, income taxes, depreciation, amortization, gains or loses on fixed asset dispositions or write-downs, noncash compensation expense related to stock units and the increase in value over cost of stock allocated to participants in a then existing employee stock ownership plan for the years ended 1997 and 1996, and extraordinary gains, losses or expenses. Adjusted EBITDA is not a measure of financial performance determined in accordance with generally accepted accounting principles, should not be considered as an alternative to net income as a measure of performance or to cash flow as a measure of liquidity and is not necessarily comparable to similarly titled measures of other companies. Adjusted EBITDA is presented because it may be used by investors as a financial indicator of our ability to service or incur indebtedness.

(c) Capital expenditures includes expenditures for capital asset replacement, cost reductions, regulatory compliance, quality and service projects and capital spending projects designed to increase manufacturing, warehousing, transportation or other capacity or otherwise increase sales volume.

(d) On March 13, 1998, Purina Mills retired approximately $385,000,000.00 of pre-merger debt obligations.

                           FORWARD-LOOKING STATEMENTS

     Purina Mills' statements contained in this proxy statement and in the documents that have been incorporated into this proxy statement by reference, including our annual and quarterly reports, include forward-looking statements about Purina Mills that are subject to risks and uncertainties. Forward-looking statements include information concerning the amount of cash per share that Purina Mills stockholders are projected to receive from the transaction, the prospects for the consummation of the merger and the future results of operations of Purina Mills during the period prior to the effective time of the merger, set forth, among other places, under "Questions and Answers About the Transaction," "Summary," "The Merger -- Background of the Merger," "The
Merger -- Purina Mills' Reasons for the Merger; Recommendation of the Board of Directors," "The Merger -- Opinion of Goldman, Sachs & Co.," "Certain Projections" and those statements preceded by, followed by or that otherwise include, the words "believes," "expects," "anticipates," "intends," "estimates" or similar expressions. For those statements, Purina Mills claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

     In addition to the other factors and matters discussed elsewhere in this proxy statement and in the documents that have been incorporated into this proxy statement by reference, factors that, in the view of Purina Mills, could cause our actual results or our ability to consummate the merger to differ materially from those discussed in the forward-looking statements include, among others:

     - the timely receipt of necessary stockholder and other consents and approvals needed to complete the merger, which could be delayed for a variety of reasons related or not related to the merger itself;

     - the fulfillment of all of the closing conditions specified in the merger agreement, including the Land O'Lakes financing condition;

     - our receipt of any unsolicited acquisition proposals;

     - reactions to the merger from our suppliers, customers and competitors;

     - changing conditions or market trends in the animal feeds and agricultural products industries;

     - general economic or business conditions, including any effects on our customers;

     - fluctuations in commodity prices and our ability to recover our raw material costs in the pricing of our products;

     - consolidation in the feed production and livestock production industries;

     - our ability to implement our business strategy;

     - the level of demand for our products and the actions of our competitors; and

     - our ability to obtain financing for specific or general corporate purposes.

                              THE SPECIAL MEETING

GENERAL

     This proxy statement is being furnished to holders of shares of Purina Mills common stock in connection with the solicitation of proxies by and on behalf of the board of directors for use at the special meeting to be held at 11 a.m. CDT, on September 5, 2001, at our corporate headquarters located at 1401 South Hanley Road, St. Louis, Missouri, and at any adjournments or postponements of the special meeting. This proxy statement and the accompanying notice, proxy card and letter to the Purina Mills stockholders are first being mailed on or about August 6, 2001, to holders of shares of Purina Mills common stock entitled to notice of, and to vote at, the special meeting.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the special meeting, stockholders will be asked to consider and vote upon a proposal to adopt the merger agreement and the merger. The board of directors has unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of Purina Mills and its stockholders and has approved the merger agreement and the merger. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. See "The Merger -- Background of the Merger" and "The Merger -- Purina Mills' Reasons for the Merger; Recommendation of the Board of Directors."

     If you are a registered stockholder (that is, you hold stock certificates registered in your own name), you are requested to complete, date, sign and return the accompanying proxy card promptly to Purina Mills in the enclosed postage-paid envelope. If you are a registered stockholder, you may also vote your shares by telephone by following the instructions on the proxy card. If your shares are held in "street name" by your broker, you should follow the directions provided by your broker to vote your shares. Failure to return a properly executed proxy card, to grant your proxy by telephone or to vote in person at the special meeting will have the same effect as a vote "AGAINST" the merger agreement and the merger.

RECORD DATE; VOTING AT THE SPECIAL MEETING

     July 30, 2001, has been fixed as the record date for the determination of the holders of shares of Purina Mills common stock entitled to receive notice of, and to vote at, the special meeting. Only stockholders of record at the close of business on that date will be entitled to receive notice of, and to vote at, the special meeting. At the close of business on July 30, 2001, the most recent practicable date prior to the date of this proxy statement, there were 10,000,000 shares of Purina Mills common stock outstanding, held by approximately 848 stockholders of record. Of these shares, 1,337,165 shares of Purina Mills common stock (approximately 13%) were held in escrow as of the record date pending distribution in accordance with Purina Mills' plan of reorganization. These shares will be voted in favor of the merger agreement and the merger by Wells Fargo Bank Minnesota in accordance with Purina Mills' plan of reorganization.

     Stockholders of record on the record date are entitled to one vote per share, exercisable in person or by properly executed proxy or proxy granted by telephone, upon each matter properly submitted for the vote of stockholders at the special meeting. The presence, in person or by properly executed proxy or proxy granted by telephone, of the holders of the outstanding shares of Purina Mills common stock entitling them to exercise a majority of the voting power is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes (i.e., shares held by brokers in "street name" (the name of the broker or other record holder) that are not entitled to vote at the special meeting due to the absence of specific instructions from the beneficial owners of those shares) will be counted as present for the purpose of determining the presence of a quorum at the special meeting.

     The affirmative vote of the holders of a majority of the outstanding shares of Purina Mills common stock is required to adopt the merger agreement and the merger. The required vote of the stockholders on the merger agreement and the merger is based on the total number of shares of Purina Mills common stock outstanding as of the record date. THE FAILURE TO SUBMIT A PROXY CARD, TO GRANT YOUR PROXY BY TELEPHONE OR TO VOTE IN PERSON AT THE SPECIAL MEETING, THE ABSTENTION FROM VOTING BY A STOCKHOLDER AND BROKER

NON-VOTES, THEREFORE, WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

     Holders of shares of Purina Mills common stock on the record date who do not vote in favor of adopting the merger agreement and the merger and who comply with the applicable statutory procedures of Section 262 of Delaware law will be entitled to appraisal rights under Delaware law in connection with the merger. Stockholders of Purina Mills who vote in favor of adopting the merger agreement and the merger, however, will waive their appraisal rights by doing so. See "The Merger -- Appraisal Rights."

     Your board of directors is not aware of any matters other than the adoption of the merger agreement and the merger set forth in the notice of special meeting of stockholders transmitted with this proxy statement that may be brought before the special meeting. If any other matters properly come before the special meeting, the persons named in the accompanying proxy card will vote the shares represented by all properly executed proxies or proxies granted by telephone on such matters in such manner as is determined by a majority of the board of directors.

PROXIES, REVOCATION OF PROXIES

     Because many of our stockholders are unable to attend stockholders meetings, your board of directors solicits proxies to give each stockholder an opportunity to vote on the proposal to adopt the merger agreement and the merger, which is set forth in this proxy statement. You are urged to read carefully the material in this proxy statement and either specify your choice on the proposal by marking the appropriate box on the enclosed proxy card and sign, date and return the card in the enclosed postage-paid envelope or grant your proxy by telephone. If you do not specify a choice on the enclosed proxy card and the card is properly executed and returned, the shares will be voted by the proxies for the proposal to approve the merger agreement and the merger. All shares of our common stock that are represented at the special meeting by properly executed proxies received (including proxies properly granted by telephone) and not duly and timely revoked will be voted at the special meeting in accordance with the instructions contained in them; in the absence of any instructions, such shares will be voted "FOR" the approval of the merger agreement and the merger. Stockholders whose shares are held in "street name" (i.e., in the name of a broker or other record holder) must either direct the record holder of the shares as to how to vote their shares or obtain a "legal proxy" from the record holder to vote at the special meeting.

     A proxy may be revoked prior to its being voted by:

     - delivering to the Secretary of Purina Mills, at or before the special meeting, a written instrument bearing a later date than the proxy, which instrument, by its terms, revokes the proxy;

     - duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of Purina Mills at or before the special meeting;

     - attending the special meeting and giving notice of revocation to the Secretary of Purina Mills prior to the proxy being voted;

     - if you voted your shares by telephone, following the instructions on the proxy card; or

     - if your shares are held by a broker, following the directions received from your broker to change those instructions.

     Attendance at the special meeting without taking other affirmative action as mentioned above will not constitute a revocation of a proxy. Any written instrument revoking a proxy should be sent to: Purina Mills, Inc., 1401 South Hanley Road, St. Louis, Missouri, 63144, Attention: Darrell D. Swank, Executive Vice President, Chief Financial Officer and Secretary.

     If a quorum is not obtained, or if fewer shares of our common stock than the number required are voted in favor of approving the merger agreement and the merger, we expect the special meeting will be postponed or adjourned in order to permit additional time for soliciting and obtaining additional proxies or votes. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the special meeting, except for any proxies that have been revoked or withdrawn. In the absence of a quorum, the special meeting may be adjourned from time to time by the holders of a majority of the shares represented at the special meeting in person or by proxy.

     The obligations of Purina Mills and Land O'Lakes to consummate the merger are subject to, among other things, the condition that our stockholders approve the merger agreement and the merger by a majority vote of the outstanding shares of Purina Mills common stock. See "Material Provisions of the Merger
Agreement -- Conditions Precedent."

     YOU SHOULD NOT FORWARD ANY CERTIFICATES REPRESENTING SHARES OF COMMON STOCK WITH YOUR PROXY CARD. IF THE MERGER IS CONSUMMATED, CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL, WHICH WILL BE SENT TO YOU PROMPTLY AFTER THE EFFECTIVE TIME OF THE MERGER.

     Stockholders who require assistance in changing or revoking a proxy should contact Morrow & Co., at the address or phone number provided in this proxy statement under the caption "Questions and Answers About the Transactions."

SOLICITATION OF PROXIES

     Purina Mills will pay all costs of soliciting proxies from our stockholders. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies by telephone, in person or by other means of communication, but will not receive additional compensation for doing so. In addition, we have retained Morrow & Co. to assist us in the solicitation of proxies from brokerage firms and other custodians, nominees and fiduciaries. Morrow & Co. will be paid a fee estimated at $10,000.00, plus reimbursement of expenses. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of our common stock held of record by such persons, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in performing those services.

                                   THE MERGER

     The discussion in this proxy statement of the merger and the principal terms of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, a copy of which is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement.

BACKGROUND OF THE MERGER

     Purina Mills and its predecessors have been in the animal nutrition business since 1894. Over the past 100 years, Purina Mills has built and maintained its industry leadership by consistently providing high-quality, innovative products and dedicated customer service.

     In March 1998, Purina Mills and its subsidiaries were acquired in a leveraged acquisition by Koch Agriculture Company, a subsidiary of Koch Industries, Inc. Subsequent to the acquisition, Purina Mills had substantial indebtedness. Because of the highly leveraged nature of the acquisition, a significant portion of Purina Mills' cash flow from operations was thereafter dedicated to the payment of principal and interest on its indebtedness, reducing the funds available for its operations. Ultimately, Purina Mills' substantial degree of leverage limited its ability to adjust to depressed conditions in the agricultural markets it serves, particularly in the swine industry, and resulted in Purina Mills' decision to seek bankruptcy court protection.

     In October 1999, after defaulting on its debt obligations, Purina Mills and its subsidiaries filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code. Purina Mills' plan of reorganization was confirmed by the bankruptcy court in April 2000. The plan became effective, and Purina Mills emerged from bankruptcy on June 29, 2000 as an independent, publicly-owned company. Shares of Purina Mills common stock, newly issued as part of its reorganization plan, were listed on The Nasdaq National Market as of August 15, 2000 and began publicly trading at that time.

     Beginning in the summer of 2000, Purina Mills' management initiated discussions regarding joint venture opportunities and various strategic relationships and alliances with companies in the animal feed and related agricultural businesses, including Land O'Lakes. Discussions with Land O'Lakes and other companies in the industry regarding such alliances continued sporadically throughout the third and fourth quarters of 2000. During the first quarter of 2001 and into April 2001, Purina Mills continued to have similar discussions with companies in the animal feed and related agricultural businesses.

     Purina Mills' discussions from time to time with Land O'Lakes ultimately led, between February and April 2001, to discussions among the senior management of Purina Mills and Land O'Lakes, including Mr. Hamwee, Chairman of the Board of Purina Mills (and an affiliate of Purina Mills' largest stockholder, GSCP Recovery, Inc.), and Jack Gherty, President and Chief Executive Officer of Land O'Lakes, concerning a possible acquisition of Purina Mills by Land O'Lakes. These preliminary discussions were followed on April 16, 2001 by a written, preliminary non-binding expression of interest from Land O'Lakes to Purina Mills.

     On April 12, 2001, a representative of Cargill, Incorporated contacted Brad
J. Kerbs, President and Chief Executive Officer of Purina Mills, by telephone regarding the possibility of an acquisition of Purina Mills. During this conversation, Mr. Kerbs encouraged Cargill to submit a written indication of interest.

     On April 17, 2001, the board of directors of Purina Mills held a special meeting in St. Louis, Missouri. At the meeting, Mr. Kerbs discussed his April 12th telephone conversation with Cargill, in addition to the terms of the Land O'Lakes April 16th letter. This letter proposed a cash acquisition of all of the shares of Purina Mills common stock for a price of $20.00 per share. The proposal was contingent on a six-week exclusivity period in order for Land O'Lakes to conduct due diligence. After a lengthy discussion of the Land O'Lakes proposal, the Purina Mills board of directors decided to continue discussions of the situation at the regularly scheduled board meeting on the following day, April 18, 2001.

     On April 18, 2001, the Purina Mills board of directors held a regular meeting in St. Louis at which the board of directors and management continued to discuss the Land O'Lakes proposal. The Purina Mills board of directors then scheduled a special telephonic meeting for the following day, April 19, 2001.

     On April 19, 2001, the Purina Mills board of directors held a special telephonic meeting at which the board of directors authorized Mr. Hamwee to respond to the Land O'Lakes indication of interest. The Purina Mills board of directors authorized Mr. Hamwee to instruct Land O'Lakes that, although Purina Mills was interested in further discussions and in initiating the due diligence process, the $20.00 per share price contained in Land O'Lakes indication of interest did not justify entering into an exclusivity agreement with Land O'Lakes. The board of directors also authorized Mr. Hamwee to continue discussions with Land O'Lakes.

     On April 20, 2001, Purina Mills received a written preliminary, non-binding indication of interest from Cargill proposing the acquisition of Purina Mills by Cargill for a per share price in the range of $16.00 to $21.00 based on publicly available information and subject to customary conditions.

     On April 27, 2001, Land O'Lakes increased its proposed purchase price for Purina Mills to $23.00 per share conditioned upon Purina Mills granting Land O'Lakes a four-week exclusivity period. Also on April 27, 2001, Mr. Kerbs contacted a representative of Cargill by telephone to indicate that the proposed purchase price range in Cargill's April 20th indication of interest was too wide and, even at its upper end, too low. Later on April 27, 2001, Mr. Hamwee indicated to Land O'Lakes that, based on Land O'Lakes' proposal, Purina Mills would be willing to grant Land O'Lakes a four-week exclusivity period, subject to Purina Mills retaining a right to terminate the exclusivity period at any time in the event an unsolicited superior proposal was made to Purina Mills during the exclusivity period.

     Between April 27 and May 7, 2001, the management of each of Purina Mills and Land O'Lakes and their respective legal advisors performed due diligence and negotiated issues relating to each of a proposed confidentiality agreement and a proposed exclusivity agreement.

     On May 7, 2001, the Purina Mills board of directors held a special telephonic meeting. Mr. Hamwee led a discussion on the status of the discussions regarding a potential transaction with Land O'Lakes. At this meeting, Mr. Kerbs discussed with the board his April 27th telephone conversation with a representative of Cargill. The board of directors then discussed the need for and potential alternatives associated with retaining one or more investment banks in connection with the proposed transaction. After discussion, the board agreed to retain Goldman, Sachs & Co. to undertake a study to enable Goldman, Sachs & Co. to render a fairness opinion and the independent members of the board agreed to retain the firm of GSCP (NJ), Inc. for strategic and financial advisory services. At the conclusion of this meeting, the board authorized management to enter into the proposed exclusivity agreement with Land O'Lakes given that Cargill had not contacted Purina Mills regarding Cargill's indication of interest since the April 27th telephone conversation between Mr. Kerbs and a representative of Cargill. A confidentiality agreement between Land O'Lakes and Purina Mills was executed on May 7, 2001, and an exclusivity agreement between Land O'Lakes and Purina Mills was executed on May 9, 2001. The exclusivity agreement provided that Purina Mills could terminate the agreement at any time after June 4, 2001, and could terminate the agreement at any time on or before June 4, 2001, in the event that an unsolicited superior proposal was made to Purina Mills.

     On May 8, 2001, Purina Mills issued a press release announcing that it had received an acquisition proposal.

     Between May 9 and June 12, 2001, the management of each of Purina Mills and Land O'Lakes and their respective legal and financial advisors performed due diligence and negotiated issues relating to a proposed merger agreement and related documents.

     On May 10, 2001, Cargill contacted Purina Mills for the first time since the April 27th telephone conversation between Mr. Kerbs and a representative of Cargill by delivering a letter to Mr. Kerbs reiterating Cargill's interest in acquiring Purina Mills at a per share price within the same price range contained in Cargill's April 20th indication of interest. Cargill's May 10th letter also indicated Cargill's willingness to potentially increase its offer if warranted after Cargill's due diligence investigation of Purina Mills.

     On May 11, 2001, Mr. Hamwee responded to Cargill's May 10th letter in a brief letter explaining that Purina Mills could not discuss the matter further at that time.

     On May 18, 2001, Cargill filed a Schedule 13G with the Securities and Exchange Commission relating to acquisitions of shares of Purina Mills common stock. See "Security Ownership of Certain Beneficial Owners and Management."

     On May 25, 2001, the Purina Mills board of directors held a meeting to discuss the status of the proposed Land O'Lakes transaction.

     On each of June 4, 2001 and June 11, 2001, Mr. Hamwee notified Land O'Lakes that Purina Mills would agree to delay termination of the exclusivity agreement in order to permit Land O'Lakes to complete its due diligence and consider the merger at its regularly scheduled June 13, 2001 board meeting and to give the parties time to finalize a definitive merger agreement and related documents.

     On June 12, 2001, the Purina Mills board of directors held a regularly scheduled meeting following the Purina Mills annual stockholders meeting in St. Louis, Missouri. At the meeting the board discussed the remaining open issues in the proposed Land O'Lakes transaction. At the conclusion of this meeting, the Purina Mills board of directors scheduled a special telephonic meeting for the following weekend to further consider the proposed transaction. Mr. Hamwee then informed Land O'Lakes that Purina Mills would terminate the exclusivity agreement if the merger agreement was not executed by June 17, 2001.

     From June 12 through June 17, 2001, Purina Mills' and Land O'Lakes' management and financial and legal advisors sought to finalize the terms of the merger agreement and the related documentation.

     At a regularly scheduled meeting of the Land O'Lakes board of directors, conducted on June 13, 2001, senior management of Land O'Lakes outlined for the Land O'Lakes board of directors the terms of the proposed merger transaction with Purina Mills. Following the senior management presentation and a discussion of the terms and conditions of the merger agreement and related documents, the Land O'Lakes board of directors approved the merger.

     On June 17, 2001, the Purina Mills board of directors held a special telephonic meeting to consider the merger agreement and all related transactions. At the meeting, representatives of Jones, Day, Reavis & Pogue, counsel to Purina Mills, made a presentation concerning the Purina Mills board of directors' fiduciary duties in this situation and outlined for the board of directors the material terms of the merger agreement. Representatives of Goldman Sachs made a presentation concerning the financial aspects of the transaction and orally delivered its opinion, which was subsequently confirmed in writing, to the effect that, as of June 17, 2001, the $23.00 in cash per share of Purina Mills common stock to be received by the holders of these shares pursuant to the merger agreement is fair to these holders from a financial point of view. After discussions, the Purina Mills board of directors unanimously approved the merger agreement, the merger and the related documents. The reasons for the Purina Mills board of directors' approval are summarized below.

     On June 17, 2001, the boards of directors of LOL Holdings II and LOL Holdings III, and LOL Holdings II as the sole stockholder of LOL Holdings III, approved the merger agreement and the merger.

     Subsequent to the Purina Mills board of directors meeting, on June 17, 2001, Land O'Lakes and Purina Mills executed the merger agreement and GSCP Recovery, Inc. entered into the voting agreement with Land O'Lakes. On June 18, 2001, prior to the opening of The Nasdaq National Market, Land O'Lakes and Purina Mills issued a joint press release announcing the proposed merger.

PURINA MILLS' REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

     Your board of directors believes that the terms of the merger agreement and the merger are advisable, fair to and in the best interests of Purina Mills and its stockholders, has unanimously approved the merger agreement and the merger and unanimously recommends that stockholders vote "FOR" adoption of the merger agreement and the merger.

     In reaching its decision to approve the merger agreement and the merger, your board of directors consulted with its financial and legal advisors, and considered a variety of factors, including the following:

     - a review of the possible alternatives to a sale of Purina Mills, including the prospects of continuing to operate Purina Mills as an independent company, the value to stockholders of these alternatives and the timing and likelihood of achieving additional value from these alternatives, and the possibility that Purina Mills' future performance might not lead to a stock price having a higher present value than the merger consideration;

     - the opinion of Goldman Sachs to the effect that, as of June 17, 2001, the $23.00 in cash per share of Purina Mills common stock to be received by the holders of these shares pursuant to the merger agreement is fair from a financial point of view to these holders and the financial analyses conducted by Goldman Sachs in connection with its opinion, as described under "The Merger -- Opinion of Goldman, Sachs & Co.;"

     - the amount of consideration offered to Purina Mills stockholders, which represents a premium of:

          -- 145.1% over the average closing price of a share of Purina Mills common stock for the period of August 15, 2000 (the day shares of Purina Mills common stock began trading) through April 27, 2001 (the last trading day preceding a period of uncharacteristic increases in the trading volume of shares of Purina Mills common stock);

          -- 149.2% over the average closing price of a share of Purina Mills common stock for the six-month period preceding April 27, 2001;

          -- 123% over the average closing price of a share of Purina Mills common stock for the one-month period preceding April 27, 2001;

          -- 32.6% over the closing price of a share of Purina Mills common stock on May 7, 2001 (the last trading day preceding Purina Mills' announcement that it had received an acquisition proposal); and

          -- 19.2% over the closing price of a share of Purina Mills common stock on June 15, 2001 (the last trading day preceding the announcement of the merger);

     - the fact that the merger consideration is all cash, which provides certainty of value to Purina Mills stockholders;

     - the fact that Land O'Lakes had obtained a financing commitment, subject to customary conditions, from Chase and JP Morgan sufficient to provide the financing necessary to consummate the merger;

     - your board of directors' view that the terms of the merger agreement, as reviewed by the board of directors with its legal and financial advisors, are fair to Purina Mills and its stockholders and give the board of directors the flexibility needed to comply with its fiduciary duties under Delaware law. See "Material Provisions of the Merger
       Agreement -- Covenants -- No Solicitation" and "Material Provisions of the Merger Agreement -- Additional Agreements -- Fees and Expenses;"

     - your board of directors' knowledge of the business, operations, properties, assets, financial condition and operating results of Purina Mills; and

     - the ability of Purina Mills stockholders who may not support the proposed merger to obtain "fair value" for their shares of Purina Mills common stock if they properly perfect and exercise their appraisal rights under Delaware law. See "Appraisal Rights" for information on how to exercise your appraisal rights.

     Your board of directors also considered certain countervailing factors in its deliberations concerning the merger, including:

     - the potential disruption of Purina Mills' business that might result from the announcement of the merger;

     - the possibility that the merger may not be consummated particularly in light of the Land O'Lakes financing condition and antitrust considerations;

     - the fact that the cash consideration to be received by Purina Mills stockholders will be taxable to them;

     - the fact that following the merger Purina Mills stockholders will cease to have an interest in Purina Mills and will forego the upside opportunity associated with the future growth of Purina Mills; and

     - the required payment by Purina Mills in various circumstances of a termination fee and expense reimbursement under the merger agreement. See "Material Provisions of the Merger Agreement -- Termination, Termination Fees, Expense Reimbursement, Amendment and Waiver."

     The foregoing discussion of the information and factors discussed by your board of directors is not meant to be exhaustive, but is believed to include all material factors considered by your board of directors. Your board of directors did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the merger agreement and the merger are advisable, fair to and in the best interests of Purina Mills and its stockholders. Rather, your board of directors viewed its position and recommendation as being based on the totality of the information presented to and considered by it. As a result of its consideration of the foregoing and other relevant considerations, your board of directors unanimously determined that the merger agreement and the merger are advisable, fair to and in the best interests of Purina Mills and its stockholders and approved the merger agreement and the merger. Accordingly, your board of directors unanimously recommends that stockholders vote "FOR" adoption of the merger agreement and the merger.

EFFECTS OF THE MERGER; MERGER CONSIDERATION

     The merger agreement provides, on the terms and subject to the conditions set forth in the merger agreement:

     - for the merger of LOL Holdings III into Purina Mills with Purina Mills surviving the merger as an indirect wholly owned subsidiary of Land O'Lakes; and

     - that each share of Purina Mills common stock outstanding immediately prior to the effective time of the merger, other than shares owned by Land O'Lakes, any direct or indirect subsidiary of Land O'Lakes or Purina Mills, or stockholders, if any, who properly exercise their appraisal rights under Delaware law, will be converted into the right to receive $23.00 in cash (prorated for fractional shares), without interest. The effective time of the merger will be at the time a certificate of merger is filed with the Delaware Secretary of State (or at a later time as specified in the certificate of merger), which is expected to occur after the last of the conditions precedent to the merger set forth in the merger agreement has been satisfied or waived. See "Material Provisions of the Merger Agreement -- Conditions Precedent."

     The merger will have the effects set forth under Delaware law. Specifically, at the effective time of the merger, all of the property, rights, privileges, powers and franchises of Purina Mills and LOL Holdings III will be vested in the surviving corporation, and all of the debts, liabilities and duties of Purina Mills and LOL Holdings III will become the debts, liabilities and duties of the surviving corporation.

     The directors of LOL Holdings III immediately prior to the effective time of the merger will be the directors of the surviving corporation, until the expiration of their respective terms and until their respective successors are elected and have qualified or as otherwise provided in the by-laws of the surviving corporation. The officers of LOL Holdings III immediately prior to the effective time of the merger will be the officers of the surviving corporation, until their respective successors are duly elected and qualified or as otherwise provided in the by-laws of the surviving corporation.

OPINION OF GOLDMAN, SACHS & CO.

     Goldman Sachs delivered its oral opinion on June 17, 2001, which was subsequently confirmed in writing dated June 17, 2001, to the board of directors of Purina Mills to the effect that, as of such date, the $23.00 in cash per share of Purina Mills common stock to be received by the holders of these shares pursuant to the merger agreement is fair from a financial point of view to these holders.

     The full text of the written opinion of Goldman Sachs, dated June 17, 2001, which identifies assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B and is incorporated by reference in this proxy statement. You should read Goldman Sachs' opinion in its entirety.

     In connection with its opinion, Goldman Sachs reviewed, among other things:

     - the merger agreement;

     - the annual report to stockholders and annual report on Form 10-K of Purina Mills for the year ended December 31, 2000;

     - the registration statement on Form 10/A, dated May 18, 2000, of Purina Mills relating to the registration of shares of Purina Mills common stock;

     - the registration statement on Form S-4, dated May 28, 1998, including the prospectus contained in the registration statement, of a predecessor of Purina Mills, relating to the exchange offer for $350,000,000.00 aggregate principal amount of 9% Senior Subordinated Notes due 2010 of the predecessor;

     - interim reports to stockholders and quarterly reports on Form 10-Q of Purina Mills;

     - other communications from Purina Mills to its stockholders; and

     - internal financial analyses and forecasts for Purina Mills prepared by the management of Purina Mills.

     Goldman Sachs held discussions with members of the senior management of Purina Mills regarding Goldman Sachs' assessment of the past and current business operations, financial condition and future prospects of Purina Mills. In addition, Goldman Sachs:

     - reviewed the reported price and trading activity for shares of Purina Mills common stock;

     - compared financial and stock market information for Purina Mills with similar information for other companies the securities of which are publicly traded;

     - reviewed the financial terms of recent business combinations in the animal feed industry specifically and in other industries generally; and

     - performed other studies and analyses that Goldman Sachs considered appropriate.

     Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by it and assumed the accuracy and completeness for purposes of rendering its opinion. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Purina Mills or any of its subsidiaries, and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with Purina Mills. The opinion of Goldman Sachs was provided for the information and assistance of the board of directors of Purina Mills in connection with its consideration of the transaction contemplated by the merger agreement, and the opinion does not constitute a recommendation as to how any holder of shares of Purina Mills common stock should vote with respect to the merger agreement and the merger.

     The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its opinion, dated June 17, 2001, to the board of directors of Purina Mills. For each of the following analyses, Goldman Sachs assumed there were outstanding: 10,000,000 basic shares of Purina Mills common stock; 277,000 stock appreciation rights at a weighted average exercise price of $12.50; 500,000, 250,000 and 250,000 employee options at weighted average exercise prices of $12.50, $15.62 and $18.75, respectively; 100,000 non-employee director options at a weighted average exercise price of $19.00; and $1,163,908.00 and $275,000.00 convertible promissory notes held at a conversion price of $18.50 per share.

     The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the text of each summary.

     Implied Premium Analysis. Goldman Sachs analyzed the transaction price per share of Purina Mills common stock of $23.00 as compared to the closing market price of shares of Purina Mills common stock on June 15, 2001, May 7, 2001 (the day prior to the announcement that Purina Mills had received an acquisition proposal from an unidentified third party), and April 27, 2001. From August 15, 2000, until April 27, 2001, the closing market price per share of Purina Mills common stock ranged between approximately $7.00 and $12.00 with closing market prices generally moving in small increments. After April 27, 2001, the price per share began increasing significantly in conjunction with relatively large increases in the volume of trading of the shares. Thus, April 27, 2001, is referred to as the date of the undisturbed price. Goldman Sachs also analyzed the transaction price per share of Purina Mills common stock of $23.00 as compared to the average closing market price for the one-month and six-month periods ending on and including the date of the undisturbed price, and the average closing market price for the period from August 15, 2000 to and including the date of the undisturbed price. The results of this analysis are summarized as follows:

                                                                 COMMON
                                                                  SHARE        IMPLIED
                        DATE/PERIOD                           CLOSING PRICE    PREMIUM
                        -----------                           -------------    -------
June 15, 2001...............................................     $19.30          19.2%
May 7, 2001.................................................      17.35          32.6
April 27, 2001..............................................      10.20         125.5
1-Month Average ending April 27, 2001.......................      10.31         123.0
6-Month Average ending April 27, 2001.......................       9.23         149.2
Average from August 15, 2000 to April 27, 2001..............       9.38         145.1

     Implied Multiple Analysis. Goldman Sachs calculated the enterprise value of Purina Mills as a multiple of Purina Mills' sales, earnings before interest, tax, depreciation and amortization, or EBITDA, and earnings before interest and tax, or EBIT, based on prices per share of Purina Mills common stock of $10.20 (the undisturbed price) and $23.00 (the transaction price). Sales, EBITDA and EBIT for the latest twelve months, or LTM, were based on reports of the management of Purina Mills for the period ending April 30, 2001. Projected sales, EBITDA and EBIT for the year 2001 were based on projections from the management of Purina Mills. Based on guidance from the management of Purina Mills, Goldman Sachs excluded restructuring charges, vitamin claim settlement proceeds, charges associated with forgiveness of indebtedness and accounting changes, asset write-offs and impairments, provisions for loss guarantees, reorganization expenses, non-recurring charges and other one time charges from historical EBIT and EBITDA. The enterprise value was calculated as the sum of diluted equity consideration plus total debt. The total debt amounts used in the calculation of enterprise value were based upon debt balance estimates from the management of Purina Mills, as of April 30, 2001, for the undisturbed price scenario, and as of June 14, 2001, for the transaction price scenario. Promissory notes, where convertible, were deducted from total debt and were convertible on principal only with the assumption that accrued interest would be paid in cash prior to conversion. The total debt amounts were not reduced by the amount of the cash balance of Purina Mills since the management of Purina Mills advised Goldman Sachs that such cash should be viewed as operating cash rather than surplus cash. These calculations resulted in (1) at a price per share of Purina common stock of $10.20, a diluted equity consideration value of $102,000,000.00, a total debt value of $132,600.000.00 and an enterprise value of $234,600,000.00, and (2) at a price per share of Purina Mills common stock of $23.00, a diluted equity consideration value of $243,300,000.00, a total debt value of $125,100,000.00 and an enterprise value of $368,400,000.00. The results of this analysis are summarized as follows:

                                                     PURINA MILLS
                                                      MANAGEMENT                            TRANSACTION
                                                      PROJECTIONS     UNDISTURBED PRICE        PRICE
                MULTIPLE                   PERIOD    (IN MILLIONS)        ($10.20)            ($23.00)
                --------                   ------    -------------    -----------------    --------------
Enterprise Value/                            LTM        $852.7              0.28x              0.43x
Sales                                      2001E         871.7              0.27x              0.42x
Enterprise Value/                            LTM          64.8               3.6x               5.7x
EBITDA                                     2001E          68.4               3.4x               5.4x
Enterprise Value/                            LTM          17.7              13.3x              20.9x
EBIT                                       2001E          21.2              11.1x              17.4x

     Selected Transactions Analysis. Goldman Sachs analyzed certain publicly available financial information relating to eighteen selected transactions in the livestock feed industry since 1986. Goldman Sachs' analysis of the selected transactions compared levered value, which is diluted equity consideration plus net debt, of the transactions as a multiple of the LTM sales, EBITDA and EBIT of the target companies in the selected transactions. Goldman Sachs excluded non-recurring charges from the EBITDA and EBIT values for the target companies. The results of this analysis are summarized below:

                                                         LIVESTOCK FEED INDUSTRY TRANSACTIONS
                                                                       (RANGE)
                                                         ------------------------------------
Levered value as a multiple of LTM sales of target.....               0.1x - 0.9x
Levered value as a multiple of LTM EBITDA of target....              4.9x - 45.1x
Levered value as a multiple of LTM EBIT of target......              6.1x - 23.4x

     Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information relating to Purina Mills to corresponding financial information and public market multiples for the following nine publicly traded companies in the animal feed, commodity processor or pork breeder industries:

     - Ridley Inc.;

     - Ridley Corporation Limited;

     - Spigadoro, Inc.;

     - IBP, inc.;

     - Smithfield Foods, Inc.;

     - Tyson Foods, Inc.;

     - Pilgrim's Pride Corporation;

     - Sanderson Farms, Inc.; and

     - PIC International Group PLC.

     The selected companies were chosen because they are publicly traded companies that, for purposes of analysis, may be considered similar to Purina Mills in that all of the companies are exposed to some degree to the livestock market and to volatility in livestock prices. No company used in the analysis as a comparison is directly comparable to Purina Mills. Goldman Sachs' analyses compared each of the selected companies (based on the closing market price per common share of each company on June 15, 2001) to Purina Mills (based on the closing market price per share of Purina Mills common stock on April 27, 2001 and June 15, 2001) in the following respects:

     - closing market price per share of common stock as a percentage of the preceding 52-week high closing price per share of common stock;

     - enterprise value, which is the sum of diluted equity market capitalization and net debt, as a multiple of each of LTM sales, LTM EBITDA and LTM EBIT; and

     - price per share of common stock as a multiple of earnings per share, or EPS, calendarized for the years 2001 and 2002.

     The results of this analysis are summarized as follows:

                                                     ENTERPRISE VALUE           CALENDARIZED
                                                     MULTIPLES OF LTM           P/E MULTIPLES
                         % OF 52                  ----------------------   -----------------------
                        WEEK HIGH      SALES       EBITDA        EBIT         2001         2002
                       -----------   ----------   ---------   ----------   ----------   ----------
Purina Mills
  (June 15, 2001)....        98.1%         0.4x        5.0x        18.5x           NM        56.8x
Purina Mills
  (April 27, 2001)...        88.3%         0.3x        3.6x        13.3x           NM        30.0x
Comparable
  Companies..........  18.5%-98.4%    0.2x-0.6x   5.0x-9.6x   6.8x-31.1x   6.0x-21.2x   5.4x-11.2x

     The historical financial information used for the selected companies was based on the latest publicly available financial statements for such companies. The historical financial information used for Purina Mills was based on reports of the management of Purina Mills for the twelve-month period ending April 30, 2001. The EPS estimates used for the selected companies were based on IBES median estimates, where available, or Wall Street research. The EPS estimates used for Purina Mills were from the management of Purina Mills as of June 2001. The total debt amounts used in the calculation of enterprise value in connection with (1) the closing market price per share of Purina Mills common stock on April 27, 2001 were based upon debt balance estimates from the management of Purina Mills, as of April 30, 2001, and (2) the closing market price per share of Purina Mills common stock on June 15, 2001 were based upon debt balance estimates from the management of Purina Mills, as of June 14, 2001. Goldman Sachs excluded non-recurring charges from the EBITDA and EBIT values used for all companies.

     Present Value of Implied Future Stock Price Analysis. Goldman Sachs determined the implied future prices of shares of Purina Mills common stock, based on EBITDA and EPS projections for the years 2001 to 2005 prepared by the management of Purina Mills, using multiples of enterprise value to EBITDA ranging from 3.0x to 5.0x and multiples of price per share of Purina Mills common stock to EPS ranging from 8.0x to 16.0x. Goldman Sachs then discounted these implied future prices of shares of Purina Mills common stock back to June 30, 2001, at a discount rate of 10%. This analysis resulted in present values of implied future prices of shares of Purina Mills common stock ranging from $8.67 to $22.54 based on EBITDA estimates and ranging from $0.63 to $15.69 based on EPS estimates.

     The enterprise values of Purina Mills used in the calculation of the present value of implied prices of shares of common stock based on EBITDA estimates were based on debt projections from the management of Purina Mills. Promissory notes, where convertible, were deducted from total debt and were convertible on principal only with the assumption that accrued interest would be paid in cash prior to conversion.

     Discounted Cash Flow Analysis. Based on management projections for the years 2001 through 2005 as of June 2001, Goldman Sachs calculated a range of equity values per share of Purina Mills common stock using a discounted cash flow valuation of the projected free cash flows of Purina Mills. Goldman Sachs calculated the equity value per share of Purina Mills common stock based on these projected free cash flows for the years 2001 through 2005 and a terminal value based on a perpetuity growth rate of the free cash flow in the year 2005 ranging from -2.0% to 2.0%, discounting the terminal value and the free cash flows back to June 30, 2001, using discount rates ranging from 9% to 11%. This analysis produced equity values per share of Purina Mills common stock ranging from $13.48 to $29.04. Goldman Sachs also calculated the equity value per share of Purina Mills common stock based on these projected cash flows for the years 2001 through 2005 and assuming changes in the projected EBITDA per ton of feed sold for the years 2001 through 2005 ranging from a decrease of $4.00 to an increase of $4.00 for each such year and annual changes in volume of feed sold for the years 2001 through 2005 ranging from a decrease of 250,000 tons to an increase of 250,000 tons. For the purposes of this analysis, Goldman Sachs also assumed a discount rate of 10.0% and a 0.0% perpetuity growth rate of the free cash flow in the year 2005. This analysis produced equity values per share of Purina Mills common stock ranging from $7.29 to $31.07. The foregoing analyses assumed net debt of $126,600,000.00 as of June 14, 2001, except where promissory notes were converted to equity. Promissory notes, where convertible, were deducted from total debt and were convertible on principal only with the assumption that accrued interest would be paid in cash prior to conversion.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Purina Mills or the contemplated transaction.

     The analyses were prepared solely for the purpose of Goldman Sachs providing its opinion to the board of directors of Purina Mills as to the fairness, as of June 17, 2001, from a financial point of view to the holders of the outstanding shares of Purina Mills common stock of the $23.00 per share in cash to be received by those holders pursuant to the merger agreement. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Purina Mills, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

     As described above, Goldman Sachs' opinion to the board of directors of Purina Mills was one of many factors taken into consideration by the board of directors of Purina Mills in making its determination to approve the proposed merger. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Robert F. Cummings, Jr., an Advisory Director of Goldman Sachs, is a director of Purina Mills. Goldman Sachs provides a full range of financial and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Purina Mills for its own account and for the accounts of customers. Goldman Sachs may provide investment banking services to Land O'Lakes and its subsidiaries in the future.

     Pursuant to a letter agreement dated June 7, 2001, Purina Mills engaged Goldman Sachs to undertake a study to enable Goldman Sachs to render an opinion with respect to the fairness from a financial point of view of the $23.00 in cash per share of Purina Mills common stock to be received by the holders of such shares pursuant to the merger agreement. Pursuant to the terms of this engagement letter, Purina Mills has agreed to pay Goldman Sachs a customary fee for these services.

     Purina Mills has also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws. Purina Mills selected Goldman Sachs because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger.

INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER

     In considering the recommendation of your board of directors with respect to the merger, you should be aware that the directors and executive officers of Purina Mills have certain interests in the merger that may be different from, or in addition to, stockholders of Purina Mills. Your board of directors was aware of these interests as they existed on June 17, 2001, and considered them, among other factors, in approving the merger agreement. These interests are summarized below.

     Interest in Common Shares, Options and Other Equity Interests. As of July 30, 2001 our executive officers and directors beneficially owned an aggregate of 61,126 shares of our common stock, excluding the 2,356,168 shares of common stock beneficially owned by GSCP Recovery, Inc., which is an affiliate of Robert
A. Hamwee's employer, GSC Partners. Mr. Hamwee disclaims beneficial ownership of all of these shares of common stock. The aggregate consideration that would be received in the merger in respect of these shares would be $1,405,898.00, excluding the 2,356,168 shares of common stock beneficially owned by GSCP Recovery. As of June 17, 2001, our executive officers and directors also owned an aggregate of 830,000 stock options to purchase shares of our common stock. Upon consummation of the merger, each option to purchase shares of Purina Mills common stock will be accelerated and vested. The aggregate consideration that would be received in the merger by our executive officers and directors of Purina Mills in respect of these options (net of the aggregate exercise price) would be $6,354,975.05. The aggregate consideration that would be received in the merger by each of our executive officers with respect to his stock options following the vesting of the stock options (net of the aggregate exercise price) would be as follows:

Brad J. Kerbs...............................................    $978,900.00
Rick L. Bowen...............................................    $710,869.03
Mark S. Chenoweth...........................................    $710,869.03
James R. Emanuelson.........................................    $710,869.03
David R. Hoogmoed...........................................    $710,869.03
Bradley D. Schu.............................................    $710,869.03
Glenn W. Shields............................................    $710,860.87
Darrell D. Swank............................................    $710,869.03

     The aggregate consideration that would be received in the merger by each of the following non-employee directors with respect to his stock options following the vesting of the stock options (net of the aggregate exercise price) would be as follows:

Robert A. Hamwee............................................    $100,000.00*
James J. Gaffney............................................    $100,000.00
Robert F. Cummings..........................................    $100,000.00
Craig Scott Bartlett........................................    $100,000.00

---------------

* Represents 25,000 options granted to GSCP Recovery, an affiliate of Mr. Hamwee's employer, GSC Partners. Mr. Hamwee disclaims beneficial ownership of these options.

     Existing Employment Agreements. Purina Mills previously entered into employment agreements with each of the eight executive officers listed above. Most of these agreements have been in existence since 1999. These employment agreements have initial terms of two years and renew for successive one-year periods after the initial term unless either party notifies the other at least 90 days before the end of the current term that the employment agreement will terminate at the end of the current term. On May 25, 2001, the board of directors amended the employment agreements, which could be terminated by Purina Mills in 2001, to provide that Purina Mills would not exercise its right to terminate these employment agreements in 2001. On May 25, 2001, the board of directors also amended the employment agreements to provide that in the event of a change in control, the term of the agreements will automatically be extended until the second anniversary of the change in control.

     The employment agreements provide for the following severance benefits:

     - a lump sum payment equal to:

       -- 24 months of base pay; and

       -- two times annual bonus;

     - benefit continuation for two years; and

     - certain other benefits.

In general, these severance benefits are triggered in the event that, while the employment agreements are in effect and within the period that begins three months before, and ends two years after, a "triggering event" (as defined in the employment agreements), the executive's employment is terminated by Purina Mills without cause or by the executive for good reason. The consummation of the merger will constitute a triggering event under these agreements.

     The employment agreements also set forth the executive's compensation and the executive's obligations not to compete for the term of the agreement plus one year (if the termination is not in connection with a triggering event) or two years (if the termination is in connection with a triggering event) unless the executive terminates his employment for good reason or the employer terminates the executive without good cause.

     On June 17, 2001, the board of directors amended the current employment agreements of the executive officers. The agreements were amended to provide that the executives are subject to a covenant not to compete with Purina Mills for a period of one year following termination of employment for any reason. In consideration of this covenant not to compete, the employment agreements were amended to remove the provision in the agreements which reduces the amounts payable to these executives in the event such payments constitute excess parachute payments under Section 280G of the Internal Revenue Code. The agreements were also amended to provide for supplemental payments to the executives in the event that the 20% excise tax under Section 4999 of the Internal Revenue Code on any excess parachute payments is triggered. These payments would be in an amount such that the executives would be placed in the financial position they would have been in had the tax not been imposed.

     New Employment Agreements. In connection with the execution of the merger agreement, Messrs. Kerbs, Bowen, Chenoweth, Emanuelson, Hoogmoed, Schu and Shields executed new employment agreements with Purina Mills. The new employment agreements will supercede the current employment agreements and will only become operative in the event the merger with Land O'Lakes is consummated. These new employment agreements are for terms of two years in the case of Messrs. Kerbs and Emanuelson and three years in the case of the other five executives. The new employment agreements provide for the following severance benefits:

     - a lump sum payment equal to:

       -- 24 months of base pay; and

       -- two times annual bonus;

     - benefit continuation for a period of two years; and

     - certain other benefits.

In general, these severance benefits are triggered in the event that, while the employment agreements are in effect, the executive's employment is terminated by Purina Mills without cause or, with respect to a majority of the executives, by the executive if Purina Mills relocates his primary office location outside of the metropolitan area in which he works. The agreements also provide that in the event the executive terminates his employment at any time following the first anniversary of the effective date of the agreement for any reason, he will be entitled to receive his base salary and health care benefits until the earlier of the first anniversary of the date of termination of employment or the end of the term of the agreement.

     The new employment agreements for Messrs. Kerbs and Emanuelson provide for two special integration bonus payments in amounts equal to $275,000.00 and $85,000.00 per payment, respectively, payable on the first and second anniversaries of the date of the agreement. The new employment agreements for the other five executives provide for three special integration bonus payments in amounts ranging from $45,000.00 to $80,000.00 per payment, payable on the first, second and third anniversaries of the date of the agreement. The integration bonuses are payable in consideration of the executive's remaining employed following the merger in order to achieve a successful integration of the companies and, therefore, are payable only if the executives are employed on the payment date.

     These seven new employment agreements provide that the executives will be subject to a covenant not to compete with Purina Mills for a period of two years following termination of employment for any reason. In consideration of this covenant not to compete, Purina Mills will make three payments to each executive. The amounts of each of the three payments range from $80,000.00 to $200,000.00 per payment. The payments will be made to the executives on the date the executive's employment is terminated, the first anniversary of such date and the second anniversary of such date. In addition, each executive will be subject to confidentiality restrictions and an inventions and trade secrets agreement.

     These seven new employment agreements contain a provision which states that in the event any payment to an executive would be nondeductible by Purina Mills or would constitute an excess parachute payment, the executive and Purina Mills may agree to reduce the amounts payable pursuant to the employment agreement (or otherwise) to an amount which would be deductible by Purina Mills. The agreements do not provide for any supplemental payments to the executives in the event that the 20% excise tax under Section 4999 of the Internal Revenue Code on any excess parachute payments is triggered.

     In connection with the execution of the merger agreement, Mr. Swank also executed a new employment agreement with Purina Mills. Mr. Swank's new employment agreement will supercede his current employment agreement and will only become operative in the event the merger with Land O'Lakes is consummated. Mr. Swank's new employment agreement is for a term which begins on the effective date of the merger and continues until the later of three months after the effective date of the merger or January 31, 2002. This new employment agreement provides for the following severance benefits:

     - a lump sum payment equal to:

       -- 24 months of base pay; and

       -- two times annual bonus; and

     - benefit continuation for a period of two years.

These severance benefits are triggered in the event that Purina Mills terminates Mr. Swank's employment during the term without cause; Mr. Swank terminates his employment during the term on account of Purina Mills' relocation of his primary office location; Mr. Swank terminates his employment any time after the later of three months after the effective date of the agreement or January 31, 2002 for any reason; or the agreement expires.

     Mr. Swank's new employment agreement provides that he is subject to a covenant not to compete with Purina Mills for a period of one year following termination of employment for any reason.

     Mr. Swank's new employment agreement contains a provision which states that in the event any payment to Mr. Swank would be nondeductible by Purina Mills or would constitute an excess parachute payment, the amounts payable pursuant to the employment agreement will be reduced to an amount which would be deductible by Purina Mills. Therefore, Mr. Swank's agreement does not provide for supplemental payments to Mr. Swank in the event that the 20% excise tax under
Section 4999 of the Internal Revenue Code on any excess parachute payments is triggered.

     2001 Annual Incentive Program. On May 25, 2001, the board of directors modified the 2001 Annual Incentive Program to provide for a guaranteed payment of 50% of each executive's target 2001 Annual Incentive Program award if a change in control is consummated in 2001 and the executive remains employed through December 31, 2001 or the executive's employment with Purina Mills is terminated by Purina Mills without good cause and prior to December 31, 2001.

     These payments, along with any other payments participants may earn under the terms of the 2001 Annual Incentive Program, will be paid to participants at the time payments would ordinarily be made pursuant to the terms of the 2001 Annual Incentive Program.

     Indemnification and Insurance. The merger agreement requires the surviving corporation to continue to provide, for a period of six years after the merger, indemnification to persons serving as directors and officers of Purina Mills and its subsidiaries immediately prior to the time the merger becomes effective for actions based on matters and events occurring at or prior to the merger to the same extent as currently provided in our applicable charter documents. The merger agreement requires Land O'Lakes to provide to officers and directors immediately prior to the time the merger becomes effective and persons acting as fiduciaries under any Purina Mills employee benefit plan immediately prior to the time the merger becomes effective, for a period of six years after the merger, director, officer and fiduciary liability insurance substantially similar to the insurance we currently provide, subject to various limitations.

     Professional Services. GSCP (NJ), Inc. entered into an agreement with Purina Mills to provide investment advisory services in connection with the merger in exchange for a customary fee for these services. GSCP (NJ), Inc. is an affiliate of Robert A. Hamwee's (the chairman of the board of directors of Purina Mills) employer, GSC Partners. Purina Mills engaged Goldman Sachs to undertake a study to enable Goldman Sachs to render an opinion with respect to the fairness from a financial point of view of the $23.00 in cash per share of Purina Mills common stock to be received by the holders of these shares pursuant to the merger agreement. Pursuant to the terms of the engagement letter, Purina Mills has agreed to pay Goldman Sachs a customary fee for these services. Robert
F. Cummings, a member of the board of directors of Purina Mills, serves as an Advisory Director of Goldman Sachs.

ACCOUNTING TREATMENT

     The merger will be accounted for by Land O'Lakes as a "purchase" in accordance with generally accepted accounting principles. Consequently, the aggregate consideration paid by Land O'Lakes in connection with the merger will be allocated to Purina Mills' assets and liabilities based upon their fair values, with any excess being treated as goodwill.

REGULATORY MATTERS

     Land O'Lakes and Purina Mills must comply with certain regulatory requirements before the merger is consummated. Purina Mills and Land O'Lakes are not aware of any other material governmental consents or approvals that are required prior to the parties' consummation of the merger other than those described below. It is presently contemplated that, if such additional governmental consents and approvals are required, such consents and approvals will be sought. There can be no assurance, however, that any such additional consents or approvals will be obtained.

     Hart-Scott-Rodino Act. The consummation of the merger is subject to the requirements of antitrust laws and regulations, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and its related rules and regulations, which provide that certain acquisition transactions may not be consummated until certain information has been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and until certain waiting periods have been terminated or have expired. Land O'Lakes and Purina Mills were, therefore, required to file Notification and Report Forms. These were filed by Purina Mills and Land O'Lakes with the Antitrust Division and the Federal Trade Commission on June 29 and July 2, 2001, respectively. The Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Act on July 27, 2001.

     The termination of the Hart-Scott-Rodino waiting period does not preclude the Antitrust Division, the Federal Trade Commission or any state governmental or regulatory authority from challenging the merger on antitrust grounds either before or after the waiting period has expired or been terminated. Accordingly, at any time before or after the effective time of the merger, the Antitrust Division, the Federal Trade Commission or any state governmental or regulatory authority could take action under the antitrust laws as it deems necessary or desirable in the public interest, or various other persons, including private parties, could take action under the antitrust laws. These actions could include seeking to enjoin the merger. Based on information available to them, Land O'Lakes and Purina Mills believe the merger can be completed in compliance with federal and state antitrust laws. There can be no assurance, however, that a challenge to the merger will not be made or that, if such a challenge is made, Land O'Lakes and Purina Mills will prevail.

     Injunctions. The obligations of Land O'Lakes and Purina Mills to consummate the merger are subject to the condition that there be no injunction, preliminary restraining order or other order by any court or governmental or regulatory authority of competent jurisdiction, including any state governmental or regulatory authorities, prohibiting consummation of the merger.

     Land O'Lakes and Purina Mills are not aware of any foreign governmental approvals or actions that may be required for consummation of the merger. Should any of these other approvals or actions be required, Land O'Lakes and Purina Mills currently contemplate that it would be sought. The failure to make any of these filings or to obtain any of these approvals is not anticipated to have a material effect on the merger or the combined company.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following discussion describes some United States federal income tax consequences relevant to the merger. The discussion is based on the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated under the Internal Revenue Code of 1986, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described in this proxy statement and could be made on a retroactive basis.

     The receipt of cash in exchange for shares of Purina Mills common stock pursuant to the merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign income and other tax laws. The tax consequences of such receipt may vary depending upon, among other things, the particular circumstances of the stockholder. In general, a stockholder will recognize a gain or a loss for federal income tax purposes equal to the difference between the adjusted tax basis of his or her shares of Purina Mills common stock and the amount of cash received in exchange for those shares in the merger. Such gain or loss generally will be:

     - calculated separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) sold or exchanged pursuant to the merger;

     - a capital gain or loss if the shares of Purina Mills common stock are a capital asset in the hands of the stockholder; and

     - a long-term capital gain or loss if the holding period of the shares of Purina Mills common stock is more than one year at the effective time of the merger.

     The receipt of cash by a stockholder of Purina Mills pursuant to the merger may be subject to backup withholding at the rate of 31% unless the stockholder provides a certified taxpayer identification number on Form W-9 and otherwise complies with the backup withholding rules or demonstrates that it is exempt from backup withholding. Backup withholding is not an additional tax; any amounts withheld may be allowed as a refund or a credit against the federal income tax liability of the stockholder.

     The foregoing discussion does not address all aspects of federal income taxation that may be relevant to a stockholder and may not apply to stockholders:

     - who acquired their shares of Purina Mills common stock pursuant to the exercise of employee stock options or other compensation arrangements with Purina Mills;

     - who are foreign corporations, foreign partnerships, other foreign entities, or not citizens or residents of the United States;

     - who perfect their appraisal rights; or

     - who are subject to special tax treatment under the Internal Revenue Code (such as dealers in securities, insurance companies, other financial institutions, regulated investment companies, stockholders who hold their shares as part of a hedge, straddle, or conversion transaction, and tax-exempt entities).

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX LAWS OR FEDERAL TAX LAWS OTHER THAN THOSE PERTAINING TO INCOME TAX.

APPRAISAL RIGHTS

     Under Section 262 of the Delaware General Corporation Law, which we refer to as Delaware law, any holder of shares of Purina Mills common stock who does not wish to accept $23.00 per share in cash for the holder's shares of common stock may dissent from the merger and elect to have the fair value of the holder's shares of common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to the holder in cash, together with a fair rate of interest, if any, provided that the holder complies with the provisions of Section 262.

     The following discussion is not a complete statement of the law pertaining to appraisal rights under Delaware law and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Annex C to this proxy statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of common stock as to which appraisal rights are asserted. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO PROPERLY FOLLOW THE STEPS SUMMARIZED BELOW TO PERFECT APPRAISAL RIGHTS.

     Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days before the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in that notice a copy of Section 262. This proxy statement constitutes that notice to the holders of shares of Purina Mills common stock and the applicable statutory provisions of Delaware law are attached to this proxy statement as Annex C. Any stockholder who wishes to exercise appraisal rights or who wishes to preserve the right to do so should carefully review the following discussion and Annex C to this proxy statement. FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED IN SECTION 262 WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the shares of Purina Mills common stock, Purina Mills believes that stockholders who consider exercising such appraisal rights should seek the advice of counsel.

     Any holder of shares of Purina Mills common stock wishing to exercise the right to demand appraisal under Section 262 of Delaware law must satisfy each of the following conditions:

     - as more fully described below, the holder must deliver to Purina Mills a written demand for appraisal of the holder's shares before the vote on the merger agreement and the merger at the special meeting, which demand will be sufficient if it reasonably informs Purina Mills of the identity of the holder and that the holder intends to demand the appraisal of the holder's shares;

     - the holder must not vote the holder's shares of common stock in favor of the merger agreement and the merger; a proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement; therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement and the merger or abstain from voting on the merger agreement and the merger; and

     - the holder must continuously hold the shares from the date of making the demand through the effective time of the merger; a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made but who transfers those shares after the date of the written demand and before the effective time of the merger will lose any right to appraisal in respect of those shares.

     Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve and adopt the merger agreement and the merger will constitute a written demand for appraisal rights within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

     Only a holder of record of shares of common stock issued and outstanding immediately before the effective time of the merger is entitled to demand appraisal rights for the shares of common stock registered in that holder's name. A demand for appraisal rights should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder's name appears on the stock certificates, should specify the stockholder's name and mailing address, the number of shares of common stock owned and that the stockholder intends to demand appraisal of the stockholder's shares of common stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal rights on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising appraisal rights with respect to the shares held for one or more beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS ARE URGED TO CONSULT WITH THEIR BROKERS TO DETERMINE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY THE NOMINEE.

     A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to: Purina Mills, Inc., 1401 South Hanley Road, St. Louis, Missouri, 36144, Attn.: Darrell D. Swank, Executive Vice President, Chief Financial Officer and Secretary.

     Within ten days after the effective time of the merger, Purina Mills must send a notice as to the effectiveness of the merger to each former stockholder of Purina Mills who has made a written demand for appraisal in accordance with
Section 262 and who has not voted to approve and adopt the merger agreement and the merger. Within 120 days after the effective time of the merger, but not later, either Purina Mills or any dissenting stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of common stock held by all dissenting stockholders. Purina Mills is under no obligation to and has no present intent to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that Purina Mills will file such a petition or that Purina Mills will initiate any negotiations with respect to the fair value of the shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Inasmuch as Purina Mills has no obligation to file such a petition, the failure of a stockholder to do so within the period specified would nullify the stockholder's previous written demand for appraisal.

     Under the merger agreement, Purina Mills has agreed to give Land O'Lakes prompt written notice of any demands for appraisal received by Purina Mills. Land O'Lakes has the right to direct and approve all negotiations and proceedings with respect to demands for appraisal under Delaware law. Purina Mills will not, except with the prior written consent of Land O'Lakes, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any demands.

     Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from Purina Mills, upon written
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

request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Purina Mills must mail that statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

     A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to Purina Mills, which will then be obligated within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to those stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

     After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a dissenting stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE $23.00 PER SHARE THEY WOULD RECEIVE UNDER THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES. STOCKHOLDERS SHOULD ALSO BE AWARE THAT INVESTMENT BANKING OPINIONS ARE NOT OPINIONS AS TO FAIR VALUE UNDER SECTION 262.

     Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date before the effective time of the merger).

     Any stockholder may withdraw its demand for appraisal and accept $23.00 per share, without interest, by delivering to Purina Mills a written withdrawal of the stockholder's demand for appraisal, except that:

     - any such attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of Purina Mills; and

     - no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

If Purina Mills does not approve a stockholder's request to withdraw a demand for appraisal when that approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more than, the same or less than $23.00 per share.

     FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 OF DELAWARE LAW MAY RESULT IN THE LOSS OF A STOCKHOLDER'S APPRAISAL RIGHTS. CONSEQUENTLY, ANY STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE APPRAISAL RIGHTS.

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

                              CERTAIN PROJECTIONS

     During the course of discussions between Purina Mills and Land O'Lakes, which led to the execution of the merger agreement, Purina Mills provided Land O'Lakes and Goldman Sachs with certain non-public business and financial information about Purina Mills. The information included a profit and loss statement for Purina Mills that projected, for the fiscal year 2001 (a) tons sold of approximately 4,100,000, (b) net sales of approximately $871,700,000.00,
(c) operating income of approximately $21,200,000.00, (d) EBITDA of approximately $68,400,000.00, (e) net income of approximately $800,000.00, and
(f) earnings per share of approximately $0.08. Purina Mills also provided Land O'Lakes and Goldman Sachs additional non-public business and financial information about Purina Mills, including projected profit and loss statements, for the fiscal years 2002 and 2003. EBITDA was projected to be approximately $71,400,000.00 and $74,800,000.00 for the fiscal years 2002 and 2003, respectively. In addition, Purina Mills provided Goldman Sachs with additional guidance regarding management projections for financial and operational performance for fiscal years 2004 and 2005.

     Purina Mills does not, as a matter of course, make public any projections as to future performance or earnings, and the projections set forth above and elsewhere in this proxy statement are included in this proxy statement only because the information was provided by Purina Mills to Land O'Lakes and Goldman Sachs. These forecasts were not prepared with a view to public disclosure or compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections and are included in this proxy statement only because they were provided to Land O'Lakes and Goldman Sachs. Land O'Lakes and Goldman Sachs assume no responsibility for the accuracy of these forecasts. While presented with numerical specificity, these forecasts are based upon a variety of assumptions (not all of which were stated therein and not all of which were provided to Land O'Lakes and Goldman Sachs) relating to the businesses of Purina Mills which may not be realized and are subject to significant financial, market, economic and competitive uncertainties and contingencies that are difficult or impossible to predict accurately, many of which are beyond the control of Purina Mills and Land O'Lakes. There can be no assurance that the forecasts will be realized, and actual results may vary materially from those shown. The inclusion of projections by Land O'Lakes, Goldman Sachs, Purina Mills or any of their respective affiliates or representatives should not be regarded as a representation that the projected results will be achieved.

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

                  MATERIAL PROVISIONS OF THE MERGER AGREEMENT

     This section of the proxy statement describes material provisions of the merger agreement. The description of the merger agreement contained in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated in this proxy statement by reference. You are urged to review the merger agreement carefully and in its entirety.

GENERAL

     Pursuant to the merger agreement, at the effective time of the merger, LOL Holdings III will merge into Purina Mills, whereby LOL Holdings III will cease to exist. Following the effective time of the merger, Purina Mills will be the surviving corporation and will become an indirect wholly owned subsidiary of Land O'Lakes.

MERGER CONSIDERATION

     At the effective time of the merger, by virtue of the merger and without any action on the part of any stockholder, each issued and outstanding share of Purina Mills common stock held by Purina Mills stockholders will be converted into the right to receive $23.00 in cash (prorated for fractional shares), without interest, except for shares held by Land O'Lakes or any direct or indirect subsidiary of Land O'Lakes or Purina Mills and shares as to which appraisal rights are properly perfected by a dissenting stockholder.

     Any shares of our common stock held in treasury automatically will be canceled and retired at the effective time of the merger and will cease to exist. No consideration will be delivered in exchange for these shares. Each share of our common stock, if any, that is owned by Land O'Lakes or a direct or indirect subsidiary of Land O'Lakes or Purina Mills will also be cancelled.

     As of the effective time of the merger, all shares of our common stock will no longer be outstanding, will automatically be canceled and retired, and will cease to exist. Each holder of our shares of common stock will cease to have any rights with respect to those shares, except the right to receive the merger consideration in accordance with the terms of the merger agreement or to perfect the holder's appraisal rights under Delaware law if the holder has properly exercised these rights.

     As of the effective time of the merger, each share of LOL Holdings III common stock issued and outstanding immediately prior to the effective time of the merger will be converted into one fully paid and nonassessable share of common stock of the surviving corporation.

     No dissenting stockholder will be entitled to any portion of the merger consideration or other distributions unless and until the dissenting stockholder fails to perfect or otherwise effectively withdraws or loses his or her appraisal rights under Delaware law. Shares of Purina Mills common stock as to which appraisal rights have been exercised will be treated in accordance with
Section 262 of Delaware law. If any person, who otherwise would be deemed a dissenting stockholder, fails to properly perfect or effectively withdraws or loses the right to dissent with respect to any shares of Purina Mills common stock, those shares will be treated as though they had been converted as of the later of the effective time of the merger or the occurrence of the withdrawal or loss into the right to receive the merger consideration, without interest. See "The Merger -- Appraisal Rights."

TREATMENT OF EQUITY PLANS, CONVERTIBLE PROMISSORY NOTES AND EMPLOYEE PLANS

     Stock Options. Each holder of an outstanding option to purchase shares of our common stock immediately prior to the effective time of the merger that is issued pursuant to either the Purina Mills, Inc. Equity Incentive Plan (as amended and restated effective as of June 12, 2001) or the 2001 Non-Employee Director and Key Employee Equity Incentive Plan, whether or not then exercisable, will be entitled to receive a cash payment equal to the amount by which $23.00 exceeds the per share exercise price of such option, multiplied by the number of shares of common stock subject to such option, less all required tax withholding.

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

     Stock Appreciation Rights. Each holder of any outstanding stock appreciation right immediately prior to the effective time of the merger that is granted under our stock appreciation rights plan, whether or not then exercisable, will be entitled to receive a cash payment equal to the amount by which $23.00 exceeds the per share exercise price of such right, multiplied by the number of equivalent shares of our common stock subject to such right, less all required tax withholding.

     Convertible Promissory Notes. Each holder of a promissory note issued by Purina Mills convertible into shares of Purina Mills common stock outstanding immediately prior to the effective time of the merger will be entitled, as a result of the merger and upon execution of a cancellation agreement with Purina Mills, to receive a cash payment equal to $23.00 multiplied by the number of shares of Purina Mills common stock into which the note is convertible.

     Amendment or Termination of Plans. We have agreed to cause, at the election of Land O'Lakes, our employee plans to be amended for certain purposes or terminated immediately prior to the consummation of the merger, provided that:

     - for the two year period following the effective time of the merger, Purina Mills will continue to provide access to medical coverage to the retired and terminated employees of Purina Mills who satisfy the current eligibility requirements of the Purina Mills Retiree Medical Plan; and

     - Purina Mills will continue to maintain in effect the Purina Mills Capital Accumulation Plan unless a majority of the active employees who are participants in such plan agree that it may be amended or terminated.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary representations and warranties by Purina Mills, Land O'Lakes, LOL Holdings II and LOL Holdings III relating to, among other things:

     - the corporate organization, standing and power of each of Purina Mills, Land O'Lakes, LOL Holdings II and LOL Holdings III;

     - the subsidiaries of Purina Mills;

     - the capital structure of Purina Mills;

     - each of Purina Mills', Land O'Lakes', LOL Holdings II's and LOL Holdings III's authority to enter, and noncontravention of organizational documents, orders, writs, injunctions, decrees, statutes, rules, regulations and agreements upon entrance, into the merger agreement;

     - documents filed by Purina Mills with the Securities and Exchange Commission and other regulatory entities and the accuracy of information contained in these filings;

     - taxes of Purina Mills;

     - the absence of certain material changes or events with respect to Purina Mills;

     - properties of Purina Mills;

     - material contracts of Purina Mills;

     - liabilities of Purina Mills not disclosed on our financial statements;

     - Purina Mills' compliance with applicable laws and the existence of litigation;

     - suppliers and customers of Purina Mills;

     - matters relating to Purina Mills' compliance with the Employee Retirement Income Security Act of 1974, as amended;

     - the vote required by the stockholders of Purina Mills in connection with the merger agreement and the merger;

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

     - environmental matters affecting Purina Mills;

     - the opinion of Goldman Sachs;

     - labor agreements and material labor disputes of Purina Mills;

     - material product recalls by Purina Mills;

     - Purina Mills' and Land O'Lakes' engagement of and payment of fees to brokers, investment bankers, finders and financial advisors in connection with the merger agreement;

     - the ability of Land O'Lakes to attain the financing necessary to consummate the transactions contemplated by the merger agreement;

     - the financial condition of Land O'Lakes; and

     - the information supplied by Land O'Lakes for inclusion in this proxy statement.

COVENANTS

     Conduct of Business. Pursuant to the merger agreement, Purina Mills has agreed that, except as consented to by Land O'Lakes, during the period from the date of the merger agreement to the effective time of the merger, Purina Mills will carry on its business in the ordinary course consistent with past practice and will use all reasonable efforts to preserve intact in all material respects its business organization, assets and technology, to maintain its rights and franchises, to keep the services of its current officers and other key employees available and to preserve its relationships with those persons having significant business dealings with Purina Mills.

     The merger agreement provides that Purina Mills and its subsidiaries will not, among other things and with some exceptions:

     - amend its certificate of incorporation, by-laws or rights agreement;

     - increase or decrease its authorized capital stock;

     - make any changes in its capital structure;

     - purchase, redeem or cancel for value any shares of its capital stock or any options, stock appreciation rights or convertible notes;

     - declare or pay any dividend or other distribution;

     - designate any class or series of shares of its preferred stock;

     - issue, grant, sell or pledge any shares of capital stock or any rights to purchase capital stock or any securities convertible into capital stock or any stock appreciation rights, performance stock, phantom shares or similar rights;

     - purchase, lease or acquire any assets or properties whose value exceeds $50,000 individually or $500,000 in the aggregate;

     - sell, lease, encumber, mortgage or dispose of any material assets or properties other than inventory and obsolete equipment in the ordinary course of business;

     - waive, release, grant or transfer any rights of value or modify any license or contract;

     - incur new indebtedness, liabilities or other obligations;

     - enter into or amend any benefit plan or employment, severance or consulting agreement, pay any bonuses in connection with the merger, or grant any increases in compensation or benefits;

     - enter into, renew or amend any collective bargaining agreement;

     - enter into any material transaction other than in the ordinary course of business;

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

     - make any tax election; settle any tax liability or file any tax return without Land O'Lakes' review; or take any position in any income tax return as to which Land O'Lakes has reasonably objected;

     - change any accounting principles;

     - settle any litigation, proceeding or material claims; or

     - enter into any agreement with an affiliate of Purina Mills.

     No Solicitation. Purina Mills has agreed not to:

     - solicit, seek, initiate or encourage any inquiries or proposals for a merger, consolidation or business combination involving Purina Mills or any of its subsidiaries, a sale of substantial assets of Purina Mills and its subsidiaries, a sale of shares of capital stock of Purina Mills or any of its subsidiaries or any similar transaction involving Purina Mills or any of its subsidiaries;

     - engage in discussions or negotiations with any person or group concerning any acquisition proposal, or provide any non-public information, or afford access to the properties, books, records or personnel of Purina Mills or any of its subsidiaries, to any third party that is considering making, or has made, any acquisition proposal; or

     - agree to or recommend any acquisition proposal.

     Purina Mills may, however, have discussions with or furnish information or afford access to an unsolicited third-party bidder if its board of directors in the exercise of its fiduciary duties determines in its good faith judgment that the third party's offer is reasonably likely to result in a superior proposal because such offer is reasonably likely to be consummated and would, if consummated, be more favorable, from a financial point of view, to the stockholders of Purina Mills than the Land O'Lakes transaction.

ADDITIONAL AGREEMENTS

     Financing the Merger. It is estimated that the merger consideration, including amounts paid in cancellation of stock options, stock appreciation rights and convertible notes, will equal $243,300,000.00. In connection with the merger, Purina Mills' and Land O'Lakes' debt will be refinanced in the estimated amounts of $120,000,000.00 and $645,400,000.00 respectively. The expenses associated with the consummation of the merger and the debt refinancings are estimated to be $29,000,000.00. The funds for these transactions are expected to come from following:

     - a term loan in the amount of $250,000,000.00;

     - a term loan in the amount of $400,000,000.00 ;

     - a term loan in the amount of $250,000,000.00; and

     - a revolving loan in the amount of up to $250,000,000.00.

     Pursuant to the terms of a binding commitment letter, Chase has agreed to lend, or to cause Land O'Lakes' existing revolving credit agreement to be amended to provide for commitments to lend, $1,150,000,000 to Land O'Lakes to be used as follows:

     - to consummate the merger and to pay related fees and expenses;

     - to refinance existing indebtedness of Purina Mills;

     - to refinance or repay existing indebtedness of Land O'Lakes; and

     - after the consummation of the merger, to fund general corporate purposes and working capital requirements of Land O'Lakes.

Chase may syndicate a portion of its commitment to one or more other financial institutions.

     This credit facility is expected to consist of a $250,000,000.00 five-year term loan, a $400,000,000.00 seven-year term loan, a $250,000,000.00 eighteen-month term loan, and a $250,000,000.00 approximately three-year revolving credit loan. This credit facility is expected to be guaranteed by each domestic wholly owned subsidiary of Land O'Lakes, Land O'Lakes Farmland Feed LLC and each domestic wholly owned subsidiary of Land O'Lakes Farmland Feed LLC. This credit facility is also expected to be secured by substantially all of the assets of Land O'Lakes and the guarantors. The term loans are to bear interest at LIBOR plus between 1.5% and 2.75%, and the revolving loan is to bear interest at LIBOR plus between 1.0% and 1.75%, in each case if a LIBOR-based interest option is selected. If an Alternate Base Rate (which is the higher of Chase's prime rate and the federal funds rate plus 0.5%) interest option is selected, the spreads will be 1.0% lower than those applicable to LIBOR-based loans. In addition, this credit facility will be subject to customary covenants for this type of financing.

     The commitment letter from Chase and JP Morgan is subject to various conditions, including:

     - the preparation and execution of definitive loan agreements and related documents;

     - the absence of a material adverse change in Land O'Lakes' or Purina Mills' business, operations, properties, assets, liabilities or condition (financial or otherwise);

     - the absence of material adverse change in the financial, banking or capital or debt markets that in JP Morgan's reasonable judgment would reasonably be likely to have a material adverse effect on the syndication of the credit facility; and

     - JP Morgan's satisfaction that prior to and during the syndication of the credit facility there are no competing financing arrangements on behalf of Land O'Lakes or Purina Mills or their respective subsidiaries, which in JP Morgan's judgment would reasonably be likely to have a material adverse effect on the syndication of the credit facility.

     The commitment letter also provides that the credit facility will be subject to additional customary conditions to be contained in the definitive loan agreements.

     Land O'Lakes may finance a portion of the funds necessary to consummate the merger, to pay related fees and expenses and to pay existing indebtedness with a private placement of senior unsecured notes, in which event the loans to be provided by Chase will be reduced by an amount equal to the net proceeds to Land O'Lakes of those senior unsecured notes.

     Stockholders Meeting. Purina Mills agreed to, as soon as practicable following the date of the merger agreement, duly call and hold a meeting of its stockholders for the purpose of obtaining stockholder approval of the merger agreement and the merger and, through the Purina Mills board of directors, recommend to its stockholders the adoption of the merger agreement and the merger and solicit proxies in favor of such approval.

     Access to Information; Confidentiality. Subject to the confidentiality agreement, dated May 7, 2001, between Purina Mills and Land O'Lakes, Purina Mills agreed to afford to Land O'Lakes and its counsel, financial advisors, auditors and other representatives, full access, at all reasonable times upon reasonable notice, during the period prior to the effective time of the merger, to all of Purina Mills' properties, books, personnel and records. Each of Purina Mills and Land O'Lakes agreed to hold, and to cause its counsel, financial advisors, auditors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the confidentiality agreement or the confidentiality provisions contained in the merger agreement.

     Efforts; Cooperation. Subject to the terms and conditions provided in the merger agreement, each of Purina Mills, Land O'Lakes, LOL Holdings II and LOL Holdings III agreed to use reasonable best efforts to obtain all material consents of third parties and governmental authorities and to make all governmental filings necessary to consummate and make effective the transactions contemplated by the merger agreement, including required filings under applicable antitrust laws. If, at any time after the effective time of the merger, any further action is necessary or desirable to carry out the purposes of the merger agreement, the proper officers and directors of each party to the merger agreement are required to take all of these necessary actions.

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

     Subject to the terms and conditions provided in the merger agreement, each of Purina Mills, Land O'Lakes, LOL Holdings II LOL Holdings III agreed to use its reasonable best efforts consistent with applicable legal requirements to take all action to ensure that the conditions set forth in the merger agreement are satisfied and to consummate and make effective, in the most expeditious manner reasonably practicable, the merger and the other transactions contemplated by the merger agreement.

     Indemnification and Insurance. Pursuant to the merger agreement, all rights to indemnification, expense advancement and exculpation (as provided in Purina Mills' or its subsidiaries' organizational documents or in any disclosed indemnification agreement in effect as of the date of the merger agreement, as those rights have been modified by Purina Mills' plan of reorganization) existing in favor of any person who is an officer or director of Purina Mills or its subsidiaries immediately prior to the effective time of the merger, when acting in this capacity or when acting as a fiduciary at the request of Purina Mills under an employee benefit plan, will survive the effective time of the merger for a period of six years with respect to matters occurring at or prior to the effective time of the merger.

     The merger agreement also provides that for six years after the effective time of the merger, the surviving corporation will maintain either: (1) the current or equivalent liability insurance policies covering persons who are officers or directors of Purina Mills or its subsidiaries immediately prior to the effective time of the merger, and persons acting as fiduciaries at the request of Purina Mills under Purina Mills' employee benefit plans immediately prior to the effective time of the merger, for claims arising from facts or events that occurred at or before the effective time of the merger, or (2) a run-off policy or endorsement with respect to those policies covering those persons with respect to these claims. If the surviving corporation maintains the current or equivalent liability insurance policies, it is not required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by Purina Mills for those policies.

     Fees and Expenses. Except as described below, whether or not the merger is completed, all fees and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated thereby will be paid by the party incurring these fees or expenses, except that the filing fees under the Hart-Scott-Rodino Act are required to be shared equally between Purina Mills and Land O'Lakes.

     Employee Benefits. Land O'Lakes has agreed that, for each individual who is an employee of Purina Mills immediately after the merger and who was an employee prior to the merger, the surviving corporation will recognize such employee's service with Purina Mills and Koch Industries, Inc. prior to the merger, to the extent recognized by Purina Mills as service with Purina Mills, for purposes of determining eligibility and vesting (but not for other purposes, including for purposes of accrual of retirement benefits) under employee benefit plans provided to the surviving corporation's employees.

CONDITIONS PRECEDENT

     The obligations of Land O'Lakes, LOL Holdings II and LOL Holdings III to effect the merger are subject to the satisfaction or waiver of various conditions at or before the time at which the merger is to be effected, including the following:

     - Purina Mills stockholders having approved the merger agreement and the merger;

     - no material adverse change in Purina Mills' business, operations, results of operations, properties, assets, liabilities or condition (financial or otherwise);

     - no instituted or pending suit, action or investigation by any governmental authority that is reasonably likely to prohibit or restrain consummation of the merger or require recession of the merger or result in material damages to Land O'Lakes or Purina Mills;

     - all filings required prior to the merger under the Hart-Scott-Rodino Act having been made and all applicable waiting periods under the Hart-Scott-Rodino Act having expired or been terminated;

     - holders of no more than 12% of the shares of Purina Mills common stock having exercised their appraisal rights; and

     - Land O'Lakes having obtained the financing to consummate the merger.

     The obligation of Purina Mills to effect the merger is subject to the fulfillment or waiver of various conditions at or before the time at which the merger is to be effected, including the following:

     - Purina Mills stockholders having approved the merger agreement and the merger;

     - no instituted or pending suit, action or investigation by any governmental authority that is reasonably likely to prohibit or restrain consummation of the merger or require rescission of the merger; and

     - all filings required prior to the merger under the Hart-Scott-Rodino Act having been made and all applicable waiting periods under the Hart-Scott-Rodino Act having expired or been terminated.

     On July 27, 2001, Purina Mills and Land O'Lakes received early termination of the waiting period under the Hart-Scott-Rodino Act in respect of the proposed merger.

TERMINATION, TERMINATION FEES, EXPENSE REIMBURSEMENT, AMENDMENT AND WAIVER

     Termination. The merger agreement may be terminated by:

     - mutual consent of the parties;

     - either party if the conditions to that party's obligations to effect the merger have become impossible to fulfill other than for reasons totally in control of that party;

     - either party if the merger has not been completed on or before December 31, 2001 other than because of that party's failure to comply in all material respects with the merger agreement;

     - either party if approval of Purina Mills stockholders is not obtained;

     - Purina Mills if:

       -- Purina Mills receives an unsolicited acquisition proposal that its board of directors determines in good faith in the exercise of its fiduciary duties to recommend or approve because it is a superior proposal in that it is reasonably likely to be consummated and, if consummated, would result in a transaction that is more favorable, from a financial point of view, to its stockholders than the Land O'Lakes transaction; and

       -- Land O'Lakes has not agreed to match the superior proposal on terms that would, if consummated, result in a transaction that is at least as favorable, from a financial point of view, to Purina Mills stockholders as the superior proposal;

     - Purina Mills if Land O'Lakes' financing commitment is terminated or Land O'Lakes has not obtained financing to consummate the merger on or before November 15, 2001 and all other conditions to completing the merger have been satisfied or waived; or

     - Land O'Lakes if the Purina Mills board of directors:

       -- causes Purina Mills to enter into an agreement for an alternate transaction;

       -- fails to recommend the merger or withdraws or modifies its recommendation of the transaction;

       -- approves or recommends any alternative transaction; or

       -- fails to call or hold a special meeting of the stockholders to approve the merger agreement and the merger or to solicit proxies related to the meeting.

     Termination Fees and Expense Reimbursement. Purina Mills will be required to pay a termination fee of $7,500,000.00 and expense reimbursement of up to $2,000,000.00 if:

     - the merger agreement is terminated because of:

       -- the failure of Purina Mills to receive the vote of the holders of a majority of the shares of Purina Mills common stock approving the merger agreement and the merger;

       -- a material breach of any representation or covenant of Purina Mills contained in the merger agreement;

       -- the holders of more than 12% of the shares of Purina Mills common stock exercising appraisal rights; or

       -- share purchase rights under Purina Mills' rights agreement becoming exercisable; and

       -- before this termination and after the date of the merger agreement, Purina Mills is approached by any third person with respect to an alternative transaction or an alternative transaction is publicly announced by Purina Mills or any third party; and

       -- within one year from the termination, Purina Mills enters into a business combination agreement with any third party; or

     - Purina Mills terminates the merger agreement because it received an unsolicited acquisition proposal that the Purina Mills board of directors in the exercise of its fiduciary duties determines to recommend or approve because it is a superior proposal in that it is reasonably likely to be consummated and would, if consummated, result in a transaction that is more favorable, from a financial point of view, to the stockholders of Purina Mills than the merger, and Land O'Lakes has not agreed to match the superior proposal on terms that would, if consummated, result in a transaction that is at least as favorable, from a financial point of view, to Purina Mills stockholders as the superior proposal; or

     - Land O'Lakes terminates the merger agreement because the Purina Mills board of directors:

       -- causes Purina Mills to enter into an agreement for an alternate transaction;

       -- fails to recommend the merger or withdraws or modifies its recommendation of the transaction;

       -- approves or recommends any alternative transaction; or

       -- fails to call or hold a special meeting of the stockholders to approve the merger agreement and the merger or to solicit proxies related to the special meeting.

     Amendment. The merger agreement may be amended by the parties at any time before or after the approval of the merger agreement and the merger by the Purina Mills stockholders. After approval, however, the parties may not make any amendment that decreases or changes the form of consideration to be received by Purina Mills stockholders without the approval of the stockholders.

                                 THE COMPANIES

PURINA MILLS

     Purina Mills, based in St. Louis, Missouri, has 49 plants and approximately 2,300 employees nationwide. Purina Mills is permitted, under a perpetual, royalty-free license agreement from Ralston Purina Company, to use the trademarks "Purina" and the nine-square Checkerboard logo. Purina Mills is not affiliated with Ralston Purina Company, which distributes Purina Dog Chow and Purina Cat Chow brand pet foods.

     Purina Mills' principal executive offices are located at 1401 South Hanley Road, St. Louis, Missouri, and its telephone number is (314) 768-4100. Our Internet address is (www.purinamills.com). Information on our Internet site is not incorporated by reference into this proxy statement.

     For a more detailed description of the business and properties of Purina Mills, see the descriptions set forth in Purina Mills' Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated in this proxy statement by reference. See "Where You Can Find More Information."

LAND O'LAKES

     Land O'Lakes is a national, farmer-owned and agricultural co-operative, with sales approaching $6 billion. Land O'Lakes does business in all fifty states and more than fifty countries. It is a leading marketer of a full line of dairy-based consumer, foodservice and food ingredient products across the U.S.; services its international customers with a variety of food and animal feed ingredients; and provides farmers and local co-operatives with an extensive line of agricultural supplies (feed, seed, crop nutrients and crop protection products) and services. Land O'Lakes has been in the feed business for more than 70 years.

LOL HOLDINGS II

     LOL Holdings II is a newly formed Delaware corporation and a wholly owned subsidiary of Land O'Lakes.

LOL HOLDINGS III

     LOL Holdings III is a newly formed Delaware corporation and a wholly owned subsidiary of LOL Holdings II, created for the purpose of being an acquisition subsidiary.

                         MARKET PRICES OF COMMON STOCK

     The principal market on which our shares of common stock are traded is The Nasdaq National Market Quotation System, under the ticker symbol "PMIL." On August 1, 2001, the last trading day before the printing of this proxy statement, the high and low sales prices of shares of our common stock were $22.85 and $22.82, respectively. On June 15, 2001, the last trading day before the public announcement of the merger agreement, the high and low sales prices of our shares of common stock were $19.50 and $19.07, respectively.

YOU ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR OUR SHARES OF COMMON
STOCK.

     The following table sets forth, for the calendar quarters indicated, the high and low closing prices per share of Purina Mills common stock as reported by The Nasdaq National Market Quotation System:

                                                               HIGH      LOW
                                                              ------    -----
2001
  Second Quarter............................................  $24.00    $9.75
  First Quarter.............................................  $11.00    $7.84
2000
  Fourth Quarter............................................  $10.38    $7.50
  Third Quarter
     (August 15 -- September 30)............................  $15.00    $7.94

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     Information with respect to ownership by beneficial owners of more than 5% of any class of shares of our common stock is set forth below. This information is based upon reports filed by certain beneficial owners with the Securities and Exchange Commission pursuant to Sections 13(d) or 13(g) of the Securities Exchange Act of 1934 as of July 30, 2001.

NAME & ADDRESS                                             AMOUNT OF NATURE OF
OF BENEFICIAL OWNER                                        BENEFICIAL OWNERSHIP    PERCENT OF CLASS (1)
-------------------                                        --------------------    --------------------
Cargill, Incorporated (2)................................         733,157                   7.3%
15407 McGinty Road West
Wayzata, MN 55391
Franklin Resources, Inc. (3).............................         963,215                   9.6%
777 Mariners Island Blvd
San Mateo, CA 94403
GSCP Recovery, Inc. (4)..................................       2,356,168                  23.6%
500 Campus Drive, Suite 220
Florham Park, NJ 07932
Irwin L. Jacobs (5)......................................         562,000                   5.6%
2900 IDS Center
80 South Eighth Street
Minneapolis, MN 55402-2100
The Prudential Insurance Company of America (6)..........         858,513                   8.6%
751 Broad Street
Newark, NJ 07102-3777

---------------

(1) Based on 10,000,000 shares of Purina Mills common stock outstanding. Of the 10,000,000 outstanding shares on the record date, 1,337,165 shares (approximately 13%) were held in escrow awaiting distribution in accordance with Purina Mills' plan of reorganization. These shares will be voted in favor of the merger agreement and the merger by Wells Fargo Bank Minnesota in accordance with the terms of Purina Mills' plan of reorganization.

(2) According to a Schedule 13G filed with the Securities and Exchange Commission on May 18, 2001, Cargill, Incorporated, a Delaware corporation, has sole disposition and voting power over 451,868 shares. The Schedule 13G also includes 281,289 shares beneficially owned by CFSC Wayland Advisors, Inc., which is an indirect subsidiary of Cargill. Cargill disclaims beneficial ownership of these shares.

(3) These 963,215 shares represent the amount of shares Franklin Resources owns according to a Schedule 13G filed with the Securities and Exchange Commission on February 7, 2001, and are owned by one or more open or closed end investment companies or other managed accounts that are advised by direct or indirect investment advisory subsidiaries of Franklin Resources, Inc. Advisory contracts grant to these adviser subsidiaries all investment and/or voting power over the securities owned by the advisory clients.

    The voting and investment powers by Franklin Mutual Advisers, LLC, formerly Franklin Mutual Advisers, Inc., an indirect wholly owned investment advisory subsidiary of Franklin Resources, are exercised independently from Franklin Resources and from all other investment advisor subsidiaries of Franklin Resources (Franklin Resources, its affiliates and investment advisor subsidiaries other than Franklin Mutual referred to as "Franklin affiliates"). Furthermore, Franklin Mutual and Franklin Resources' internal policies and procedures establish informational barriers that prevent the flow between Franklin Mutual and the Franklin affiliates of information that relates to the voting and investment powers over the securities owned by their respective advisory clients.

    Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding shares of common stock and are the principal shareholders of Franklin Resources. Franklin Resources and Messrs. C. Johnson and R. Johnson may be deemed to be, for purposes of Rule 13d-3 under the Securities and Exchange Act of 1934, the beneficial owner of securities held by persons and entities advised by the Franklin Resources subsidiaries. Franklin Resources and each of the adviser subsidiaries disclaim any economic interest of beneficial ownership in any of the securities covered by this statement.

    Franklin Resources and each of the adviser subsidiaries are of the view that they are not acting as a "group" for purposes of Section 13(d) under the 1934 Act and that they are not otherwise required to attribute to each other the "beneficial ownership" of securities held by any of them or by any persons or entities advised by the Franklin Resources subsidiaries.

(4) According to a Schedule 13D filed with the Securities and Exchange Commission on July 10, 2000, (a) GSCP Recovery, Inc., a Cayman Islands corporation, has sole dispositive power over an estimated 2,706,368 shares issued or to be issued; (b) Greenwich Street Capital Partners II, L.P., a Delaware limited partnership, has shared voting power over an estimated 2,706,368 shares issued or to be issued; (c) GSCP Offshore Fund, L.P., a Cayman Islands exempted limited partnership, has shared voting power over an estimated 2,706,368 shares issued or to be issued; (d) Greenwich Fund, L.P., a Delaware limited partnership, has shared voting power over an estimated 2,706,368 shares issued or to be issued; (e) Greenwich Street Employees Fund, L.P., a Delaware limited partnership, has shared voting power over an estimated 2,706,368 shares issued or to be issued; (f) TRV Executive Fund, L.P., a Delaware limited partnership, has shared voting power over an estimated 2,706,368 shares issued or to be issued; (g) Greenwich Street Investments II, L.L.C., a Delaware limited liability company, has shared voting power over an estimated 2,706,368 shares issued or to be issued; (h) Alfred C. Eckert III has shared voting power over an estimated 2,706,368 shares issued or to be issued; (i) Keith W. Abell has shared voting power over an estimated 2,706,368 shares issued or to be issued; and (j) Sanjay H. Patel has shared voting power over an estimated 2,706,368 shares issued or to be issued.

    All of the outstanding capital stock of GSCP Recovery, Inc. is owned by Greenwich Street Capital Partners II, L.P., GSCP Offshore Fund, L.P., Greenwich Fund, L.P., Greenwich Street Employees Fund, L.P. and TRV Executive Fund, L.P. Greenwich Street Investments II, L.L.C. is the general partner of each of the entities that collectively own all of the capital stock of GSCP Recovery.

    Based on the 8,662,835 shares issued and distributed as of July 30, 2001, the actual amount of shares that GSCP Recovery has actually received to date pursuant to the plan of reorganization was 2,356,168.

(5) According to a Schedule 13D filed on May 29, 2001, Irwin L. Jacobs, an individual, has sole dispositive and voting power over 562,000 shares.

(6) According to a Schedule 13G filed with the Securities and Exchange Commission on May 30, 2001, The Prudential Insurance Company of America, a New Jersey mutual insurance company, has sole dispositive and voting power over 199,759 shares and may have direct and/or indirect investment discretion over 658,754 shares, which are held for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates.

     The following table sets forth, as of July 30, 2001, information known to us concerning the beneficial ownership of shares of our common stock by each of our present directors individually, each of the named executive officers individually and all present directors and executive officers as a group. The totals for each person and for the group include shares held personally and shares held by immediate family members sharing the same household. An asterisk in the column listing the percentage of shares beneficially owned indicates the person owns less than 1% of the shares of common stock as of July 30, 2001.

                         NAME OF                           AMOUNT OF NATURE OF
                    BENEFICIAL OWNER                       BENEFICIAL OWNERSHIP    PERCENT OF CLASS (1)
                    ----------------                       --------------------    --------------------
Rick L. Bowen (2)........................................          95,178                     *
James R. Emanuelson (3)..................................          91,436                     *
David R. Hoogmoed (4)....................................          92,086                     *
Brad J. Kerbs (5)........................................         130,841                   1.3%
Darrell D. Swank (6).....................................         100,157                   1.0%
Craig Scott Bartlett, Jr. (7)............................          25,000                     *
Robert F. Cummings, Jr. (8)..............................          25,000                     *
James J. Gaffney (9).....................................          45,000                     *
Robert A. Hamwee (10)....................................       2,381,168                  23.8%
All Executive Officers and Directors as a Group (11) (11
  persons)...............................................       2,985,866                  28.3%

---------------

 (1) The 10,000,000 outstanding shares of Purina Mills common stock includes 1,337,165 shares (approximately 13%) held in escrow on the record date awaiting distribution in accordance with Purina Mills' plan of reorganization.

 (2) Assumes the exercise of 87,143 options upon a change of control.

 (3) Assumes the exercise of 87,143 options upon a change of control.

 (4) Assumes the exercise of 87,143 options upon a change of control.

 (5) All shares are held in a revocable trust of which Mr. Kerbs is trustee. Assumes the exercise of 120,000 options upon a change of control.

 (6) Includes 4,000 shares held in a revocable trust of which Mr. Swank is trustee. Assumes the exercise of 87,143 options upon a change of control.

 (7) Assumes the exercise of 25,000 options upon a change of control.

 (8) Assumes the exercise of 25,000 options upon a change of control.

 (9) Assumes the exercise of 25,000 options upon a change of control.

(10) Includes 2,356,168 shares owned by GSCP Recovery, Inc., which is an affiliate of Mr. Hamwee's employer, GSC Partners and assumes the exercise of 25,000 options granted to GSC Recovery upon a change in control. Mr. Hamwee disclaims beneficial ownership of these shares and options.

(11) Assumes the exercise of 568,572 options upon a change of control.

                            INDEPENDENT ACCOUNTANTS

     Representatives of KPMG LLP, our independent auditors, are expected to be present at the special meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     If the merger is not consummated, we will hold a 2002 annual meeting of stockholders. If this 2002 meeting is held, stockholder proposals that were intended to be considered in our proxy materials are required to be submitted on or before February 23, 2002, and any proposal not received before this time will be considered untimely.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file at the public reference facilities of the Securities and Exchange Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington DC 20549, and its regional offices at CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, Suite 1300, New York, New York 10048. You may also call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at www.sec.gov.

     The Securities and Exchange Commission allows us to "incorporate by reference" information into this proxy statement, which means that we can disclose important information to stockholders by referring them to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. These documents contain important information about Purina Mills and its finances.

    PURINA MILLS SECURITIES AND EXCHANGE
  COMMISSION FILINGS (FILE NO. 000-30077)                          PERIOD
  ---------------------------------------                          ------
Annual Report on Form 10-K                      Year ended December 31, 2000
Quarterly Reports on Form 10-Q                  Quarters ended March 31, 2001, June 30, 2000
                                                and September 30, 2000
Current Report on Form 8-K                      Filed on June 18, 2001.
Current Report on Form 8-K                      Filed on May 29, 2001

     WE ARE ALSO INCORPORATING BY REFERENCE ADDITIONAL DOCUMENTS THAT WE MAY FILE WITH THE SECURITIES AND EXCHANGE COMMISSION BETWEEN THE DATE OF THIS PROXY STATEMENT AND THE DATE OF THE SPECIAL MEETING.

     Land O'Lakes, LOL Holdings II and LOL Holdings III have supplied all information contained or incorporated by reference in this proxy statement relating to Land O'Lakes, LOL Holdings II and LOL Holdings III; Purina Mills has supplied all such information relating to Purina Mills.

     We may have sent to our stockholders some of the documents incorporated by reference, but you can obtain any of them through Purina Mills or the Securities and Exchange Commission. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement. You may obtain documents incorporated by reference in this proxy statement by requesting them in writing at the following address:

                               Purina Mills, Inc.
                             1401 South Hanley Road
                           St. Louis, Missouri 63144
                          Attention: Darrell D. Swank
                           Telephone: (314) 768-4100

     Purina Mills will send any document so requested to the requesting stockholder by first-class mail or other equally prompt means within one business day of receiving the request.

     If you would like to request documents from us, please do so by August 28, 2001 to receive them before the special meeting.

     You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you within information that is different from what is contained in this proxy statement. This proxy statement is dated August 2, 2001. You should not assume that the information contained in the proxy statement is accurate as of any date other than such date, and the mailing of this proxy statement to you will not create any implication to the contrary.

                                                                           ANNEX
A
                          AGREEMENT AND PLAN OF MERGER

                                     among

                               PURINA MILLS, INC.

                                      and

                               LAND O'LAKES, INC.

                                      and

                             LOL HOLDINGS II, INC.

                                      and

                             LOL HOLDINGS III, INC.

                           Dated as of June 17, 2001

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----
ARTICLE I THE MERGER................................................   A-1
  1.01  The Merger..................................................   A-1
  1.02  Surviving Corporation.......................................   A-1
  1.03  Effective Time of the Merger................................   A-2
  1.04  Certificate of Incorporation and By-Laws of the Surviving
        Corporation.................................................   A-2
  1.05  Board of Directors and Officers of the Surviving
        Corporation.................................................   A-2
  1.06  Conversion of Shares........................................   A-2
  1.07  Dissenters' Rights..........................................   A-3
  1.08  Stock Options, Stock Appreciation Rights, Convertible
        Notes.......................................................   A-3
  1.09  Payment for Shares..........................................   A-4
  1.10  No Further Rights or Transfers..............................   A-5
ARTICLE II COVENANTS, CONDUCT AND TRANSACTIONS PRIOR TO THE
           EFFECTIVE TIME...........................................   A-5
  2.01  Operation of Business of the Company Between the Date of
        this Agreement and the Effective Time.......................   A-5
  2.02  Stockholders' Meeting; Proxy Material.......................   A-7
  2.03  No Shopping.................................................   A-8
  2.04  Access to Information.......................................  A-10
  2.05  Amendment or Termination of Company's Employee Plans........  A-10
  2.06  Stock Options, Stock Appreciation Rights and Convertible
        Notes.......................................................  A-10
  2.07  Reasonable Best Efforts.....................................  A-11
  2.08  Consents....................................................  A-11
  2.09  Public Announcements........................................  A-11
  2.10  Notification of Certain Matters.............................  A-11
  2.11  Confidentiality Agreement...................................  A-11
  2.12  Financing...................................................  A-12
  2.13  Amendment to Rights Agreement...............................  A-12
  2.14  Section 16 Matters..........................................  A-12
  2.15  Title Matters...............................................  A-12
  2.16  Restrictions on Debt........................................  A-12
ARTICLE III CONDITIONS OF MERGER....................................  A-12
  3.01  Conditions to the Obligations of Buyer, LOL Subsidiary and
        Acquisition to Effect the Merger............................  A-12
  3.02  Conditions to the Obligations of the Company to Effect the
        Merger......................................................  A-14
ARTICLE IV  CLOSING.................................................  A-14
  4.01  Time and Place..............................................  A-14
  4.02  Deliveries at the Closing...................................  A-15
ARTICLE V TERMINATION AND ABANDONMENT...............................  A-15
  5.01  Termination.................................................  A-15
  5.02  Procedure and Effect of Termination.........................  A-16
ARTICLE VI REPRESENTATIONS AND WARRANTIES...........................  A-16
  6.01  Representations and Warranties of the Company...............  A-16
  6.02  Representations and Warranties of Buyer and Acquisition.....  A-27
ARTICLE VII DIRECTORS' AND OFFICERS' INDEMNIFICATION; DIRECTORS AND
            OFFICERS LIABILITY INSURANCE; EMPLOYEE BENEFITS.........  A-29
  7.01  Indemnification.............................................  A-29
  7.02  Directors and Officers Liability Insurance..................  A-30
  7.03  Fiduciary Liability Insurance...............................  A-30
  7.04  Employee Benefits...........................................  A-30

                                                                      PAGE
                                                                      ----
ARTICLE VIII MISCELLANEOUS PROVISIONS...............................  A-31
  8.01  Termination of Representations, Warranties, Obligations,
        Covenants and Agreements....................................  A-31
  8.02  Amendment and Modification..................................  A-31
  8.03  Waiver of Compliance; Consents..............................  A-31
  8.04  Expenses; Termination Fee...................................  A-31
  8.05  Additional Agreements.......................................  A-32
  8.06  Notices.....................................................  A-32
  8.07  Assignment..................................................  A-33
  8.08  Interpretation..............................................  A-34
  8.09  Governing Law...............................................  A-34
  8.10  Counterparts................................................  A-34
  8.11  Headings....................................................  A-34
  8.12  Entire Agreement............................................  A-34

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of June 17, 2001 (this "Agreement"), by and among Purina Mills, Inc., a Delaware corporation (the "Company"), Land O'Lakes, Inc., a Minnesota cooperative corporation ("Buyer"), LOL Holdings II, Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer ("LOL Subsidiary"), and LOL Holdings III, Inc., a Delaware corporation and a wholly-owned subsidiary of LOL Subsidiary ("Acquisition") (the Company and Acquisition being sometimes hereinafter collectively referred to as the "Constituent Corporations").

                                  WITNESSETH:

     WHEREAS, the Boards of Directors of the Company, Buyer, LOL Subsidiary and Acquisition deem a merger of the Company and Acquisition pursuant to the terms hereof (the "Merger") advisable and in the best interests of their respective corporations and their respective stockholders; the Boards of Directors of the Company, Buyer, LOL Subsidiary and Acquisition have, by resolutions duly adopted, approved this Agreement and the Merger and the Boards of Directors of the Company and Acquisition have directed that this Agreement and the Merger be submitted to a vote of the stockholders of their respective Constituent Corporations in accordance with the laws of the State of Delaware; and LOL Subsidiary, being the sole stockholder of Acquisition, has, by written action, approved this Agreement and the Merger in accordance with such laws; and

     WHEREAS, the Company, LOL Subsidiary, Acquisition and Buyer desire to effect the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth below.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained and for the purpose of prescribing the terms and conditions of the Merger, the manner and basis of converting shares of capital stock of the Company into cash, and such other provisions as are deemed necessary or desirable, the parties agree that the Merger shall be effected on the terms and subject to the conditions set forth below and in accordance with the applicable laws of the State of Delaware.

                                   ARTICLE I

                                   THE MERGER

     1.01 The Merger. At the Effective Time, as defined in Section 1.03, and in accordance with the terms of this Agreement and the General Corporation Law of the State of Delaware (the "Delaware Law"), Acquisition shall be merged with and into the Company, the separate corporate existence of Acquisition shall thereupon cease, and the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), the name of which shall continue to be Purina Mills, Inc.

     1.02 Surviving Corporation. At the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, powers and franchises, of a public as well as of a private nature, of each of the Constituent Corporations, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular, the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to each of the Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest, shall be thereafter as effectually the property of the Surviving Corporation as they were of the several and respective Constituent Corporations; and the title to any real estate or any interest therein vested by deed or otherwise, under the laws of Delaware or any other jurisdiction, in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired; and all debts, duties and liabilities of either of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be

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

enforced against it to the same extent as if said debts, duties and liabilities had been incurred or contracted by it.

     1.03 Effective Time of the Merger. Subject to and immediately following the receipt of the vote of the stockholders of the Company approving this Agreement and the Merger and the satisfaction or waiver of all conditions to the consummation of the Merger set forth in this Agreement, the Company and Acquisition shall execute in the manner required by the Delaware Law and deliver for filing to the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger as required by Delaware Law (the "Certificate of Merger"). The Merger shall become effective at the time the Certificate of Merger is accepted for filing with the Secretary of State of the State of Delaware or at such later time as is set forth in the Certificate of Merger, and the term "Effective Time" shall mean the date and time when the Merger shall become effective.

     1.04 Certificate of Incorporation and By-Laws of the Surviving Corporation.

     (a) The Certificate of Incorporation of Acquisition, a copy of which is attached hereto as Exhibit A, shall be the Certificate of Incorporation of the Surviving Corporation, until amended in accordance with the laws of the State of Delaware, except that, from and after the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows:

                                   "ARTICLE I

              The name of this Corporation is Purina Mills, Inc."

     (b) The By-Laws of Acquisition in effect immediately prior to the Effective Time shall be deemed, by virtue of the Merger and without further action by the stockholders or directors of the Surviving Corporation or Acquisition, to be the By-Laws of the Surviving Corporation, until further amended in accordance with the laws of the State of Delaware.

     1.05 Board of Directors and Officers of the Surviving Corporation. The directors of Acquisition immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the By-Laws of the Surviving Corporation, until the expiration of the term for which such director was elected and until his or her successor is elected and has qualified or as otherwise provided in the By-Laws of the Surviving Corporation. The officers of Acquisition immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are chosen and have qualified or as otherwise provided in the By-Laws of the Surviving Corporation.

     1.06 Conversion of Shares. The manner and basis of converting the shares of each of the Constituent Corporations shall be as follows:

     (a) At the Effective Time, each share of common stock of the Company, par value $.01 per share (the "Company Common Stock"), which is issued and outstanding immediately prior to the Effective Time (other than (i) Dissenting Shares (as hereinafter defined), and (ii) shares of Company Common Stock held of record by Buyer, LOL Subsidiary or Acquisition or any other direct or indirect Subsidiary of Buyer or the Company immediately prior to the Effective Time) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive (as provided in Section 1.09(a) hereof) $23.00 in cash (the "Merger Consideration"), prorated for fractional shares, if any.

     (b) At the Effective Time, each share of common stock of Acquisition, par value $.01 per share, which is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchanged for one share of common stock of the Surviving Corporation, which shall constitute the only issued and outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time.

     (c) At the Effective Time, each share of Company Common Stock held of record by Buyer, LOL Subsidiary or Acquisition or any other direct or indirect Subsidiary of Buyer or the Company immediately

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

prior to the Effective Time and each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be canceled and cease to exist at and after the Effective Time, and no payment shall be made with respect thereto.

     1.07 Dissenters' Rights. Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock outstanding immediately prior to the Effective Time held by a holder who has demanded and perfected the right, if any, for appraisal of those shares in accordance with the provisions of Section 262 of the Delaware Law and as of the Effective Time has not withdrawn or lost such right to such appraisal ("Dissenting Shares") shall not be converted into or represent a right to receive a cash payment pursuant to
Section 1.06(a), but the holder shall only be entitled to such rights as are granted by the Delaware Law. If a holder of shares of Company Common Stock who demands appraisal of those shares under the Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the Effective Time or the occurrence of such event, whichever occurs later, those shares shall be converted into and represent only the right to receive the Merger Consideration as provided in Section 1.06(a), without interest, upon compliance with the provisions, and subject to the limitations, of Section 1.09 hereof. The Company shall give Buyer (a) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands, and any other instruments received by the Company relating to stockholders' rights of appraisal, and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware Law. The Company shall not, except with the prior written consent of Buyer, voluntarily make any payment with respect to any demands for appraisal of Company Common Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.

     1.08 Stock Options, Stock Appreciation Rights, Convertible Notes.

     (a) Each holder of an option to purchase shares of Company Common Stock which has been heretofore granted under any employee or director stock option or compensation plan or other arrangement with the Company and which is outstanding immediately prior to the Effective Time (each, an "Option" and collectively, the "Options") shall be entitled (whether or not such Option is then exercisable) to receive in cancellation of such Option and in lieu of any other awards with respect to such Option, promptly (but in any event within three business days) after the Effective Time, a cash payment from the Surviving Corporation in an amount equal to the amount, if any, by which the Merger Consideration exceeds the per share exercise price of such Option, multiplied by the number of shares of Company Common Stock subject to such Option immediately prior to the Effective Time (the "Option Settlement Amount"), but subject to all required tax withholdings by the Surviving Corporation. Each Option shall be cancelled immediately prior to the Effective Time.

     (b) Each holder of a stock appreciation right the payments in respect of which are based on the value of Company Common Stock which has been heretofore granted under the Company's 2000 Stock Appreciation Rights Plan and which is outstanding immediately prior to the Effective Time (each, an "SAR" and collectively, the "SARs") shall be entitled (whether or not such SAR is then exercisable) to receive in cancellation of such SAR and in lieu of any other awards with respect to such SAR, promptly (but in any event within three business days) after the Effective Time, a cash payment from the Surviving Corporation in an amount equal to the amount, if any, by which the Merger Consideration exceeds the per share exercise price of such SAR, multiplied by the number of shares of Company Common Stock equivalents, for purposes of measuring payments under such SAR, subject to such SAR immediately prior to the Effective Time (the "SAR Settlement Amount"), but subject to all required tax withholding of the Surviving Corporation. Each SAR shall be cancelled effective immediately prior to the Effective Time.

     (c) Each holder of a then outstanding note convertible into shares of Company Common Stock which has been heretofore issued by the Company (each, a "Convertible Note" and collectively, the "Convertible Notes") shall be entitled, following execution of a cancellation agreement with the Company, to receive in cancellation of such Convertible Note, immediately after the Effective Time, a cash payment from the Surviving Corporation in an amount equal to the Merger Consideration multiplied by the number of shares of Company Common Stock into which the outstanding principal of and accrued interest on such Convertible

Note is convertible immediately prior to the Effective Time under the terms of such Convertible Note, pro rated for fractional shares (the "Convertible Note Settlement Amount"). Each Convertible Note that is subject to a cancellation agreement shall be cancelled without further payment upon payment of the Convertible Note Settlement Amount for such Convertible Note.

     1.09 Payment for Shares.

     (a) At or before the Effective Time, Buyer, LOL Subsidiary or Acquisition shall deposit in immediately available funds with Wells Fargo Bank Minnesota, National Association, or any other disbursing agent selected by Buyer that is organized under the laws of the United States or any state of the United States with capital, surplus and undivided profits of at least $100,000,000 (the "Disbursing Agent"), an amount equal to the product (rounded up or down to the nearest whole $.01, with $.005 rounded up to the nearest whole $.01) of (i) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares then held of record by Buyer, LOL Subsidiary or Acquisition or any other direct or indirect Subsidiary of Buyer or the Company), prorated for fractional shares, times (ii) the Merger Consideration (such product being hereinafter referred to as the "Fund"). Out of the Fund, the Disbursing Agent shall, pursuant to irrevocable instructions from the holders of Company Common Stock, make the payments referred to in Section 1.06(a) hereof, subject to the requirements of paragraph (b) of this Section
1.09. At the request of the Surviving Corporation, in its sole discretion at any time, but without any obligation to make any such request, the Disbursing Agent also may make payments, in discharge of any obligations of the Surviving Corporation pursuant to Section 262 of the Delaware Law, to holders of Company Common Stock who have exercised dissenters' rights pursuant to Section 262 of the Delaware Law and have not subsequently withdrawn or lost such rights as long as the payment from the Fund with respect to any Dissenting Share does not exceed the Merger Consideration. The Disbursing Agent shall invest portions of the Fund as Buyer or the Surviving Corporation directs, provided that all such investments shall be held as cash or in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital, surplus and undivided profits exceeding $100,000,000 (collectively, "Permitted Investments"), or in money market funds which are invested solely in Permitted Investments. Any net profit resulting from, or interest or income produced by, such investments shall be payable to Buyer, and shall be remitted from time to time by the Disbursing Agent upon the request of Buyer. Any amount remaining in the Fund after six months after the Effective Time may be refunded to the Surviving Corporation at its option; provided, however, that the Surviving Corporation shall be liable for any cash payments required to be made thereafter pursuant to Section 1.06(a) hereof and Section 262 of the Delaware Law.

     (b) As soon as practicable after the Effective Time, the Disbursing Agent shall mail to each holder of record (other than Buyer, LOL Subsidiary or Acquisition or any other direct or indirect Subsidiary of Buyer or the Company) of a certificate or certificates (a "Certificate" or "Certificates") which immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (other than those holders who have exercised dissenters' rights pursuant to Section 262 of the Delaware Law and have not subsequently withdrawn or lost such rights), a form letter of transmittal (the "Letter of Transmittal") for return to the Disbursing Agent, and instructions for use in effecting the surrender of Certificates and to receive cash for each of such holder's shares of Company Common Stock pursuant to Section 1.06(a) hereof. The Letter of Transmittal shall specify that delivery shall be effected, and risk of loss shall pass, only upon proper delivery of such Certificate or Certificates to the Disbursing Agent. The Disbursing Agent, as soon as practicable following receipt of any such Certificate or Certificates together with the Letter of Transmittal, duly executed, and any other items specified by the Letter of Transmittal, shall pay, by check or draft, to the persons entitled thereto, the sum (rounded up or down to the nearest whole $.01, with $.005 rounded up to the nearest whole $.01) of the amounts determined by multiplying
(i) the number of shares of Company Common Stock represented by the Certificate or Certificates so surrendered (prorated for fractional shares) by (ii) the Merger Consideration. All of the foregoing payments shall be subject to any required withholding of taxes by the Surviving Corporation. No interest will be paid or accrued on the cash payable upon the surrender of the Certificate or Certificates. If payment is to be made to a person other than the person in

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

whose name the Certificate or Certificates surrendered are registered, it shall be a condition of payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting the payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate or Certificates surrendered or establish to the satisfaction of the Surviving Corporation that the tax has been paid or is not applicable.

     (c) In the event any such Certificate or Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate or Certificates to have been lost, stolen or destroyed, the amount to which such person would have been entitled under
Section 1.09(b) hereof but for failure to deliver such Certificate or Certificates to the Disbursing Agent shall nevertheless be paid to such person, provided that the Surviving Corporation or the Disbursing Agent may, in its sole discretion and as a condition precedent to such payment, require such person to give Buyer, LOL Subsidiary, the Surviving Corporation and the Disbursing Agent a written indemnity agreement in form and substance reasonably satisfactory to the Surviving Corporation and the Disbursing Agent and, if deemed advisable in the sole discretion of the Surviving Corporation or the Disbursing Agent, a bond in such sum as the Surviving Corporation or the Disbursing Agent may direct as indemnity against any claim that may be had against Buyer, LOL Subsidiary, the Surviving Corporation or the Disbursing Agent with respect to the Certificate or Certificates alleged to have been lost, stolen or destroyed.

     1.10 No Further Rights or Transfers. At and after the Effective Time, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including without limitation fractional shares) shall be canceled and cease to exist, and each holder of a Certificate or Certificates that represented shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall cease to have any rights as a stockholder of the Company with respect to the shares of Company Common Stock represented by such Certificate or Certificates, except for the right to surrender such holder's Certificate or Certificates in exchange for the payment provided pursuant to Section 1.06(a) hereof or to perfect such holder's right to receive payment for such holder's shares pursuant to Section 262 of the Delaware Law and Section 1.07 hereof if such holder has validly exercised and not withdrawn or lost such holder's right to receive payment for such holder's shares pursuant to Section 262 of the Delaware Law, and no transfer of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation.

                                   ARTICLE II

        COVENANTS, CONDUCT AND TRANSACTIONS PRIOR TO THE EFFECTIVE TIME

     2.01 Operation of Business of the Company Between the Date of this Agreement and the Effective Time. From the date of this Agreement through the earlier of termination of this Agreement or the Effective Time:

     (a) The Company shall use its reasonable best efforts to preserve intact in all material respects its business organization, assets and technology and those of its subsidiaries, to maintain its rights and franchises and those of its subsidiaries, to keep available to itself and to the Surviving Corporation the services of the present officers and key employees of the Company and its subsidiaries, and to preserve for itself and for the Surviving Corporation the present relationships of the Company and its subsidiaries with persons having significant business dealings with the Company or any of its subsidiaries.

     (b) The Company shall, and shall cause each of its subsidiaries to, except as otherwise consented to in writing by Buyer, conduct its business and operations in the ordinary course consistent with past practice.

     (c) Except as required in connection with the Merger or as otherwise consented to in writing by Buyer, the Company shall not:

          (i) amend its Certificate of Incorporation or By-Laws, or the Rights Agreement (as hereinafter defined);

          (ii) increase or decrease the number of authorized shares of its capital stock, as set forth in Section 6.01(b) hereof;
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

          (iii) split, combine or reclassify any shares of its capital stock or make any other changes in its equity capital structure;

          (iv) purchase, redeem or cancel for value, or permit any of its subsidiaries to purchase, redeem or cancel for value, directly or indirectly, any shares of capital stock or other equity securities of the Company or any of its subsidiaries or any Options, SARs or other rights to purchase any such capital stock or other equity securities or any Convertible Notes or other securities convertible into or exchangeable for any such capital stock or other equity securities, except as contemplated by Section 1.08 hereof, and except that any subsidiary of the Company may purchase, redeem or cancel for value any shares of its capital stock or other equity securities or any rights to purchase any such capital stock or other equity securities or any securities convertible into any such capital stock or other equity securities held by the Company or any of its other wholly-owned subsidiaries;

          (v) declare, set aside or pay, or permit any of its subsidiaries to declare, set aside or pay, any dividend or other distribution or payment in cash, stock or property in respect of shares of its capital stock or other equity securities, except that any subsidiary of the Company may pay dividends or other distributions to the Company or any of its other wholly-owned subsidiaries; or

          (vi) designate any class or series of shares of its preferred stock, par value $.01 per share ("Company Preferred Stock" and, together with the Company Common Stock, herein collectively called "Company Stock").

     (d) The Company shall not and shall not permit any of its subsidiaries to, except as otherwise consented to in writing by Buyer:

          (i) issue, grant, sell or pledge any shares of capital stock or other equity securities of the Company or any of its subsidiaries (other than the issuance of shares of Company Common Stock upon exercise of the Options described in Section 6.02(b) of the Disclosure Schedule of the Company dated the date hereof, a copy of which has been delivered to Buyer (the "Disclosure Schedule"), in accordance with their terms or conversion of the Convertible Notes described in Section 6.02(b) of the Disclosure Schedule in accordance with their terms) or any options, warrants or other rights to purchase any such capital stock or other equity securities or any securities convertible into or exchangeable for any such capital stock or other equity securities or any stock appreciation rights, performance shares, phantom stock or other similar rights based upon the value of any such capital stock or other equity securities, or reprice any Options, SARs or Convertible Notes;

          (ii) purchase, lease or otherwise acquire (including without limitation acquisitions by merger, consolidation or stock or asset purchase) any assets or properties, other than those the fair value of which does not exceed $50,000 individually or $500,000 in the aggregate, and other than inventory and supplies acquired in the ordinary course of business consistent with past practice;

          (iii) sell, lease, encumber, mortgage or otherwise dispose of any material assets or properties, except that the Company and its subsidiaries may sell or otherwise dispose of inventory and obsolete equipment in the ordinary course of business consistent with past practice, and except for the continuing security interest of the lender under the Company's existing credit agreement;

          (iv) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing license, contract or other document or agreement, other than in the ordinary course of business consistent with past practice and in a manner that is not reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, "Material Adverse Effect" means any change or effect, or any event, occurrence, state of facts or development, that is materially adverse to the business, operations, results of operations, properties, assets, liabilities or condition, financial or otherwise, of the Company and its subsidiaries, taken as a whole; provided, however, that none of the following shall be taken into account in determining whether there has been or is reasonably likely to be a Material Adverse Effect: (A) any change in the market price or trading volume of the Company Common Stock after the date hereof, or (B) any adverse change, effect, event, occurrence, state of facts or development to the extent resulting from compliance with the terms of, or the taking of any action required by, this Agreement;

          (v) incur any indebtedness for money borrowed other than indebtedness of the Company to its wholly-owned subsidiaries or of a wholly-owned subsidiary to the Company or its other wholly-owned subsidiaries and other than indebtedness incurred in the ordinary course of business under the Company's existing credit agreement that, except as disclosed in Section 2.01(d) of the Disclosure Schedule, is prepayable at any time without penalty or premium, or incur any purchase money indebtedness for fixed assets or enter into any financing, "synthetic" or capitalized lease;

          (vi) incur any other liability or obligation (except of the Company to its wholly-owned subsidiaries or of a wholly-owned subsidiary to the Company or its other wholly-owned subsidiaries), other than in the ordinary course of business consistent with past practice, or assume, guarantee, endorse (other than endorsements of checks in the ordinary course of business) or otherwise as an accommodation become responsible for the obligations of any other person (except by the Company with respect to the obligations of its wholly-owned subsidiaries or by a subsidiary with respect to the obligations of the Company or its other wholly-owned subsidiaries);

          (vii) except as otherwise required by this Agreement, enter into any new employee benefit plan, program or arrangement, or any new employment, severance or consulting agreement, amend any existing employee benefit plan, program or arrangement, or any existing employment, severance or consulting agreement, pay any retention, "stay," transaction or other bonuses in connection with the transactions contemplated by this Agreement (including without limitation under existing discretionary bonus arrangements or pools), or grant any increases in compensation or benefits other than pursuant to customary salary and employee benefit administration in the ordinary course of business consistent with past practice;

          (viii) enter into, extend, renew, modify or amend any collective bargaining agreement, or enter into any substantive negotiations with respect thereto without keeping Buyer reasonably informed thereof and, subject to any applicable legal restrictions, obtaining Buyer's prior approval before proposing any terms or changes in terms, which approval shall not be unreasonably withheld;

          (ix) enter into any other material transaction, other than in the ordinary course of business consistent with past practices;

          (x) make any tax election, settle or compromise any material federal, state, local or foreign income tax liability, file any federal, state, local or foreign income tax return without affording Buyer a reasonable opportunity to review and comment on such return, or take any position on any matter in any federal, state, local or foreign income tax return (except to the extent it is legally or contractually required to do so) as to which Buyer has reasonably objected prior to the filing of such return;

          (xi) change any accounting principles used by it, unless required by generally accepted accounting principles;

          (xii) settle any litigation, proceedings or material claims other than those arising in the ordinary course of business the settlement of which is not reasonably likely to have a Material Adverse Effect;

          (xiii) enter into any agreement with any affiliate of the Company or any Associate (as hereinafter defined) other than agreements solely between the Company and one or more of its wholly-owned subsidiaries or between two or more of the Company's wholly-owned subsidiaries; or

          (xiv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

     2.02 Stockholders' Meeting; Proxy Material.

     (a) The Company shall cause a special meeting of its stockholders to be duly called and held as soon as reasonably practicable after the execution of this Agreement for the purpose of voting on the approval of this Agreement and the Merger. Subject to the applicable provisions of Sections 2.03(b), 5.01 and
8.04 hereof, the
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

Board of Directors of the Company shall recommend to the stockholders of the Company in the Proxy Statement (as hereinafter defined) that they vote in favor of approval of this Agreement and the Merger, and the Company shall solicit proxies in connection with such meeting in favor of such approval, shall engage a nationally recognized proxy solicitor reasonably acceptable to Buyer to solicit such proxies, and shall otherwise use its reasonable best efforts to secure the approval of the stockholders of the Company required to effect the Merger under applicable law. Simultaneously with the execution of this Agreement, GSCP Recovery, Inc. has entered into a Voting Agreement dated the date hereof (the "Voting Agreement") with Buyer, pursuant to which, among other agreements, it has granted to Daniel Knutson and James Wahrenbrock, with full power of substitution, an irrevocable proxy (the "Irrevocable Proxy") to vote all shares of Company Common Stock held of record by such stockholder (or over which such stockholder has voting power, by contract or otherwise) to approve this Agreement and the Merger, unless this Agreement has been earlier terminated pursuant to Section 5.01 hereof.

     (b) The Company will prepare, and file with the Securities and Exchange Commission (the "SEC"), a proxy statement, together with a form of proxy, with respect to the stockholders meeting described in Section 2.02(a) as soon as reasonably practicable after the execution of this Agreement (such proxy statement, together with any amendments thereof or supplements thereto, being herein called the "Proxy Statement"). The Company (i) shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as soon as reasonably practicable, if such clearance is required, (ii) shall as soon as reasonably practicable thereafter mail the Proxy Statement to the stockholders of the Company, and (iii) shall otherwise comply in all material respects with all applicable legal requirements in respect of such meeting. The Company shall notify Buyer promptly of the receipt of any comments from the SEC or its staff and any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Buyer with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. Prior to filing the Proxy Statement with the SEC, the Company shall provide reasonable opportunity for Buyer to review and comment upon the contents of the Proxy Statement and shall not include therein any information to which counsel to Buyer shall reasonably object (unless counsel to the Company shall reasonably determine that such information should be included consistent with applicable legal principles) or omit therefrom any information which counsel to Buyer shall reasonably request. If at any time prior to the meeting of the stockholders of the Company contemplated by Section 2.02(a), any event relating to the Company or any of its subsidiaries, officers or directors is discovered by the Company which should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly so inform Buyer.

     (c) Subject to the applicable provisions of Sections 5.01 and 8.04 hereof, the Board of Directors of the Company shall not withdraw or qualify, or propose to withdraw or qualify, the approval or recommendation by the Board of Directors of the Company of this Agreement or the Merger. Nothing contained in this
Section 2.02(c) shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     2.03 No Shopping.

     (a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company shall not and shall not authorize or permit any of its officers, directors, employees, financial advisors, representatives, agents, subsidiaries or affiliates to, directly or indirectly:

          (i) solicit, seek, initiate or encourage any inquiries or proposals that constitute, or would be reasonably likely to lead to, a proposal or offer for a merger, consolidation or business combination involving the Company or any of its subsidiaries, a sale of substantial assets of the Company and its subsidiaries, taken as whole (other than the sale or other disposition of inventory or obsolete equipment in the ordinary course of business consistent with past practice), a sale of shares of capital stock of the Company or any of its subsidiaries (including without limitation by way of a tender offer) or any similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by

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     this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"),

          (ii) engage in discussions or negotiations with any person or group other than Buyer or its affiliates (a "Third Party") concerning any Acquisition Proposal, or provide any non-public information, or afford access to the properties, books, records or personnel of the Company or any of its subsidiaries, to any Third Party that is considering making, or has made, any Acquisition Proposal, or

          (iii) agree to or recommend any Acquisition Proposal;

provided, however, that nothing contained in this Section 2.03(a) shall prevent the Company from (A) furnishing non-public information or affording access to the properties, books, records or personnel of the Company or any of its subsidiaries to, or entering into discussions or negotiations with, any Third Party in connection with an Acquisition Proposal by such Third Party for a Third Party Transaction if and only to the extent (1) the Board of Directors of the Company, in the exercise of its fiduciary duties, determines in good faith (after consultation with the Company's financial and legal advisors) that such Acquisition Proposal is reasonably likely to result in a Superior Proposal (as hereinafter defined), and (2) prior to furnishing such non-public information or affording such access to the properties, books, records and personnel of the Company or any of its subsidiaries to, or entering into discussions or negotiations with, such Third Party, the Company receives from such Third Party an executed confidentiality agreement with terms no less favorable to the Company than those contained in the letter agreement regarding confidentiality, dated May 7, 2001, from Buyer to the Company (the "Confidentiality Agreement"); or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. The Company agrees not to release any Third Party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party, unless the Board of Directors of the Company, in the exercise of its fiduciary duties, determines in good faith (after consultation with the Company's financial and legal advisors) that such action is advisable. For purposes of this Agreement, "Superior Proposal" means an Acquisition Proposal made by a Third Party for a Third Party Transaction that specifies a price per share to be paid for the Company Common Stock that is in excess of the Merger Consideration, that was not solicited by the Company in violation of this Agreement and that, in the good faith judgment of the Board of Directors of the Company, taking into account, to the extent deemed appropriate by the Board of Directors of the Company, the various legal, financial and regulatory aspects of the Acquisition Proposal and the person or group making such proposal, (x) if accepted, is reasonably likely to be consummated, and (y) if consummated, would result in a transaction that is more favorable to the Company's stockholders (in their capacity as stockholders), from a financial point of view, than the transactions contemplated by this Agreement.

     (b) If the Board of Directors of the Company determines in good faith in the exercise of its fiduciary duties (after consultation with the Company's financial and legal advisors) to recommend or approve a Superior Proposal, then the Company shall, at least five business days prior thereto, give Buyer written notice thereof and furnish Buyer with a copy of the definitive agreement the Company is prepared to execute with respect to the transactions contemplated by such Superior Proposal and shall afford a reasonable opportunity to Buyer within such five business day period to make such adjustments to the terms and conditions of this Agreement as would enable the Board of Directors of the Company to maintain its recommendation of this Agreement and the Merger to the stockholders of the Company and enable the Company to proceed with the Merger on such adjusted terms, and such Superior Proposal shall not be recommended or approved by the Board of Directors of the Company nor shall any notice of termination of this Agreement be given by the Company pursuant to Section 5.01(e) hereof in connection therewith if Buyer submits to the Company during such five business day period a legally binding, executed offer to enter into an amendment to this Agreement within such five business day period reflecting such adjustments unless the Board of Directors of the Company shall have determined in good faith (after consultation with the Company's financial and legal advisors) that the transactions contemplated herein as modified by the amendment to this Agreement that Buyer has agreed to enter into during such five business day period would not, if consummated, result in a transaction that is at least as favorable to the Company's stockholders (in their capacity as stockholders) from a financial point of view as such Superior Proposal. Notwithstanding anything to the contrary stated herein, the Board of Directors of the Company may not recommend, approve or accept a Superior Proposal unless the Company concurrently therewith terminates this Agreement pursuant to Section 5.01(e) and, concurrently with such termination, makes the payments required by Sections 8.04(b) and 8.04(c).

     (c) The Company shall notify Buyer immediately after receipt by the Company (or its advisors) of any Acquisition Proposal or any request for non-public information, or for access to the properties, books, records or personnel of the Company or any of its subsidiaries, by any Third Party that is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the terms and conditions of such Acquisition Proposal or request (including, without limitation, the identity of the Third Party making such Acquisition Proposal or request). The Company shall continue to keep Buyer informed, on a current basis, of the status of any discussions or negotiations regarding any Acquisition Proposal and the terms being discussed or negotiated (including changes or amendments thereto).

     2.04 Access to Information. The Company will give Buyer, and its counsel, financial advisors, auditors and other authorized representatives, full access to the offices (including a work area for the use of Buyer and its authorized representatives), properties (including full access for purposes of conducting any environmental analysis Buyer shall reasonably determine to be advisable), personnel, books and records of the Company and its subsidiaries at all reasonable times upon reasonable notice, and will instruct the personnel, counsel, financial advisors and auditors of the Company and its subsidiaries to cooperate in all reasonable respects with Buyer and each such representative in its investigation of the business of the Company and its subsidiaries, provided that no investigation pursuant to this Section 2.04 shall affect any representation or warranty given by the Company to Buyer, LOL Subsidiary and Acquisition hereunder or unreasonably interfere with the operations of the Company and its subsidiaries. The Company will confer from time to time with Buyer at Buyer's request to discuss the status of the operations of the Company and its subsidiaries. The foregoing access will be subject to the confidentiality obligations of Buyer contained in the Confidentiality Agreement.

     2.05 Amendment or Termination of Company's Employee Plans. The Company will, effective at or, at the election of Buyer, immediately prior to the Effective Time, cause any Employee Plans (as hereinafter defined) which it may have to be amended, to the extent, if any, reasonably requested by Buyer, for the purpose of permitting the Employee Plans to continue to operate in conformity with the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations adopted pursuant thereto ("ERISA"), and the Internal Revenue Code of 1986, as amended, and the rules and regulations adopted pursuant thereto (the "Code"), subsequent to the Merger, and will take any actions necessary to terminate, effective at or, at the election of Buyer, immediately prior to the Effective Time, any Employee Plans (other than those Employee Plans discussed in the last sentence of Section 7.04 hereof) that Buyer requests to be terminated.

     2.06 Stock Options, Stock Appreciation Rights and Convertible Notes.

     (a) The Company shall cause, at or immediately prior to the Effective Time, each then outstanding Option (whether or not such Option is then exercisable) to be canceled in respect of a cash payment by the Surviving Corporation, payable in accordance with Section 1.08(a), equal to the Option Settlement Amount for such Option, subject to all applicable tax withholding. Without limiting the generality of the immediately preceding sentence, the Board of Directors of the Company or any committee to which it shall have granted such authority under the Company's 2000 Equity Incentive Plan, as amended and restated as of June 12, 2000, or the Company's Non-Employee Director and Key Employee Equity Incentive Plan, each in the form provided to Buyer, shall cause the surrender of all awards under each Option at or immediately prior to the Effective Time in exchange for the right to receive, in accordance with Section 1.08(a), the Option Settlement Amount payable with respect to such Option, subject to all applicable tax withholding. The Surviving Corporation shall comply with all requirements regarding tax withholding in connection with the foregoing.

     (b) The Company shall cause, at or immediately prior to the Effective Time, each then outstanding SAR (whether or not such SAR is then exercisable) to be canceled in respect of a cash payment by the Surviving Corporation, payable in accordance with Section 1.08(b), equal to the SAR Settlement Amount for such SAR, subject to all applicable tax withholding. The Surviving Corporation shall comply with all requirements regarding tax withholding in connection with the foregoing.

     (c) The Company shall (i) use its reasonable best efforts to cause, prior to the Effective Time, the holder of each outstanding Convertible Note to enter into an agreement providing that such Convertible Note shall be canceled upon receipt of a cash payment by the Surviving Corporation, payable in accordance with Section 1.08(c), equal to the Convertible Note Settlement Amount for such Convertible Note, and (ii) give on a timely basis all notices required to be given under the Convertible Notes in connection with the Merger and the other transactions contemplated by this Agreement.

     2.07 Reasonable Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts consistent with applicable legal requirements to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or proper and advisable to ensure that the conditions set forth in Article III hereof are satisfied and to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by this Agreement.

     2.08 Consents. Each of the parties hereto shall use its reasonable best efforts to obtain all material consents of third parties and governmental authorities, and to make all governmental filings, necessary for the consummation of the transactions contemplated by this Agreement. Each of Buyer and the Company shall as soon as practicable file a Pre-Merger Notification and Report Form and such related material as it may be required to file under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division"). Each of Buyer and the Company shall (a) respond as promptly as practicable to any inquiries or requests received from the FTC, the Antitrust Division or any other domestic or foreign governmental authority for additional information or documentation, and (b) not extend the waiting period under the HSR Act or enter into any agreement with any governmental authority not to consummate the transactions contemplated by this Agreement, except with the prior consent of the other party hereto, which consent shall not be unreasonably withheld, delayed or conditioned. Nothing stated in this Agreement shall require Buyer to agree to, or permit the Company to agree to, the divestiture of any assets of Buyer, the Company or their respective subsidiaries (other than the divestiture of immaterial assets on commercially reasonable terms) to obtain termination of any waiting period under the HSR Act.

     2.09 Public Announcements. Except as hereinafter provided in this Section 2.09, Buyer and the Company will consult with each other before issuing any press release or otherwise making any public statements prior to the Effective Time with respect to the Merger or the other transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to receiving the consent of the other party, which consent will not be unreasonably withheld or delayed. Nothing stated herein shall prohibit (a) any party from making a press release or other statement required by law or by obligations pursuant to any listing agreement with any automated interdealer quotation system if the party making the disclosure has first consulted with the other parties hereto, or (b) Buyer, after or concurrently with the first public disclosure by the parties regarding this Agreement, from mailing or otherwise providing information regarding the Merger or the other transactions contemplated hereby to its members or to dealers or franchisees of the Company and its subsidiaries after prior consultation with the Company.

     2.10 Notification of Certain Matters. The Company will give prompt notice, as soon as reasonably practicable, to Buyer of the occurrence or nonoccurrence of any event, circumstance or condition (a) which has had or is reasonably likely to have a Material Adverse Effect, (b) which has caused any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect, or (c) which has caused any failure of the Company to comply in all material respects with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 2.10 will not limit or otherwise affect the rights or remedies of Buyer, LOL Subsidiary or Acquisition under this Agreement.

     2.11 Confidentiality Agreement. The Confidentiality Agreement shall remain in full force and effect until the Effective Time. Except as otherwise required by laws or regulations applicable to the Company, the

Company shall maintain, and shall require its representatives to maintain, all financial statements and other information of Buyer provided to the Company in connection with the transactions contemplated hereby ("Buyer Information") on a confidential basis and will use such Buyer Information strictly and exclusively in connection with the transactions contemplated hereby. If the Company or any of its representatives is legally compelled to disclose any Buyer Information, the Company will promptly notify Buyer in order to permit Buyer to seek a protective order or take other appropriate action and will cooperate with Buyer's efforts to obtain a protective order or other reasonable assurances that confidential treatment will be accorded such Buyer Information.

     2.12 Financing. Buyer shall use its reasonable best efforts to obtain, on commercially reasonable terms, at the Effective Time, the financing contemplated by the Financing Commitment, as hereinafter defined (the "Financing"). Buyer shall periodically brief the Company on the status of negotiations to obtain the Financing and shall advise the Company promptly of the occurrence of any event, circumstance or condition that it believes may prevent Buyer from obtaining the Financing at the Effective Time.

     2.13 Amendment to Rights Agreement. Prior to, or simultaneously with, the execution and delivery of this Agreement, the Board of Directors of the Company adopted the amendment to the Rights Agreement attached as Exhibit B hereto.

     2.14 Section 16 Matters. Prior to the Effective Time, with respect to both derivative and non-derivative securities, as applicable, Buyer and the Company shall take all such steps as may be required or appropriate to cause any dispositions of the Company Common Stock resulting from the transactions contemplated by Article I of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, those steps to be taken in accordance with the no-action letter dated January 12, 1999 issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

     2.15 Title Matters. The Company shall use its reasonable best efforts to assist Buyer in obtaining at or prior to the Effective Time, at Buyer's expense,
(a) commitments for standard owner's and/or lender's policies of title insurance from First American Title Insurance Company (or any other title insurance company designated by Buyer), in form and amounts reasonably acceptable to Buyer, covering the real property owned by the Company and its subsidiaries; and
(b) such surveys and similar investigations of such real property as Buyer shall request. Without limiting the generality of the foregoing, the Company shall arrange for the execution and delivery to such title insurance company at or prior to the Effective Time of such affidavits as are required by such title insurance company in order for it to provide endorsements in respect of such commitments to the effect that the knowledge of the Company or any of its subsidiaries shall not form the basis for the exclusion from coverage under such policies.

     2.16 Restrictions on Debt. From the date of this Agreement through the Effective Time, Buyer will not, and will not permit any of its consolidated subsidiaries to, create, assume, incur, issue, guarantee or otherwise become directly or indirectly liable in respect of any Debt (as hereinafter defined), except (a) Debt described in the Financing Commitment in effect as of the date of this Agreement, (b) Debt incurred in the ordinary course of business after the date of this Agreement under the credit agreements described in the Financing Commitment, (c) Debt described in Schedule 6.02(h) hereto, and (d) other Debt created, assumed, incurred, issued or guaranteed in the ordinary course of business in an aggregate principal amount outstanding at any time not to exceed $50,000,000.

                                  ARTICLE III

                              CONDITIONS OF MERGER

     3.01 Conditions to the Obligations of Buyer, LOL Subsidiary and Acquisition to Effect the Merger. The obligations of Buyer, LOL Subsidiary and Acquisition to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which (except for the conditions set forth in Sections 3.01(b) and 3.01(e)) may be waived in writing by Buyer:

     (a) Accuracy of Representations and Warranties; Compliance with
Covenants.  The representations and warranties of the Company contained in
Section 6.01 of this Agreement shall be true and correct in all material respects as of the date of this Agreement, and immediately prior to the Effective Time with the same effect as if such representations and warranties had been made immediately prior to the Effective Time, except to the extent that any and all inaccuracies in any such representations and warranties (other than the representations and warranties in the first sentence of Section 6.01(a) and the representations and warranties in Section 6.01(b) and the first three sentences of Section 6.01(c), as to which this exception shall not apply) (i) have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (provided that, solely for purposes of this exception, any representation or warranty in Section 6.01 that is qualified by materiality or Material Adverse Effect language shall be read as if such qualifier were not present), and (ii) are not reasonably likely to impair, individually or in the aggregate, the consummation of the transactions contemplated by this Agreement. The Company shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it at or prior to the Effective Time. Buyer, LOL Subsidiary and Acquisition shall have received a certificate signed on behalf of the Company by an appropriate executive officer of the Company to the effects set forth in this Section 3.01(a) and in Section 3.01(d).

     (b) Stockholder Approval of Agreement and Merger. This Agreement and the Merger shall have been approved by the stockholders of the Company by the vote required by the Delaware Law and the Company's Certificate of Incorporation and By-Laws.

     (c) Absence of Litigation, Injunctions. There shall not be instituted or pending any suit, action, investigation, inquiry or other proceeding brought by any governmental or other regulatory or administrative agency or commission which is reasonably likely to restrain or prohibit the consummation of the transactions contemplated hereby or require rescission of this Agreement or such transactions or result in material damages, directly or indirectly, to Buyer or the Surviving Corporation if the transactions contemplated hereby are consummated, and there shall not be in effect any injunction, preliminary restraining order or other writ, order, judgment or decree of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions contemplated hereby not be consummated or any statute, rule or regulation enacted or promulgated that makes consummation of the transactions contemplated hereby illegal.

     (d) Absence of Material Adverse Effect. There shall not have been, since the date of this Agreement (i) any damage, destruction or loss, whether covered by insurance or not, that has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; (ii) any suit, action, investigation, inquiry or other proceeding brought by or before any court, arbitrator or governmental or other regulatory or administrative agency or commission which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; or (iii) any other event, development or condition (financial or otherwise) of any character or any operations or results of operations that has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

     (e) HSR Act. All filings required prior to the Merger under the HSR Act shall have been made and all applicable waiting periods under the HSR Act shall have expired or been terminated.

     (f) Dissenting Shares. The holders of not more than twelve percent of the issued and outstanding Company Common Stock shall have taken such action prior to or at the time of the stockholders' vote on the Merger as is necessary as of that time to entitle them to the statutory dissenters' rights referred to in
Section 1.07 hereof.

     (g) Cancellation of Stock Options and Stock Appreciation Rights. Each Option and SAR shall have been cancelled.

     (h) Rights. No Rights (as hereinafter defined) shall have become exercisable under the Rights Plan.

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

     (i) Financing. The proceeds of the Financing shall be available to Buyer, unless the unavailability of such proceeds is due solely to (i) the existence of a competing offer, placement or arrangement of any debt securities or bank financing by or on behalf of Buyer or any of its subsidiaries, or (ii) Buyer's failure to terminate its 364-Day Credit Agreement dated June 28, 1999, or (iii) any inaccuracy in or breach of the representations, warranties or covenants of Buyer contained in clause (a) or (b) of the fourth sentence of the fourth paragraph of the Financing Commitment (except to the extent such representations, warranties or covenants relate to the Company or any of its subsidiaries).

     (j) Pay-off of Existing Credit Facility. The Company shall have delivered to Buyer a duly executed pay-off agreement, in form and substance reasonably satisfactory to Buyer, providing for, at the Effective Time, the prepayment in full of all of the obligations of the Company outstanding under the Company's existing credit agreement, the termination of such credit agreement and any related interest rate swap agreement, and the release of all guaranties of and liens securing the obligations of the Company under such credit agreement, in each case without the payment of any premium, penalty, breakage cost or fee other than as disclosed in Section 2.01(d) of the Disclosure Schedule.

     3.02 Conditions to the Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which (except for the conditions set forth in Sections 3.02(b) and 3.02(d)) may be waived in writing by the Company:

     (a) Accuracy of Representations and Warranties, Compliance with
Covenants. The representations and warranties of Buyer, LOL Subsidiary and Acquisition contained in Section 6.02 of this Agreement shall be true and correct in all material respects as of the date of this Agreement, and immediately prior to the Effective Time with the same effect as if such representations and warranties had been made immediately prior to the Effective Time, except to the extent that any and all inaccuracies in any such representations and warranties are not reasonably likely to impair, individually or in the aggregate, the consummation of the transactions contemplated by this Agreement. Each of Buyer, LOL Subsidiary and Acquisition shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it at or prior to the Effective Time. The Company shall have received a certificate signed on behalf of Buyer by an appropriate executive officer of Buyer to the effects set forth in this Section 3.02(a).

     (b) Stockholder Approval of Agreement and Merger. This Agreement and the Merger shall have been approved by the stockholders of the Company by the vote required by the Delaware Law and the Company's Certificate of Incorporation and By-Laws.

     (c) Absence of Litigation, Injunctions. There shall not be instituted or pending any suit, action, investigation, inquiry or other proceeding brought by any governmental or other regulatory or administrative agency or commission which is reasonably likely to restrain or prohibit the consummation of the transactions contemplated hereby or require rescission of this Agreement or such transactions, and there shall not be in effect any injunction, preliminary restraining order or other writ, order, judgment or decree of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions contemplated hereby not be consummated or any statute, rule or regulation enacted or promulgated that makes consummation of the transactions contemplated hereby illegal.

     (d) HSR Act. All filings required prior to the Merger under the HSR Act shall have been made and all applicable waiting periods under the HSR Act shall have expired or been terminated.

                                   ARTICLE IV

                                    CLOSING

     4.01 Time and Place. Subject to the provisions of Articles III and V hereof, the closing (the "Closing") of the transactions contemplated hereby shall take place at the offices of Faegre & Benson LLP on the same business day as, and promptly following, the meeting of stockholders referred to in Section

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

2.02(a) hereof or at such other place or at such other time as Buyer and the Company may mutually agree upon for the Closing to take place.

     4.02 Deliveries at the Closing. Subject to the provisions of Articles III and V hereof, at the Closing:

     (a) there shall be delivered to Buyer, LOL Subsidiary, Acquisition and the Company the certificates and other documents and instruments the delivery of which is contemplated under Article III hereof;

     (b) Acquisition and the Company shall cause the Certificate of Merger to be filed as provided in Section 1.03 hereof and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective; and

     (c) subject to the rights of the Surviving Corporation to receive a refund of amounts remaining in the Fund six months after the Effective Time under
Section 1.09 hereof, Buyer, LOL Subsidiary or Acquisition shall irrevocably deposit with the Disbursing Agent the amount designated as the Fund in Section
1.09 hereof.

                                   ARTICLE V

                          TERMINATION AND ABANDONMENT

     5.01 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time whether before or, except as otherwise provided in Section 5.01(e), after approval of this Agreement and the Merger by the stockholders of the Company:

     (a) by mutual written consent of Buyer and the Company;

     (b) by Buyer or the Company, if the Merger shall not have been consummated on or before December 31, 2001, which date may be extended by mutual agreement of Buyer and the Company, unless such failure of consummation shall be due to failure by the party seeking to terminate this Agreement (or, in the event Buyer is seeking termination, the failure by any of Buyer, LOL Subsidiary or Acquisition) to comply in all material respects with the terms, covenants and agreements contained in this Agreement;

     (c) (i) by Buyer, if any of the conditions set forth in Section 3.01 hereof shall become impossible to fulfill other than for reasons totally within the control of Buyer, LOL Subsidiary or Acquisition, and shall not have been waived in writing by Buyer, or (ii) by the Company or Buyer, if the stockholders of the Company shall fail to approve this Agreement and the Merger by the vote required by the Delaware Law and the Company's Certificate of Incorporation and By-Laws at the first meeting of stockholders called for that purpose or any adjournment thereof;

     (d) by the Company, if any of the conditions set forth in Section 3.02 hereof shall become impossible to fulfill other than for reasons totally within the control of the Company, and shall not have been waived in writing by the Company;

     (e) by the Company at any time prior to approval of this Agreement and the Merger by the stockholders of the Company, concurrently with the recommendation or approval by the Board of Directors of the Company of a Superior Proposal; provided, however, that (i) the Board of Directors of the Company shall have determined in good faith in the exercise of its fiduciary duties (after consultation with the Company's financial and legal advisors) to recommend or approve such Superior Proposal, (ii) at all times prior to such termination the Company shall have complied with Section 2.03 hereof, and (iii) no termination shall be permitted pursuant to this Section 5.01(e) unless, prior to or simultaneously with such termination, the payments provided for in Sections 8.04(b) and 8.04(c) hereof are made to Buyer;

     (f) by Buyer, (i) if (A) the Company fails to call or hold the special meeting of stockholders provided for in Section 2.02(a), to solicit proxies in connection with such special meeting in favor of approval of this Agreement and the Merger, or to conduct the vote to approve this Agreement and the Merger at such special meeting or any adjournment thereof, or (B) the Board of Directors of the Company fails to recommend the

Merger to the Company's stockholders, withdraws, qualifies or modifies such recommendation or its approval of this Agreement or the Merger once given, or takes any position or action that is inconsistent with such recommendation, or
(C) the Board of Directors of the Company or any committee thereof accepts, recommends or approves, or makes a determination to accept, recommend or approve, an Acquisition Proposal, or (D) the Company enters into any agreement for a Third Party Transaction, whether or not, in the case of any of clause (A),
(B), (C) or (D), as a result of the exercise by the Board of Directors of the Company or any committee thereof of its fiduciary duties, or (ii) if the Company breaches Section 2.03 of this Agreement; or

     (g) by the Company, (i) if the Financing Commitment shall have been terminated, or (ii) at any time after November 15, 2001, if (A) all of the conditions to the obligations of Buyer, LOL Subsidiary, Acquisition and the Company to effect the Merger, other than the condition set forth in Section 3.01(i), shall have been satisfied or waived in writing by Buyer or the Company, as the case may be, and (B) the condition set forth in Section 3.01(i) shall not have been satisfied.

     5.02 Procedure and Effect of Termination. In the event of termination and abandonment of the Merger by the Company or Buyer pursuant to Section 5.01 hereof, written notice thereof shall forthwith be given to the other parties hereto and this Agreement shall terminate and the Merger shall be abandoned without further action by any of the parties hereto. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement except as stated in Sections 6.01(o), 6.02(d) and 8.04 hereof or except with respect to a material breach by a party to this Agreement of any representation, warranty or covenant contained in this Agreement.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

     6.01 Representations and Warranties of the Company. Except as set forth in the appropriate Section of the Disclosure Schedule, the Company represents and warrants to Buyer, LOL Subsidiary and Acquisition, and their respective successors and assigns, as follows:

     (a) Corporate Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each of the subsidiaries of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. The Company is incorporated in Delaware and each of its subsidiaries is incorporated in the jurisdiction set forth opposite its name in Section 6.01(a) of the Disclosure Schedule. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification or licensing necessary, except such jurisdictions where failure to be so qualified or licensed has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. The Company has prior to the date hereof delivered to Buyer a certified copy of its Certificate of Incorporation and its By-Laws and copies of all similar organizational documents of its subsidiaries. Each such copy is complete and correct in all material respects.

     (b) Capitalization. The authorized capital stock of the Company at the date hereof consists of 20,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock. On the date hereof, 10,000,000 shares of Company Common Stock were issued and outstanding and no shares of Company Common Stock were held in the treasury of the Company. None of the shares of Company Preferred Stock has been designated as to class or series other than 300,000 shares designated as Series A Junior Participating Preferred Stock, par value $.01 per share (the "Series A Junior Participating Preferred Stock"), and none of the shares of Company Preferred Stock are issued and outstanding or held in treasury

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by the Company. Except as set forth above in this Section 6.01(b), the Company has no other issued or outstanding shares of capital stock. There are no outstanding subscriptions, options, warrants, or other rights to purchase Company Stock or any other capital stock or other equity securities of the Company or its subsidiaries or any calls or other agreements or commitments by which the Company or its subsidiaries are bound in respect of the Company Stock or other capital stock or other equity securities of the Company or its subsidiaries, whether issued or unissued, and no outstanding securities are convertible into or exchangeable for Company Stock or any other capital stock or other equity securities of the Company or its subsidiaries, except for (i) the Rights Agreement dated as of June 29, 2000 between the Company and Wells Fargo Bank Minnesota, N.A. (formerly known as Norwest Bank Minnesota, N.A.), as amended by Amendment No. 1 to Rights Agreement dated December 4, 2000, by Amendment No. 2 to Rights Agreement dated May 29, 2001, and by Amendment No. 3 to Rights Agreement dated June 17, 2001 (as so amended, the "Rights Agreement"), pursuant to which each outstanding share of Company Common Stock has attached to it certain rights (the "Rights"), including rights under certain circumstances to purchase a fraction of a share of Series A Junior Participating Preferred Stock for $100 or Company Common Stock at one-half of its market price, subject to adjustment, (ii) Options to purchase up to an aggregate of 1,100,000 shares of Company Common Stock, and (iii) the Convertible Notes. There are no outstanding stock appreciation rights, phantom stock rights, performance shares or other similar rights based upon the value of the Company Stock or any other capital stock or other equity securities of the Company or its subsidiaries, except SARs equivalent, for purposes of measuring payments thereunder, to an aggregate of 277,000 shares of Company Common Stock. Section 6.01(b) of the Disclosure Schedule lists, (x) for each of the Options and Convertible Notes, the person holding such security, the number of shares of Company Common Stock presently subject to such security, the present exercise price of such security, and the expiration date of such security, and (y) for each of the SARs, the person holding such SAR, the number of shares of Company Common Stock equivalents, for purposes of measuring payments thereunder, presently subject to such SAR, the present exercise price of such SAR, and the expiration date of such SAR. The closing sales price of the Company Common Stock on the effective date of grant of each SAR, as reported on the NASDAQ National Market System, does not exceed the per share Merger Consideration. All of the outstanding shares of capital stock or other equity securities of the Company and its subsidiaries are validly issued, fully paid and nonassessable. Section 6.01(b) of the Disclosure Schedule sets forth the name of each subsidiary of the Company and the percentage of the outstanding capital stock or other equity securities of such subsidiary owned, directly or indirectly, by the Company. All of such capital stock or other equity securities are owned, directly or indirectly, by the Company free and clear of all restrictions and encumbrances other than restrictions on transfer imposed by federal and state securities laws. The Company owns no other equity securities of or equity interest in any other entity. None of the outstanding shares of capital stock or other equity securities of the Company or any of its subsidiaries or the Options or Convertible Notes were granted in violation of preemptive or similar rights. There are no voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party or of which the Company otherwise has knowledge with respect to the voting of capital stock of the Company.

     (c) Authority. The Company has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company have been duly and effectively authorized by the Board of Directors of the Company, and, except for approval of this Agreement and the Merger by the stockholders of the Company as provided in Section 3.01(b) hereof, no further corporate action is necessary on the part of the Company to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the accuracy of the representations and warranties of Buyer, LOL Subsidiary and Acquisition set forth in Section 6.02(b), constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a court of law or equity). Notwithstanding anything stated herein, the consummation of the Merger is subject to the satisfaction of the conditions set forth in Section 3.02 hereof. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the

Company or any of its subsidiaries of the transactions contemplated hereby, (i) will conflict with or result in a breach of the Certificate of Incorporation or By-Laws or similar organizational documents, as currently in effect, of the Company or any of its subsidiaries, or (ii) require the consent or approval of, or any filing with, any governmental authority having jurisdiction over any of the business or assets of the Company or any of its subsidiaries, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their properties or assets, or result in a breach of, or constitute a default or an event which, with the passage of time or the giving of notice or both would constitute a default, give rise to a right of termination, cancellation or acceleration, create any entitlement to any payment or benefit, require notice to or the consent of any third party, or result in the creation of a lien on any of the properties or assets of the Company or any of its subsidiaries under, any other instrument, contract or agreement to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound, except, in the case of clause (ii), (A) the filing with the SEC of (1) the Proxy Statement, and (2) such reports under Section 13(a), 13(d) or 15(d) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business as a foreign corporation, (C) the filing of a premerger notification and report form by the Company under the HSR Act, and (D) where such violations, breaches, defaults, terminations, cancellations, accelerations, payments, benefits or liens, or the failure to obtain, make or give such consents, approvals, filings or notices, would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect or to impair the Company's ability to consummate the Merger or the other transactions contemplated hereby.

     (d) No Proceedings. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company or any of its subsidiaries of the transactions contemplated hereby, are being challenged by or are the subject of any pending or, to the knowledge of the Company, threatened litigation or governmental investigation or proceeding as of the date of this Agreement.

     (e) Securities Reports.

          (i) The Company has heretofore made available to Buyer, in the form filed with the SEC, its (A) Annual Report on Form 10-K for the fiscal year ended December 31, 2000, (B) Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001, (C) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since March 23, 2000, and (D) all other reports or registration statements and all other filings made by the Company with the SEC since March 23, 2000 (collectively, the "SEC Reports"). No SEC Report (including any document incorporated by reference therein), as of its filing date or, if amended, as of the date of the last such amendment, contained any untrue statement of a material fact or omitted to state any fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and each SEC Report at the time of its filing complied as to form in all material respects with applicable laws and the rules and regulations of the SEC. Since March 23, 2000, the Company has filed in a timely manner all reports that it was required to file with the SEC pursuant to the Exchange Act and the rules and regulations of the SEC. Each of the consolidated financial statements contained in the SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto, including without limitation in regard to the adoption by the Company of "fresh-start" reporting) and each fairly presented in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows and changes in stockholders' equity of the Company and its subsidiaries for the periods indicated, subject in the case of quarterly financial statements to normal year-end adjustments and except that the quarterly financial statements do not contain all of the footnote disclosures required by generally accepted accounting principles to the extent permitted by the rules and regulations of the SEC.

          (ii) The Proxy Statement will not, at the time the Proxy Statement is mailed to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and will not, at the time of the meeting of stockholders to which the Proxy Statement relates or at the Effective Time, omit to state any material fact necessary to correct any statement which has become false or misleading in any earlier communication with respect to the solicitation of any proxy for such meeting, except that no representation is made by the Company with respect to statements made in the Proxy Statement based on information furnished in writing to the Company by Buyer, LOL Subsidiary or Acquisition specifically for use in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

     (f) Taxes.

          (i) Each of the Company and its subsidiaries has timely filed or caused to be filed (or received appropriate extensions of time to file) all material federal, state, local, foreign and other tax returns, reports and declarations of estimated tax required to be filed by it before such filings became delinquent, and all such tax returns, reports and declarations of estimated tax are complete and accurate in all material respects.

          (ii) Each of the Company and its subsidiaries has paid all material federal, state, local and foreign taxes and all other material assessments, deficiencies, levies, imposts, duties, license fees, registration fees, withholdings or other similar governmental charges of every kind, character or description, and any interest, penalties or additions to tax imposed thereon (collectively, the "Taxes"), due or claimed by any taxing authority to be due by it, and, as of the date of the Company's most recent audited consolidated balance sheet contained in the SEC Reports delivered prior to the date of this Agreement (the "Balance Sheet"), none of the Company or any of its subsidiaries had any material liability for Taxes (including without limitation any material liability to indemnify or reimburse any other person for Taxes under any tax indemnity, tax allocation or tax sharing agreement) other than as reserved for on the Balance Sheet.

          (iii) All material amounts required to be withheld or collected by the Company or any of its subsidiaries for income taxes, social security taxes, unemployment insurance taxes and other employee withholding taxes have been so withheld or collected and either paid to the appropriate governmental authority or, if not delinquent, accrued and reserved against and entered upon the consolidated books of the Company and its subsidiaries.

          (iv) For federal income tax purposes, all tax years ending on or before December 31, 1994 are closed or the statute of limitations has expired with respect thereto. There is no material action, suit, proceeding, audit, investigation or claim pending or, to the knowledge of the Company, threatened in respect of any Taxes for which the Company or any of its subsidiaries may become liable, and no material claims have been made by any taxing authority of any jurisdiction in which any of the Company or its subsidiaries does not file tax returns that the Company or any of its subsidiaries is or may be subject to taxation by that jurisdiction. No presently effective waiver of any statute of limitations with respect to any taxable year has been executed by the Company or any of its subsidiaries, there is no presently effective agreement, waiver or consent providing for an extension of time with respect to the assessment of any Taxes against the Company or any of its subsidiaries, and no presently effective power of attorney granted by the Company or any of its subsidiaries with respect to any tax matters is currently in force.

          (v) No property of the Company or any of its subsidiaries is "tax exempt use property" within the meaning of Section 168(h) of the Code.

          (vi) Neither the Company nor any of its subsidiaries has made any payment, or is a party to any contract, agreement or arrangement which could obligate it to make any payment, that would, but for the provisions of clause (ii) of Section 280G(b)(2)(A) of the Code, constitute a "parachute payment" within the meaning of Section 280G of the Code.

          (vii) Neither the Company nor any of its subsidiaries is a party to any tax indemnity, tax allocation or tax sharing agreement.

          (viii) Neither the Company nor any of its subsidiaries has been a member of an affiliated group (as such term is defined in Section 1504 of the Code) filing a consolidated federal income tax return for any tax year, other than a group the common parent of which was the Company.

          (ix) Neither the Company nor any of its subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations.

          (x) Neither the Company nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (xi) Neither the Company nor any of its subsidiaries has distributed the stock of a "controlled corporation" (within the meaning of that term as used in Section 355(a) of the Code) in a transaction subject to Section 355 of the Code within the past two years.

          (xii) Neither the Company nor any of its subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (A) change in method of accounting for a taxable period ending at or prior to the Effective Time under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income tax law); (B) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income tax law) executed at or prior to the Effective Time; (C) installment sale or open transaction disposition made at or prior to the Effective Time; or (D) prepaid amount received at or prior to the Effective Time.

     (g) Absence of Changes. Except for liabilities incurred in connection with this Agreement and the transactions contemplated hereby, and except as disclosed in the SEC Reports filed prior to the date of this Agreement, from the date of the Balance Sheet through the date of this Agreement, the Company and its subsidiaries have conducted their business only in the ordinary course consistent with past practice, and there has not been (i) any damage, destruction or loss, whether covered by insurance or not, that has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, (ii) any other event, development or condition (financial or otherwise) of any character or any operations or results of operations that has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, or (iii) any other action or event that would have required the written consent of Buyer pursuant to Section 2.01(c) or 2.01(d) had such action or event occurred after the date of this Agreement.

     (h) Properties.

          (i) The Company and its subsidiaries have good and marketable title to all property, assets and rights reflected in the Balance Sheet or acquired by the Company and its subsidiaries after the date of the Balance Sheet (except for inventory, obsolete equipment and real estate not used in or necessary for the operation of their business sold or otherwise disposed of and accounts receivable collected since such date in the ordinary course of business) or otherwise purported to be owned by them, and have a valid leasehold interest in or other right to use all other property, assets and rights used in their business, free and clear of all mortgages, liens, pledges, charges, restrictions, encroachments, rights of third parties or other encumbrances of any kind or character other than (A) liens for Taxes not yet due and payable, (B) mechanic's, warehousemen's, materialmen's, landlord's or similar liens securing obligations incurred in the ordinary course of business which are not yet due and payable, (C) encumbrances on real property in the nature of zoning restrictions, easements, rights of way, encroachments, restrictive covenants and other similar rights or restrictions which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not, individually or in the aggregate, materially detract from the value the properties subject thereto or affected thereby or materially impair present business operations at such properties, and (D) existing mortgages, liens and encumbrances disclosed in the Balance Sheet (or in the notes thereto), except where the failure to have such title, leasehold interests or other rights to use, or the existence of such mortgages, liens, pledges, charges, restrictions, encroachments, rights of third parties or other encumbrances, has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

          (ii) All real property owned by the Company and its subsidiaries is listed by address in Section 6.01(h) of the Disclosure Schedule. All leases of real property to which the Company or any of its subsidiaries is a party (whether as landlord or tenant) or by which any of them is bound are valid and binding and in full force and effect, neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any other party thereto is in default under or in respect of any such lease, the result of which default (including if such lease were to terminate based thereon) has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and all such material leases in effect on the date hereof have been made available to Buyer and are listed in Section 6.01(h) of the Disclosure Schedule. The real property described in Section 6.01(h) of the Disclosure Schedule as being owned by the Company and its subsidiaries and the real property subject to the leases listed in Section 6.01(h) of the Disclosure Schedule constitute the only real property used by the Company and its subsidiaries in the conduct of their business.

          (iii) There is no development, incentive or other agreement with any governmental authority that limits in any material respect the right of the Company or any of its subsidiaries to protest Taxes, establishes minimum Taxes or requires continued business operation at any particular location.

     (i) Contracts. All Contracts (as hereinafter defined) in effect on the date hereof (other than those described in clause (y) of the definition thereof) have been either included as an exhibit to an SEC Report filed prior to the date of this Agreement or made available to Buyer and listed in Section 6.01(i) of the Disclosure Schedule. All Contracts are valid and binding and in full force and effect, and neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any other party thereto is in default under or in respect of any Contract, the result of which default (including if such Contract were to terminate based thereon) has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. As used herein, "Contract" shall mean (x) each "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), (y) each lease of tangible personal property entered into after December 31, 2000 the unpaid obligations of the Company or any subsidiary under which exceed $500,000, and
(z) each of the following other agreements or contracts to which the Company or any of its subsidiaries is a party or by which any of them or their properties or assets are bound:

          (i) each effective employment agreement, severance agreement, non-competition agreement or assignment of inventions agreement with any employee or former employee of the Company or any of its subsidiaries;

          (ii) each contract, whether as licensor or licensee, for the license of any patent, know-how, trademark, trade name, service mark, copyright, software or other intangible asset (other than non-negotiated licenses of generally available commercial software);

          (iii) each loan agreement, indenture or other instrument, contract or agreement under which any money has been borrowed or loaned or under which any note, bond or other evidence of indebtedness has been issued and remains outstanding, each guaranty, indemnification or assumption agreement, and each contract to reimburse any maker of a letter of credit or banker's acceptance;

          (iv) each mortgage, contract for deed, security agreement, conditional sales contract, financing, "synthetic" or capitalized lease, or similar agreement that effectively creates a lien on any assets of Company or any of its subsidiaries (other than any purchase money security interest, conditional sales contract, capitalized lease or similar agreement which creates a lien only on tangible personal property and the unpaid obligations of the Company or any of its subsidiaries under which are $500,000 or less);

          (v) each contract restricting the Company or any of its subsidiaries in any material respect from engaging in business or from competing with any other persons;

          (vi) each partnership or joint venture agreement;

          (vii) each collective bargaining agreement or other agreement with any labor union or association representing employees of the Company or any of its subsidiaries;

          (viii) each agreement for the purchase or sale of products or services (other than purchase or sales orders entered into in the ordinary course of business on an order-by-order basis) under which the undelivered balance of such products or services has a price in excess of $500,000;

          (ix) each agreement for capital expenditures the unpaid obligations of the Company or any of its subsidiaries under which exceed $500,000;

          (x) each lease of tangible personal property as of December 31, 2000 the unpaid obligations of the Company or any subsidiary under which exceed $500,000;

          (xi) each agreement for the purchase or sale of any business, division or subsidiary by or to the Company or any of its subsidiaries not yet consummated or under which the Company or any of its subsidiaries has any continuing indemnification obligations;

          (xii) each agreement with any officer or director of the Company or any of its subsidiaries, any beneficial owner of five percent or more of the outstanding Company Common Stock, any ascendant, descendent, sibling or spouse of any such officer, director or beneficial owner, or any trust, partnership, corporation or other entity in which any of such persons has at least a five percent equity interest (collectively, "Associates");

          (xiii) each option, right of first refusal or right of first offer with respect to the sale, purchase or leasing of any real property; and

          (xiv) each material agreement entered into other than in the ordinary course of business.

     (j) Intellectual Property. Section 6.01(j) of the Disclosure Schedule sets forth a true and correct list of all material patents, trademarks, trade names, service marks, copyrights and domain names, and applications and registrations therefor, which are held by the Company or any of its subsidiaries (together with all material product formulas and specifications of the Company or any of its subsidiaries, the "Owned Intellectual Property"). No material patents, trademarks, trade names, service marks or copyrights, and no material product formulations or specifications, are used by the Company or any of its subsidiaries in the conduct of their business, except the Owned Intellectual Property or those licensed pursuant to licenses listed in Section 6.01(i) of the Disclosure Schedule or the non-disclosure of which therein does not constitute a misrepresentation under Section 6.01(i) of this Agreement (the "Licensed Intellectual Property"). The operation by the Company and its subsidiaries of their business has not infringed in any material respect on any patent, trademark, trade name, service mark or copyright of any other person, and none of the Company or its subsidiaries has made use of any invention, process, technique, confidential information, product formulation or specification, or other trade secret in violation in any material respect of the rights of any other person, and, as of the date of this Agreement, the Company has no knowledge of any allegations by any other person to the contrary. The Company has no knowledge of any pending patent, trademark, trade name, service mark or copyright application of any other person which, if issued or registered, would be infringed upon by the operations of the Company or any of its subsidiaries, in each case in a way which is reasonably likely to have a Material Adverse Effect. To the knowledge of the Company, no other person is infringing in any respect upon the Owned Intellectual Property or the Licensed Intellectual Property or is making use of any invention, process, technique, confidential information, product formulation or specification, or other trade secret in violation of the rights of any of the Company or its subsidiaries, nor would any other person be infringing in any respect upon any pending patent, trademark, trade name, service mark or copyright application of the Company or any of its subsidiaries in the event that any of the foregoing becomes registered or issued, in any case in a way which has had or is reasonably likely to have a Material Adverse Effect. The Company and its subsidiaries have taken all steps reasonably required to maintain the Owned Intellectual Property and, to the knowledge of the Company, the licensor thereof has taken all steps reasonably required to maintain the Licensed Intellectual Property, including timely payment of all fees and timely filing of all documents required under intellectual property laws and regulations, except where the failure to timely pay such fees or timely file such documents has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. None of the Company or its subsidiaries or, to the knowledge of the Company, any licensor or licensee thereof has used or enforced, or failed to use or enforce, any of the Owned Intellectual Property or the Licensed Intellectual Property in any manner which is reasonably likely to limit its validity or result in its invalidity, or has received any notice that any of the Owned Intellectual Property or the Licensed Intellectual Property has been declared unenforceable or otherwise invalid by any governmental entity, except where such invalidity or unenforceability has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. No employees of the Company or any of its subsidiaries have any rights with respect to any of the Owned Intellectual Property.

     (k) Undisclosed Liabilities. There are no liabilities of the Company or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities disclosed or set forth in the Balance Sheet, (ii) liabilities incurred in the ordinary course of business since the date of the Balance Sheet, provided that the existence of any such liability does not otherwise constitute a misrepresentation under this Agreement, (iii) liabilities that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect, provided that the existence of any such liability does not otherwise constitute a misrepresentation under this Agreement, (iv) liabilities under, or required to be incurred under, this Agreement, and (v) liabilities (other than those in default) under contracts and agreements set forth in
Section 6.01(h) or 6.01(i) of the Disclosure Schedule or the non-disclosure of which therein does not constitute a misrepresentation under Section 6.01(h) or 6.01(i) of this Agreement.

     (l) Litigation. As of the date of this Agreement, there are no claims (including product liability claims), litigation, arbitrations, administrative proceedings, abatement orders or investigations of any kind pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or, to the knowledge of the Company, against any of their respective officers, employees or directors in connection with the business or affairs of the Company or any of its subsidiaries, which, if decided adversely to the Company, such subsidiary, or such officer, employee or director, are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. There are no judgments, orders, writs, injunctions, decrees, indictments, subpoenas or civil investigative demands or awards against the Company or any of its subsidiaries that have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

     (m) Compliance with Laws. Each of the Company and its subsidiaries has complied with, and is not in default under or in violation of, any laws, ordinances, regulations or other governmental restrictions, orders, judgments or decrees applicable to it or its properties or assets (including without limitation regulations regarding the content of feed ingredients and the proper separation of feed), except where such conflicts, defaults or violations have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and, as of the date hereof, to the Company's knowledge, there have been no allegations by any governmental authority or private persons to the contrary.

     (n) Licenses and Permits. Each of the Company and its subsidiaries has in full force and effect all licenses, franchises, permits and other governmental authorizations necessary to permit it to lawfully conduct its business in the manner presently conducted and to own and use its properties and assets in the manner presently owned and used, and neither the Company nor any of its subsidiaries is in violation of any such license, franchise, permit or other governmental authorization, except where the failure to have in full force and effect any such license, franchise, permit or authorization or the existence of any such violation has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. No such license, franchise, permit or other governmental authorization will terminate or lapse as a result of the consummation of the transactions contemplated by this Agreement, except to the extent any such termination or lapse is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

     (o) Brokers; Finders. Except for the fees of Greenwich Street Capital Partners II, L.P. as financial advisor to the Company, and the fees of Goldman, Sachs & Co. due in connection with the rendering of the fairness opinion referred to in Section 6.01(y) hereof, all of which fees the Company agrees to pay, there are no claims for brokerage commissions, finders' fees, investment advisory fees or similar compensation in connection with this Agreement or the transactions contemplated by this Agreement, based on any arrangement, understanding, commitment or agreement made by or on behalf of the Company or any of its subsidiaries, obligating the Company or any of its subsidiaries, or Buyer, LOL Subsidiary or Acquisition, to pay such claim. The Company has delivered to Buyer a true and correct copy of all agreements under which any fees or other remuneration are due from the Company or any of its subsidiaries to Greenwich Street Capital Partners II, L.P. in connection with the performance of its services as such financial advisor or to Goldman, Sachs & Co. in connection with the rendering of such opinion.

     (p) Employee Plans. Except as disclosed in the SEC Reports filed prior to the date of this Agreement:

          (i) Each employee pension benefit plan ("Pension Plan"), as such term is defined in Section 3 of ERISA, each employee welfare benefit plan ("Welfare Plan"), as such term is defined in Section 3 of ERISA, and each deferred compensation, bonus, incentive, stock incentive, option, stock purchase, severance, or other employee benefit plan, agreement, commitment or arrangement which is maintained by the Company or any of its Affiliates (as hereinafter defined), or to which the Company or any of its Affiliates contributes or is under any obligation to contribute, or with respect to which the Company or any of its Affiliates has any liability (whether current or contingent) (each, an "Employee Plan" and collectively, the "Employee Plans") is listed in Section 6.01(p) of the Disclosure Schedule, and a copy of each Employee Plan which is a written plan has been made available to Buyer. In addition, copies of the most recent determination letter issued by the Internal Revenue Service and, if applicable, the most recent actuarial reports or valuations with respect to each Pension Plan, copies of the most recent summary plan description for each Pension Plan and each Welfare Plan, copies of any trust agreement, insurance contract or other funding or investment arrangements for the benefits under each Pension Plan and each Welfare Plan, and copies of the annual reports (Form 5500 Series) required to be filed with any governmental agency for each Pension Plan and each Welfare Plan for the three most recent plan years of each such plan, have been made available to Buyer.

          (ii) Each of the Company and its Affiliates has made on a timely basis all contributions or payments required to be made by it pursuant to the terms of the Employee Plans, ERISA, the Code or other applicable laws, unless such contributions or payments that have not been made are immaterial in amount and the failure to make such payments or contributions will not materially and adversely affect the Employee Plans. With respect to each Pension Plan which is subject to Title I, Subtitle B, Part 3 of ERISA (concerning "Funding"), the funding method used in connection with such Pension Plan is acceptable under ERISA and the actuarial assumptions used in connection with funding such Pension Plan, in the aggregate, are reasonable (taking into account the experience of such Pension Plan and reasonable expectations). The actuarial present value (based upon the same actuarial assumptions that would apply if such Pension Plan was terminated at the Effective Time) of all vested and nonvested accrued benefits (whether on account of retirement, termination, death or disability) under each such Pension Plan does not exceed the net fair market value of the assets held to fund each such Pension Plan by more than the amount, if any, set forth with respect to such Pension Plan in Section 6.01(p) of the Disclosure Schedule.

          (iii) Each Employee Plan (and any related trust or other funding instrument) has been administered in all respects in compliance with its terms and in both form and operation is in compliance in all respects with the applicable provisions of ERISA, the Code and other applicable laws and regulations, and all reports required to be filed with any government agency with respect to each Pension Plan and each Welfare Plan have been timely filed, except in any case as has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. The Company has no knowledge of facts that would cause the Internal Revenue Service to disqualify any Pension Plan which is intended to be a tax-qualified plan under Section 401(a) of the Code.

          (iv) There are no inquiries or proceedings pending or, to the knowledge of the Company, threatened by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation (the "PBGC") or any participant or beneficiary with respect to any Employee Plan or any other employee benefit plan, agreement, commitment or arrangement in the past maintained by the Company or any of its Affiliates or to which the Company or any of its Affiliates has ever been under an obligation to contribute which, if decided adversely to the Company or any of its Affiliates, are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor, to the knowledge of the Company, any plan fiduciary of any Pension Plan or Welfare Plan has engaged in any transaction in violation of Section 406(a) or (b) of ERISA (for which no exemption exists under Section 408 of ERISA) or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code (except where any such violation or prohibited transaction has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect), or is subject to any material excise tax imposed by the Code or ERISA with respect to any Employee Plan.

          (v) Neither the Company nor any of its Affiliates has ever been a sponsor of, contributed to, or been under an obligation to contribute to any "multiemployer plan", as such term is defined in Section 3(37) of ERISA.

          (vi) Neither the Company nor any of its Affiliates has any unpaid material liability to the PBGC. The Company has paid all material premiums (and interest and penalties for late payments, if applicable) due the PBGC with respect to each Pension Plan for each plan year thereof for which such premiums are required. In addition, no "reportable event" (as defined in Section 4043(b) of ERISA) has taken place with respect to any Employee Plan and no filing has been made by the Company or any Affiliate with the PBGC or the Internal Revenue Service to terminate any Employee Plan.

          (vii) Except as provided for in this Agreement, neither the Company nor any of its Affiliates is a party to any oral or written (A) agreement with any director, officer or other employee of the Company or any of its Affiliates the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement, or (B) agreement or plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

          (viii) No Employee Plan provides health, dental or life insurance benefits to any employee of the Company or an Affiliate, or any dependent of such an employee, following termination of the employee's employment, except as may be required by Section 4980B of the Code or any similar state law.

          (ix) For purposes of this Section 6.01(p), the term "Affiliate" includes (A) any trade or business with which the Company is, or at any time since January 1, 1996 was, under common control within the meaning of
     Section 4001(b) of ERISA, (B) any corporation with which the Company is, or at any time since January 1, 1996 was, a member of a controlled group of corporations within the meaning of Section 414(b) of the Code, (C) any entity with which the Company is, or at any time since January 1, 1996 was, under common control within the meaning of Section 414(c) of the Code, (D) any entity with which the Company is, or at any time since January 1, 1996 was, a member of an affiliated service group within the meaning of Section 414(m) of the Code, and (E) any entity with which the Company is, or at any time since January 1, 1996 was, aggregated under Section 414(o) of the Code. Notwithstanding anything to the contrary stated in this Section 6.01(p), (1) any representation in this Section 6.01(p) given with respect to a trade, business or entity which would not have been an Affiliate under the aforesaid definition had the references in such definition to the date "January 1, 1996" instead been references to "June 29, 2000" (a "Pre-Bankruptcy Affiliate"), or with respect to any employee benefit plan, agreement, commitment or arrangement which would not have been an Employee Plan but for any Pre-Bankruptcy Affiliate maintaining or contributing thereto or being under any obligation to contribute thereto or having any liability in respect thereof (a "Pre-Bankruptcy Affiliate Plan"), shall be made only to the Company's knowledge, (2) no Pre-Bankruptcy Affiliate Plan shall be required to be listed in Section 6.01(p) of the Disclosure Schedule, and (3) no copies of any Pre-Bankruptcy Affiliate Plan, or of any documents related thereto, shall be required to be delivered to Buyer.

     (q) Labor Matters. Except as disclosed in the SEC Reports filed prior to the date of this Agreement, there are no existing, and since January 1, 1999 have not been any, labor strikes, walkouts, work stoppages, slowdowns or lockouts involving the Company or any of its subsidiaries, nor are there any other existing labor disputes or disturbances involving the Company or any of its subsidiaries which in each case has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. The employees of the Company and its subsidiaries are not represented by any union or association, and there are no pending or, to the Company's knowledge, threatened representational questions concerning the employees of the Company or its subsidiaries.

     (r) Environmental. Except as disclosed in the SEC Reports filed prior to the date of this Agreement:

          (i) Neither the Company nor any of its subsidiaries has received written notice of, or, to the knowledge of the Company, is subject to, any pending or threatened action, cause of action, claim or investigation alleging liability under or non-compliance with any applicable federal, state or local laws or regulations relating to pollution or the protection of human health or the environment ("Environmental Laws"), except for such actions, causes of action, claims or investigations which, individually or in the aggregate, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

          (ii) To the knowledge of the Company, there has been no spill, discharge, leak, emission, injection, disposal, escape, dumping or release of any kind (collectively, "Release") of any pollutants, contaminants, hazardous substances, hazardous chemicals, toxic substances, hazardous wastes, infectious wastes, radioactive materials, materials, petroleum (including without limitation crude oil or any fraction thereof) or solid wastes, including without limitation those defined in any Environmental Law ("Hazardous Materials"), on, beneath, above or into any of the real property currently owned, leased or operated by the Company or any of its subsidiaries (collectively, the "Current Property") or any of the real property formerly owned, leased or operated by the Company or any of its subsidiaries (collectively, the "Former Property"), except for any Releases permitted by law or which have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

          (iii) Neither of the Company nor any of its subsidiaries has been identified as a potentially responsible party at a site listed in the National Priorities List.

          (iv) To the knowledge of the Company, no Current Property or Former Property is or ever has been used by the Company or any of its subsidiaries, or by any other person under the control of the Company or any of its subsidiaries, for the storage, disposal, generation, manufacture, refinement, transportation, production or treatment of any Hazardous Materials in such a manner as to require a permit under Section 3005 of the Resource Conservation and Recovery Act, 42 U.S.C. sec.6925.

          (v) To the knowledge of the Company, (A) there are no underground storage tanks, injection wells or landfills located on any of the Current Property, and (B) there are no asbestos-containing materials or polychlorinated biphenyls (PCBs) located on any of the Current Property in such form, quantities or condition so as to create any material liability or obligation of the Company or any of its subsidiaries under any Environmental Laws.

     (s) Suppliers and Customers. Section 6.01(s) of the Disclosure Schedule lists the names of the 50 largest customers (by feed ton volume, indicating the same) of the Company and its subsidiaries, taken as a whole, for the 12-month period commencing January 1, 2000 and ending on December 31, 2000. Except for cancellations or modifications which have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, no such customer and no supplier of the Company or any of its subsidiaries has canceled, or otherwise so modified in a manner adverse to the Company and its subsidiaries, taken as a whole, or given notice to the Company or any of its subsidiaries of an intention to so cancel or otherwise so modify, its business relationship with the Company or any of its subsidiaries. No such customer or supplier has notified the Company or any of its subsidiaries in writing that the consummation of the transactions contemplated by this Agreement will materially and adversely affect its business relationship with the Company or any of its subsidiaries.

     (t) Recalls. Except as disclosed in the SEC Reports filed prior to the date of this Agreement, no products of the Company or any of its subsidiaries have been recalled voluntarily or involuntarily since January 1, 1999. No such recall is being considered by the Company or any of its subsidiaries or, to the knowledge of the Company, has been requested or ordered by any governmental entity or consumer group.

     (u) Insurance. All insurance policies maintained by the Company and its subsidiaries are in full force and effect, all premiums required to have been paid with respect thereto have been paid, no notice of cancellation in respect thereof has been received and none of such insurance policies will terminate or lapse as a result of the consummation of the transactions contemplated by this Agreement.

     (v) Delaware Law Section 203. All necessary approvals have been granted by the Board of Directors of the Company under Section 203 of the Delaware Law so that none of the execution of the Voting Agreement, the granting of the Irrevocable Proxy or any acquisition of beneficial ownership of Company Common Stock by Buyer, LOL Subsidiary, Acquisition or any of Buyer's other affiliates after the execution of this Agreement will limit, delay or impair the consummation of the Merger or any other transaction with the Company or any of its subsidiaries by Buyer, LOL Subsidiary, Acquisition or any of Buyer's other affiliates pursuant to Section 203 of the Delaware Law.

     (w) Stockholder Voting Requirement. The only stockholder vote necessary to consummate the Merger under the Delaware Law and the Company's Certificate of Incorporation and By-Laws is the affirmative vote of the holders of a majority of the Company Common Stock.

     (x) Associate Transactions. Except as disclosed in the SEC Reports filed prior to the date of this Agreement, no Associate (i) purchases from or sells or furnishes to the Company or any of its subsidiaries any material goods or services, (ii) owns, leases or licenses any real or material personal property that is used by the Company or any of its subsidiaries or (iii) is a party to any contract or agreement for joint purchases or sales of any material goods or services with the Company or any of its subsidiaries.

     (y) Fairness Opinion. The Board of Directors of the Company has received a written opinion of Goldman, Sachs & Co. to the effect that, as of the date of this Agreement, the $23.00 per share of Company Common Stock to be received in the Merger by the holders of Company Common Stock is fair to such holders from a financial point of view.

     (z) Unlawful or Undisclosed Payments. Neither the Company nor any of its subsidiaries, nor anyone acting on their behalf, has made any material payments or otherwise provided any material benefits, direct or indirect, to any customer, supplier, governmental authority or other person, or any employee or agent thereof, for the purpose of acquiring purchase or sales relationships, licenses, franchises, permits or other governmental authorizations, or for any other purpose, that are unlawful in any material respect.

     6.02 Representations and Warranties of Buyer and Acquisition. Each of Buyer, LOL Subsidiary and Acquisition jointly and severally represents and warrants to the Company, and its successors and assigns, as follows:

     (a) Corporate Organization. Buyer is a cooperative corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of LOL Subsidiary and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Buyer is incorporated in Minnesota and each of LOL Subsidiary and Acquisition is incorporated in Delaware. Buyer has prior to the date hereof delivered to the Company a certified copy of the respective Articles or Certificate of Incorporation and By-Laws of Buyer, LOL Subsidiary and Acquisition. Each such copy is complete and correct in all material respects.

     (b) Authority. Each of Buyer, LOL Subsidiary and Acquisition has the corporate power to execute this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Buyer, LOL Subsidiary and Acquisition have been duly and effectively authorized by the respective Boards of Directors of such corporations, and by LOL Subsidiary as the sole stockholder of Acquisition, and no further corporate action is necessary on the part of Buyer, LOL Subsidiary or Acquisition to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer, LOL Subsidiary and Acquisition and, assuming the accuracy of the representations and warranties of the Company set forth in
Section 6.01(c), constitutes a valid and binding agreement of Buyer, LOL Subsidiary and Acquisition, enforceable against Buyer, LOL Subsidiary and Acquisition in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a court of law or equity). Notwithstanding anything stated herein, the consummation of the Merger is subject to the satisfaction of the conditions set forth in Section
3.01 hereof. Except as set forth in Schedule 6.02(b) hereto, neither the execution and delivery of this Agreement by Buyer, LOL Subsidiary and Acquisition, nor the consummation by Buyer, LOL Subsidiary or Acquisition of the transactions contemplated hereby, (i) will conflict with or result in a breach of the Articles or Certificate of Incorporation or By-Laws, as currently in effect, of Buyer, LOL Subsidiary or Acquisition, or (ii) require the consent or approval of, or any filing with, any governmental authority having jurisdiction over any of the business or assets of Buyer, LOL Subsidiary or Acquisition, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer, LOL Subsidiary or Acquisition or any of their properties or assets, or result in a breach of or constitute a default or an event which, with the passage of time or the giving of notice, or both, would constitute a default, or require notice to or the consent of any third party under, any other instrument, contract or agreement to which Buyer, LOL Subsidiary or Acquisition is a party or by which any of them or any of the properties or assets of any of them may be bound, except, in the case of clause (ii), (A) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (B) the filing of a premerger notification and report form by Buyer under the HSR Act, and (C) where such violations, breaches or defaults, or the failure to obtain, make or give such consents, approvals, filings or notices, would not, individually or in the aggregate, be reasonably likely to impair Buyer's, LOL Subsidiary's or Acquisition's ability to consummate the Merger or the other transactions contemplated hereby.

     (c) No Proceedings. Neither the execution and delivery of this Agreement by Buyer, LOL Subsidiary or Acquisition, nor the consummation by Buyer, LOL Subsidiary or Acquisition of the transactions contemplated hereby, are being challenged by or are the subject of any pending or, to the knowledge of Buyer, LOL Subsidiary or Acquisition, threatened litigation or governmental investigation or proceeding as of the date of this Agreement.

     (d) Finders; Brokers. Except for fees of J.P. Morgan Chase & Co., which Buyer agrees to pay, there are no claims for brokerage commissions, finders' fees, investment advisory fees or similar compensation in connection with this Agreement or the transactions contemplated by this Agreement, based on any arrangement, understanding, commitment or agreement made by or on behalf of Buyer, LOL Subsidiary or Acquisition, obligating the Company or any of its subsidiaries, or Buyer, LOL Subsidiary or Acquisition, to pay such claim.

     (e) Financing Commitment. Buyer has delivered to the Company a commitment letter from The Chase Manhattan Bank and J.P. Morgan Securities Inc. for the aggregate amount of $1,150,000,000 in financing (the "Financing Commitment"). Buyer, based on conditions that are presently prevailing and that have been brought to Buyer's attention, knows of no circumstance or condition that it expects will prevent it from obtaining the Financing at the Effective Time, as provided in the Financing Commitment.

     (f) Proxy Statement. None of the information supplied or to be supplied in writing by Buyer, LOL Subsidiary or Acquisition specifically for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or will, at the time of the meeting of stockholders to which the Proxy Statement relates or at the Effective Time, as then amended or supplemented, omit to state any material fact necessary to correct any statement which has become false or misleading in any earlier communication with respect to the solicitation of any proxy for such meeting.

     (g) Financial Statements.  Buyer has previously delivered to the Company:

          (i) the consolidated balance sheets of Buyer as of December 31, 2000 and December 31, 1999 and related consolidated statements of operations and cash flows of Buyer for the twelve month periods then ended, including the notes thereto, together with the reports thereon of Buyer's independent accountants (the "Audited Financial Statements"); and

          (ii) the consolidated balance sheet of Buyer as of March 31, 2001 and related consolidated statement of operations of Buyer for the three-month period then ended prepared by Buyer (the "Interim Financial Statements").

The Audited Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Buyer and its subsidiaries at the respective dates and for the respective periods indicated and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto). The Interim Financial Statements present fairly, in all material respects, the financial position and results of operations of Buyer and its subsidiaries at the date and for the period indicated and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with the Audited Financial Statements (except as may be indicated in the notes thereto), subject to normal year-end adjustments and except that the Interim Financial Statements do not contain all footnote disclosures required by generally accepted accounting principles.

     (h) Outstanding Debt.

          (i) As of the date hereof, neither Buyer nor any of its consolidated subsidiaries has any outstanding secured or unsecured material Debt or commitments for any material Debt, other than (A) as described in, or as incurred under credit agreements described in, the Financing Commitment, or
     (B) as set forth in Schedule 6.02(h) hereto.

          (ii) "Debt" means all liabilities and obligations of Buyer and its consolidated subsidiaries (A) for borrowed money (including the current portion thereof), (B) under any reimbursement agreement relating to a letter of credit, bankers' acceptance or note purchase facility, (C) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), and (D) under any guaranty of another person's indebtedness (other than any such liabilities or obligations of Buyer to, or with respect to Debt of, its subsidiaries or of any subsidiary of Buyer to, or with respect to Debt of, Buyer or its other subsidiaries, and other than endorsements of checks in the ordinary course of business).

          (iii) As of the date hereof, there is no default or event of default by Buyer or any of its consolidated subsidiaries under the provisions of any instrument evidencing Debt or of any agreement relating thereto that would be reasonably likely to impair Buyer's, LOL Subsidiary's or Acquisition's ability to consummate the Merger or the other transactions contemplated hereby.

                                  ARTICLE VII

                   DIRECTORS' AND OFFICERS' INDEMNIFICATION;
                  DIRECTORS AND OFFICERS LIABILITY INSURANCE;
                               EMPLOYEE BENEFITS

     7.01 Indemnification. All rights to indemnification, expense advancement and exculpation existing in favor of any person who is a director or officer of the Company or any of its subsidiaries immediately prior to the Effective Time (collectively, the "Indemnified Parties"), when acting in such capacity or when acting as a fiduciary at the request of the Company under or with respect to an Employee Plan, as provided in the Company's Certificate of Incorporation or By-Laws or the certificate or articles of incorporation, by-laws or similar organizational documents of any of its subsidiaries (or in any indemnification agreements constituting Contracts) as in effect on the date hereof (as such rights shall have been effected by the Second Amended Joint Plan of Reorganization of the Company and certain of its affiliates declared effective on June 29, 2000 in connection with the Chapter 11 Bankruptcy case filed by the Company and such affiliates in the United

States Bankruptcy Court, District of Delaware, on October 28, 1999), shall survive the Merger for a period of six years after the Effective Time (or, with respect to any relevant claim made within such six-year period, until final disposition of such claim) with respect to matters occurring at or prior to the Effective Time, and no action taken during such period shall be deemed to diminish the obligations set forth in this Section 7.01.

     7.02 Directors and Officers Liability Insurance. For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect either (a) the current policy of directors' and officers' liability insurance maintained by the Company (provided that Buyer or the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respects to the Indemnified Parties thereunder) covering the Indemnified Parties with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section
7.02 more than an amount per year equal to 150% of the current annual premium (which current annual premium for the policy year ending June 30, 2001 the Company represents and warrants to be approximately $60,000 in the aggregate) paid by the Company for such existing insurance coverage (the "D&O Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the D&O Cap, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the D&O Cap, or (b) a run-off (i.e., "tail") policy or endorsement with respect to the current policy of directors' and officers' liability insurance maintained by the Company covering the Indemnified Parties with respect to claims asserted within six years after the Effective Time arising from facts or events which occurred at or before the Effective Time.

     7.03 Fiduciary Liability Insurance. For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect either (a) the current policy of liability insurance maintained by the Company for Indemnified Parties and other Covered Employees (as hereinafter defined) who have served as fiduciaries under or with respect to any Employee Plan at the request of the Company (provided that Buyer or the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respects to such Indemnified Parties and other Covered Employees thereunder) covering such Indemnified Parties and other Covered Employees with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.03 more than an amount per year equal to 150% of the current annual premium (which current annual premium for the policy year ending December 31, 2001 the Company represents and warrants to be approximately $17,000 in the aggregate) paid by the Company for such existing insurance coverage (the "Fiduciary Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Fiduciary Cap, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Fiduciary Cap, or (b) a run-off (i.e., "tail") policy or endorsement with respect to the current policy of liability insurance maintained by the Company for Indemnified Parties and other Covered Employees who have served as fiduciaries under or with respect to any Employee Plan at the request of the Company covering such Indemnified Parties and other Covered Employees with respect to claims asserted within six years after the Effective Time arising from facts or events which occurred at or before the Effective Time. As used herein, "Covered Employees" means individuals who are employees of the Company or any of its subsidiaries immediately prior to the Effective Time.

     7.04 Employee Benefits. Notwithstanding anything to the contrary contained in this Agreement, from and after the Effective Time, the Surviving Corporation will have sole discretion over the hiring, promotion, retention, firing and other terms and conditions of the employment of employees of the Surviving Corporation or any of its subsidiaries. Subject to the immediately preceding sentence, in the case of each individual who is an employee of the Surviving Corporation or any of its subsidiaries immediately following the Effective Time and who was an employee of the Company or any of its subsidiaries immediately prior to the Effective Time, Buyer will recognize, and will cause the Surviving Corporation and its subsidiaries to recognize, such employee's continuous service with the Company, any of its subsidiaries or Koch Industries, Inc. prior to the

Effective Time, to the extent recognized by the Company as service with the Company, for purposes of determining eligibility and vesting, including without limitation for purposes of determining entitlement to vacation and severance pay (but not for other purposes, including without limitation for purposes of accrual of retirement benefits), under each employee benefit plan subject to ERISA which Buyer, the Surviving Corporation or any of their respective subsidiaries provides to such employee after the Effective Time. Notwithstanding the foregoing, (a) for the two year period following the Effective Time, Buyer will provide, or will cause the Surviving Corporation or its subsidiaries to provide, for the benefit of the retired and terminated employees of the Company who satisfy the current eligibility requirements of the Company's Retiree Medical Plan, access to medical coverage under one or more of the Surviving Corporation's medical plans (as in effect from time to time), provided that the retired and terminated employees pay the full cost thereof; and (b) Buyer will, or will cause the Surviving Corporation to, continue and maintain in effect the Company's Capital Accumulation Plan (as specified in Section 6.01(p) of the Disclosure Schedule) from and after the Effective Time, provided that such plan may be amended or terminated with the express written consent of a majority of the active employees of the Company who are participants in the plan at the time of such amendment or termination.

                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS

     8.01 Termination of Representations, Warranties, Obligations, Covenants and Agreements. The respective representations, warranties, obligations, covenants and agreements of the parties hereto, except for the obligations of Buyer, LOL Subsidiary and Acquisition pursuant to Sections 1.06, 1.07, 1.08 and 1.09, and the obligations pursuant to Article VII, shall not survive the effectiveness of the Merger and shall terminate and be of no further force or effect upon the effectiveness of the Merger.

     8.02 Amendment and Modification. To the extent permitted by applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the Company, Buyer, LOL Subsidiary and Acquisition at any time prior to the Effective Time with respect to any of the terms contained herein, except that, after the meeting of stockholders contemplated by Section 2.02(a) hereof, the price per share to be paid pursuant to this Agreement to the holders of Company Common Stock shall in no event be decreased and the form of consideration to be received by the holders of Company Common Stock in the Merger shall in no event be altered without the approval of such holders.

     8.03 Waiver of Compliance; Consents. Any failure of Buyer, LOL Subsidiary or Acquisition, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein (except the conditions in Sections 3.01(b), 3.01(d), 3.02(b) and 3.01(d) of this Agreement) may be waived in writing by the Company or by Buyer, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.03.

     8.04 Expenses; Termination Fee.

     (a) Except as otherwise provided below in this Section 8.04, all expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses, except that the filing fees under the HSR Act shall be borne one-half by the Company and one-half by Buyer, LOL Subsidiary and Acquisition.

     (b) If this Agreement is terminated pursuant to Section 5.01 and Buyer is entitled to a Termination Fee (as hereinafter defined) under paragraph (c) or paragraph (d) of this Section 8.04, the Company shall, at the same time payment of the Termination Fee is required to be made under paragraph (c) or paragraph
(d) of this Section 8.04, as applicable, pay Buyer, in immediately available funds, an amount equal to all reasonable out-of-pocket expenses incurred by or on behalf of Buyer, LOL Subsidiary or Acquisition in connection with the negotiation, preparation, financing, execution or consummation of this Agreement and the transactions contemplated hereby, including without limitation legal, accounting, travel, filing, financing commitment (including not only those attributable to financing the Merger Consideration, but also those attributable to refinancing Buyer's existing indebtedness, which refinancing is necessary in order to finance the Merger Consideration) and other reasonable fees and expenses, provided that the aggregate fees and expenses payable by the Company to Buyer pursuant to this
Section 8.04(b) shall not exceed $2,000,000.

     (c) If this Agreement is terminated pursuant to Section 5.01(e) or 5.01(f), then the Company shall, prior to or simultaneously with such termination, pay Buyer a fee in immediately available funds (a "Termination Fee") of $7,500,000.

     (d) If (i) this Agreement is terminated by the Company or Buyer pursuant to
Section 5.01(b) or by Buyer pursuant to Section 5.01(c)(i) in each case as a result of a material breach by the Company of any representations, warranties or covenants contained in this Agreement or the failure of the conditions set forth in Section 3.01(f) or 3.01(h) of this Agreement to be satisfied, or is terminated by the Company or Buyer pursuant to Section 5.01(c)(ii), and (ii) prior to such termination (A) any person or group shall have informed the Company (or the Board of Directors of the Company or any executive officer of the Company) after the date hereof that such person or group proposes, intends to propose, is considering proposing, or will or may, if the Merger is delayed, abandoned or not approved by the Company's stockholders, propose, a Third Party Transaction, or (B) any such person or group or the Company publicly announces (including without limitation any filing with any federal or state office or agency) that such person or group has proposed, intends to propose, is considering proposing, or will or may, if the Merger is delayed, abandoned or not approved by the Company's stockholders, propose, a Third Party Transaction, and (iii) within one year after such termination the Company or any of its subsidiaries enters into a definitive agreement for, or consummates, a Third Party Transaction (whether or not involving such person or group), then the Company shall, prior to it or any of its subsidiaries entering into such definitive agreement for or consummating (as the case may be) such Third Party Transaction, pay to Buyer the Termination Fee.

     (e) In no event shall more than one Termination Fee be payable under this
Section 8.04. As used herein, "Third Party Transaction" shall mean (i) an acquisition subsequent to the date of this Agreement pursuant to an Acquisition Proposal other than (A) an acquisition of equity securities of the Company which, when aggregated with all other equity securities of the Company beneficially owned (as defined in Rule 13d-3 promulgated under the Exchange
Act), immediately after entering into the definitive agreement for, or consummation of, the Third Party Transaction, by the Third Party making such Acquisition Proposal or any of its affiliates, constitutes less than 25% of the total equity interests in, and less than 25% of the total voting power of the then outstanding equity securities of, the Company, and (B) an acquisition of assets of the Company or any of its subsidiaries constituting less than 25%, on a fair market value basis, of the total assets of the Company and its subsidiaries on a consolidated basis, (ii) the adoption by the Company of a plan of liquidation or dissolution, (iii) the repurchase of, or recapitalization involving, more than 25% of the Company's outstanding equity securities, or (iv) the payment of an extraordinary dividend or other distribution on Company Common Stock equal to at least 25% of the Company Common Stock's then current market price.

     (f) Buyer (for itself and its affiliates) hereby agrees that, upon (i) any termination of this Agreement under circumstances where Buyer is entitled to a Termination Fee under Section 8.04(c) or 8.04(d) hereof, and (ii) payment to Buyer of such Termination Fee and all amounts due to Buyer under Section 8.04(b) hereof, neither Buyer nor any of its affiliates shall seek to obtain any recovery, judgment or damages of any kind, including without limitation consequential, indirect or punitive damages, against the Company or any of its subsidiaries or any of their respective directors, officers, employees, partners, managers, members or stockholders in connection with this Agreement or the transactions contemplated hereby.

     8.05 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each corporation which is a party to this Agreement shall take all such necessary action.

     8.06 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, effective when delivered, or by express courier service, effective one business day after delivery to such courier, or by registered or certified mail (postage prepaid and return receipt requested), effective when received or three business days after the mailing, whichever occurs first, or by telecopy, effective when transmitted and a confirmation is received, provided the same is on a business day, and, if not, on the next business day, to the parties at the following addresses (or at such other address for a party or to such other person's attention as shall be specified by like notice):

     (a) If to Buyer, LOL Subsidiary or Acquisition, to it c/o:

         Land O'Lakes, Inc.
       4001 Lexington Avenue North
       Arden Hills, Minnesota 55112
       Attention: President
       Fax No.: (651) 481-2190

     with a copy to:

         John W. Curran
       Associate General Counsel, Law Department
       Land O'Lakes, Inc.
       4001 Lexington Avenue North
       Arden Hills, Minnesota 55112
       Fax No.: (651) 481-2832

     and

         Faegre & Benson LLP
       2200 Wells Fargo Center
       90 South Seventh Street
       Minneapolis, Minnesota 55402
       Attention: Philip S. Garon
       Fax No.: (612) 766-1600

     (b) If to the Company, to it at:

         Purina Mills, Inc.
       1401 South Hanley Road
       St. Louis, Missouri 63144
       Attention: Brad J. Kerbs
       Fax No.: (314)768-4188

     with a copy to:

         Jones, Day, Reavis & Pogue
       901 Lakeside Avenue
       Cleveland, Ohio 44114
       Attention: Sean M. McAvoy
       Fax No.: (216) 579-0212

     8.07 Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties (except that LOL Subsidiary or Acquisition may assign to any other direct or indirect wholly-owned subsidiary of Buyer any and all rights and obligations of LOL Subsidiary or Acquisition under this Agreement, provided that any such assignment will not relieve Buyer from any of its obligations under this Agreement), and, except as expressly set forth in Article I hereof, or in
Section 7.01, 7.02 or 7.03 hereof with respect to Indemnified Parties, this Agreement is not intended to confer upon any person except the parties hereto any rights or remedies hereunder.

     8.08 Interpretation. As used in this Agreement, unless otherwise expressly defined herein, (a) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an incorporated organization and a government or any department or agency thereof; (b) the term "affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act; (c) the term "subsidiary" of any specified corporation shall mean any corporation or other entity of which the outstanding securities having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such specified corporation; (d) the term "wholly-owned subsidiary" of any specified corporation shall mean any subsidiary of such specified corporation all of the outstanding capital stock or other equity securities of which are directly or indirectly owned by such specified corporation; (e) the term "business day" shall mean any day other than a Saturday, Sunday or a day which is a statutory holiday under the laws of the United States; and (f) the term "knowledge" or any similar term shall mean the actual knowledge, after due inquiry, of any one or more of the directors of the Company or any of its subsidiaries or any of the employees of the Company or any of its subsidiaries listed in Section 8.08 of the Disclosure Schedule.

     8.09 Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict of laws rules.

     8.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8.11 Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, and are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

     8.12 Entire Agreement. This Agreement, including the exhibits hereto and the documents and instruments referred to herein, together with the Confidentiality Agreement, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or in the Confidentiality Agreement, in respect of such subject matter. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter, except for the Confidentiality Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers on the date first above written.

                                          PURINA MILLS, INC.

                                          By /s/ Brad J. Kerbs
                                            ------------------------------------
                                             Its President and Chief Executive
                                             (the Company)

                                          LAND O'LAKES, INC.

                                          By /s/ John E. Gherty
                                            ------------------------------------
                                             Its President and Chief Executive
                                             Officer
                                             (Buyer)

                                          LOL HOLDINGS II, INC.

                                          By /s/ Daniel Knutson
                                            ------------------------------------
                                             Its Treasurer
                                             (LOL Subsidiary)

                                          LOL HOLDINGS III, INC.

                                          By /s/ Daniel Knutson
                                            ------------------------------------
                                             Its Treasurer
                                             (Acquisition)

                                                                         ANNEX B

                        OPINION OF GOLDMAN, SACHS & CO.
--------------------------------------------------------------------------------

     Goldman, Sachs & Co. 85 Broad Street New York, New York 10004
     Tel: 212-902-1000

                                                                         GOLDMAN
                                                                           SACHS
--------------------------------------------------------------------------------

PERSONAL AND CONFIDENTIAL
June 17, 2001

Board of Directors
Purina Mills, Inc.
1401 South Hanley Road
St. Louis, Missouri 63144

Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Purina Mills, Inc. (the "Company") of the $23.00 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of June 17, 2001, among Land O'Lakes, Inc. ("Buyer"), LOL Holdings II, Inc., a wholly-owned subsidiary of Buyer, LOL Holdings III, Inc., a wholly-owned subsidiary of LOL Holdings II, Inc., and the Company (the "Agreement").

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Robert F. Cummings, Jr., an Advisory Director of Goldman, Sachs & Co., is a director of the Company. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company for its own account and for the accounts of customers. Goldman, Sachs & Co. may provide investment banking services to Buyer and its subsidiaries in the future.

     In connection with this opinion, we have reviewed, among other things, the Agreement; the Annual Report to Stockholders and Annual Report on Form 10-K of the Company for the year ended December 31, 2000; the Registration Statement on Form 10/A, dated May 18, 2000, of the Company relating to the registration of the Shares pursuant to Section 12(g) of the Securities Exchange Act of 1934; the Registration Statement on Form S-4, dated May 28, 1998, including the prospectus contained therein, of a predecessor of the Company, relating to the exchange offer for $350,000,000 aggregate principal amount of 9% Senior Subordinated Notes due 2010 of such predecessor; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding their assessment of its past and current business operations, financial condition and future prospects. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the animal feed industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

     We have relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with the Company. The opinion expressed herein is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the $23.00 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
---------------------------
(Goldman, Sachs & Co.)

                                                                         ANNEX C

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

                             262. APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no dissenters' rights of appraisal shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                               PURINA MILLS, INC.

                        SPECIAL MEETING OF STOCKHOLDERS
                          WEDNESDAY, SEPTEMBER 5, 2001
                                 11:00 A.M. CDT
                             1401 SOUTH HANLEY ROAD
                                  _____________
                            ST. LOUIS, MISSOURI 63144


[PURINA MILLS, INC. LOGO] PURINA MILLS, INC.
1401 SOUTH HANLEY ROAD ST. LOUIS, MISSOURI 63144                           PROXY
--------------------------------------------------------------------------------
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE SPECIAL MEETING ON SEPTEMBER 5, 2001.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ITEMS 1 AND 2.

By signing the proxy, you revoke all prior proxies and appoint Brad J. Kerbs and Darrell D. Swank, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Special Meeting and all adjournments or postponements of the Special Meeting.

                      See reverse for voting instructions.

                                                            COMPANY #
                                                            CONTROL #

THERE ARE TWO WAYS TO VOTE YOUR PROXY

YOUR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

 VOTE BY PHONE -- TOLL FREE -- 1-800-240-6326 -- QUICK *** EASY *** IMMEDIATE

- Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week until 12:00 p.m. CDT on Sept. 4, 2001.

- You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.

-        Follow the simple instructions the Voice provides you.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to PURINA MILLS, INC., c/o Shareowner Services(SM), P.O. Box 64873, St. Paul, MN 55164-0873.



          RETAIN THIS PROXY CARD STUB IF YOU PLAN ON ATTENDING THE SPE-CIAL MEETING. YOU WILL BE ASKED TO PRESENT THIS STUB TO GAIN
                       ADMITTANCE TO THE SPECIAL MEETING.



            IF YOU VOTE BY PHONE, PLEASE DO NOT MAIL YOUR PROXY CARD
                             - Please detach here -



           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1. Approval and adoption of the Merger Agreement, including the merger in accordance with the Merger Agreement, providing for the merger of Purina Mills, Inc. with LOL Holdings III, Inc., an indirect wholly owned subsidiary of Land O'Lakes, Inc.

                  [ ]   For     [ ]   Against     [ ]   Abstain

2. In their discretion, to vote upon such other business as may properly come before the special meeting.

                  [ ]   For     [ ]   Against     [ ]   Abstain


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change?  Mark Box  [ ]
Indicate changes below:
                                       Date   _________________________________


                                       ________________________________________
                                       Signature(s) in Box

                                       Please sign exactly as your name(s)
                                       appear on Proxy. If held in joint
                                       tenancy, all persons must sign.
                                       Trustees, administrators, etc., should
                                       include title and authority.
                                       Corporations should provide full name of corporation and title of authorized officer signing the proxy.